                                                                 EXHIBIT (c)(11)

GREENSPOINT APARTMENTS
4202 East Cactus Road
Phoenix, Maricopa County, Arizona
CBRE File No. 05-271PH-0651

                                                              COMPLETE APPRAISAL
[PICTURE]                                                  SELF CONTAINED REPORT

PREPARED FOR:

Mr. Jason Tessler
ING LIFE INSURANCE AND ANNUITY COMPANY
5780 Powers Ferry Road, NW, Suite 300
Atlanta, GA 30327-4349

VALUATION & ADVISORY SERVICES                                        CBRE
                                                                CB RICHARD ELLIS

                                                                       CBRE
                                                                CB RICHARD ELLIS

                                                        2415 East Camelback Road
                                                               Phoenix, AZ 85016

                                                                 T(602) 735-5649
                                                                 F(602) 735-5613

                                                                    www.cbre.com

April 25, 2005

Mr. Jason Tessler
ING LIFE INSURANCE AND ANNUITY COMPANY
5780 Powers Ferry Road, NW, Suite 300
Atlanta, GA  30327-4349

RE:  Appraisal of Greenspoint Apartments
     4202 East Cactus Road
     Phoenix, Maricopa County, Arizona
     CBRE File No 05-271PH-0651

Dear Mr. Tessler:

At the request of Renee Heslep of Johnson Capital, CBRE has prepared a Complete Appraisal of the market value of the referenced property and presented our analysis in the following Self Contained Appraisal Report.

The subject is a 336 -unit garden-style apartment property built in 1985 and situated on a 9.256-acre site in Phoenix, Maricopa County, Arizona. Currently the facility is 95.8% occupied and in average condition. The subject is more fully described, legally and physically within the enclosed report.

Data, information, and calculations leading to the value conclusion are incorporated in the report following this letter. The report, in its entirety, including all assumptions and limiting conditions, is an integral part of, and inseparable from, this letter.

Based on the analysis contained in the following report, the market value of the subject is concluded as follows:

                            MARKET VALUE CONCLUSION

APPRAISAL PREMISE    INTEREST APPRAISED      EXPOSURE      DATE OF VALUE     VALUE CONCLUSION
-----------------    ------------------   --------------   --------------    ----------------
    As is            Fee Simple Estate    6 to 12 months   April 18, 2005      $17,600,000

Compiled by CBRE

The following appraisal sets forth the most pertinent data gathered, the techniques employed, and the reasoning leading to the opinion of value. The analyses, opinions and conclusions were developed based on, and this report has been prepared in conformance with, our interpretation of the guidelines and recommendations set forth in the Uniform Standards of Professional Appraisal Practice (USPAP), the requirements of the Code of Professional Ethics and Standards of Professional Appraisal Practice of the Appraisal Institute, the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (FIRREA), Title XI Regulations and ING Life Insurance and Annuity Company's appraisal standards.

Mr.Jason Tesser
April 25, 2005
Page 2

The report is for the sole use of the client; however, client may provide only complete, final copies of the appraisal report in its entirety (but not component parts) to third parties who shall review such reports in connection with loan underwriting or securitization efforts. Appraiser is not required to explain or testify as to appraisal results other than to respond to the client for routine and customary questions. Please note that our consent to allow an appraisal report prepared by CBRE or portions of such report, to become part of or be referenced in any public offering, the granting of such consent will be at our sole discretion and, if given, will be on condition that we will be provided with an Indemnification Agreement and/or Non-Reliance letter, in a form and content satisfactory to us, by a party satisfactory to us. We do consent to your submission of the reports to rating agencies, loan participants or your auditors in its entirety (but not component parts) without the need to provide us with an Indemnification Agreement and/or Non-Reliance letter.

It has been a pleasure to assist you in this assignment. If you have any questions concerning the analysis, or if CBRE can be of further service, please contact us.

Respectfully submitted,

CBRE - VALUATION & ADVISORY SERVICES

William J. Davis                         J. Scott Prosch, MAI
Vice President                           Senior Managing Director Intermountain
Arizona Certified General Real Estate    Region
Appraiser No. 30784                      Arizona Certified General Real Estate
                                         Appraiser No. 30880
Phone: 602-735-5649
Fax: 602-735-5613                        Phone: 602-735-5681
Email: jim.davis@cbre.com                Fax: 602-735-5613
                                         Email: scott.prosch@cbre.com

GREENSPOINT APARTMENTS                            CERTIFICATION OF THE APPRAISAL

                         CERTIFICATION OF THE APPRAISAL

We certify to the best of our knowledge and belief:

1.  The statements of fact contained in this report are true and correct.

2. The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions and are our personal, impartial and unbiased professional analyses, opinions, and conclusions.

3. We have no present or prospective interest in or bias with respect to the property that is the subject of this report and have no personal interest in or bias with respect to the parties involved with this assignment.

4. Our engagement in this assignment was not contingent upon developing or reporting predetermined results.

5. Our compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

6. This appraisal assignment was not based upon a requested minimum valuation, a specific valuation, or the approval of a loan.

7. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of The Appraisal Foundation and the requirements of the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute, as well as the requirements of the State of Arizona relating to review by its duly authorized representatives. This report also conforms to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (FIRREA).

8. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

9. William J. Davis has not and J. Scott Prosch, MAI has completed the requirements of the continuing education program of the Appraisal Institute.

10. William J. Davis has and J. Scott Prosch, MAI has not made a personal inspection of the property that is the subject of this report.

11. Todd Lamb provided significant real property appraisal assistance to the persons signing this report. Mr. Fournier prepared the draft appraisal.

12. William J. Davis and J. Scott Prosch, MAI have extensive experience in the appraisal/review of similar property types.

13. William J. Davis and J. Scott Prosch, MAI are currently certified in the state where the subject is located.

14. Valuation & Advisory Services operates as an independent economic entity within CBRE. Although employees of other CBRE divisions may be contacted as a part of our routine market research investigations, absolute client confidentiality and privacy are maintained at all times with regard to this assignment without conflict of interest.

-------------------------------   ----------------------------------------------
William J. Davis                   J. Scott Prosch, MAI
Vice President                     Senior Managing Director Intermountain Region
Arizona Certified General Real     Arizona Certified General Real Estate
Estate Appraiser No. 30784         Appraiser No. 30880

GREENSPOINT APARTMENTS                                       SUBJECT PHOTOGRAPHS

                               SUBJECT PHOTOGRAPHS

                                   [PICTURE]

                           STREET VIEW OF THE SUBJECT

                                    [PICTURE]

                              POOL VIEW OF SUBJECT

GREENSPOINT APARTMENTS                                  SUMMARY OF SALIENT FACTS

                            SUMMARY OF SALIENT FACTS

PROPERTY NAME                                   Greenspoint Apartments

LOCATION                                        4202 East Cactus Road,
                                                Phoenix, Arizona

ASSESSOR'S PARCEL NUMBER                        167-27-001W

HIGHEST AND BEST USE

 As Though Vacant                               Multi-family residential development
 As Improved                                    Continued multi-family use

PROPERTY RIGHTS APPRAISED                       Fee Simple Estate

LAND AREA                                       9.26 AC                                403,191 SF

IMPROVEMENTS

 Property Type                                  Apartment
 Number of Buildings                            14
 Number of Stories                              3
 Gross Building Area                            280,559 SF
 Net Rentable Area                              278,064 SF
 Number of Units                                336
 Average Unit Size                              828 SF
 Year Built                                     1985
 Condition                                      Average

ESTIMATED EXPOSURE TIME                         6 to 12 months

FINANCIAL INDICATORS

 Current Occupancy                              95.8%
 Stabilized Occupancy                           87.0%
 Overall Capitalization Rate                    6.25%
 Discount Rate                                  9.00%
 Terminal Capitalization Rate                   7.00%

                                                   TOTAL         PER UNIT
                                                -----------      --------
PRO FORMA OPERATING DATA

 Effective Gross Income                         $ 2,432,122      $  7,238
 Operating Expenses                             $ 1,334,519      $  3,972
 Expense Ratio                                        54.87%
 Net Operating Income                           $ 1,097,602      $  3,267

GREENSPOINT APARTMENTS                                  SUMMARY OF SALIENT FACTS

                                                   TOTAL         PER UNIT
                                                -----------      --------
VALUATION

 Land Value                                     $ 2,800,000      $  8,333
 Cost Approach                                  $18,000,000      $ 53,571
 Sales Comparison Approach                      $17,500,000      $ 52,083
 Income Capitalization Approach                 $17,600,000      $ 52,381

                             CONCLUDED MARKET VALUE

APPRAISAL PREMISE   INTEREST APPRAISED    DATE OF VALUE      VALUE
-----------------   ------------------   --------------   ------------
     As Is          Fee Simple Estate    April 18, 2005   $ 17,600,000

Compiled by CBRE

SPECIAL ASSUMPTIONS

None noted.

GREENSPOINT APARTMENTS                                         TABLE OF CONTENTS

                                TABLE OF CONTENTS

CERTIFICATION OF THE APPRAISAL..................................................        i

SUBJECT PHOTOGRAPHS.............................................................       ii

SUMMARY OF SALIENT FACTS........................................................      iii

TABLE OF CONTENTS...............................................................        V

INTRODUCTION....................................................................        1

AREA ANALYSIS...................................................................        5

NEIGHBORHOOD ANALYSIS...........................................................       19

MARKET ANALYSIS.................................................................       25

SITE ANALYSIS...................................................................       40

IMPROVEMENT ANALYSIS............................................................       44

ZONING..........................................................................       50

TAX AND ASSESSMENT DATA.........................................................       52

HIGHEST AND BEST USE............................................................       54

APPRAISAL METHODOLOGY...........................................................       57

SALES COMPARISON APPROACH.......................................................       67

INCOME CAPITALIZATION APPROACH..................................................       75

RECONCILIATION OF VALUE.........................................................      103

ASSUMPTIONS AND LIMITING CONDITIONS.............................................      105

ADDENDA

A   Glossary of Terms
B   Additional Photographs
C   Comparable Land Sales
D   Improved Comparable Sales
E   Rent Comparables
F   Operating Data
G   Legal Description
H   Engagement Letter
I   Miscellaneous Exhibits
J   Qualifications

GREENSPOINT APARTMENTS                                              INTRODUCTION

                                  INTRODUCTION

PROPERTY IDENTIFICATION

The subject is a 336 -unit garden-style apartment property built in 1985 and situated on a 9.256-acre site in Phoenix, Maricopa County, Arizona. Currently the facility is 95.8% occupied. Known as Greenspoint, the subject is located in north-Phoenix near Paradise Valley Mall. The unit mix includes one and two-bedroom units and there are 10 three-story apartment buildings. Common amenities include a pool, clubhouse, fitness center, men's and women's saunas, security access gate, covered parking, and open green areas. Units have patios and balconies, full size washers and dryers, and microwaves. Select units have raised ceilings and wood burning fireplaces (168 total). The subject is more fully described, legally and physically within the enclosed report.

OWNERSHIP AND PROPERTY HISTORY

Title to the property is currently vested in the name of Century Properties Fund XIX, who acquired title to the property in 1995. There have been no other ownership transfer of the property since then. The subject is not currently listed for sale.

RELEVANT DATES

The following table illustrates the various dates associated with the valuation of the subject property:

                                 RELEVANT DATES

Date of Report:                          April 25, 2005
Date of Inspection:                      April 18, 2005
Date of Value
  As Is:                                 April 18, 2005

Compiled by CBRE

PURPOSE OF THE APPRAISAL

The purpose of this appraisal is to estimate the market value of the subject property. The current economic definition agreed upon by agencies that regulate federal financial institutions in the U.S. (and used herein) is as follows:

The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

1.  buyer and seller are typically motivated;

GREENSPOINT APARTMENTS                                              INTRODUCTION

2. both parties are well informed or well advised, and acting in what they consider their own best interests;

3.  a reasonable time is allowed for exposure in the open market;

4. payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

5. the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale. (1)

PREMISE OF THE APPRAISAL

The premise of this appraisal valuation is "as is" on the date of value.

TERMS AND DEFINITIONS

The Glossary of Terms in the Addenda provides definitions for terms that are, and may be used in this appraisal.

INTENDED USE AND USER OF REPORT

This appraisal is to be used for mortgage underwriting decisions by the client, ING Life Insurance and Annuity Company.

PROPERTY RIGHTS APPRAISED

The interest appraised represents the fee simple estate.

SCOPE OF WORK

The scope of the assignment relates to the extent and manner in which research is conducted, data is gathered and analysis is applied, all based upon the purpose of the appraisal and its intended use, as previously outlined.

CBRE completed the following steps for this assignment:

1. physically identified and inspected both the interior and exterior of the subject property, as well as its surrounding environs; identified and considered those characteristics that may have a legal, economic or physical impact on the subject;

2. physically inspected the micro and/or macro market environments with respect to physical and economic factors relevant to the valuation process; expanded this knowledge through interviews with regional and/or local market participants, available published data and other various resources;

----------
(1) Appraisal Standards Board of The Appraisal Foundation, Uniform Standards of Professional Appraisal Practice, 2003 ed. (Washington, DC: The Appraisal Foundation, 2003), 219; Appraisal Institute, The Dictionary of Real Estate Appraisal, 4th ed. (Chicago: Appraisal Institute, 2002), 177-178. This definition is also compatible with the OTS, OCC, RTC, FDIC, FRS and NCUA definitions of market value.

GREENSPOINT APARTMENTS                                              INTRODUCTION

3. conducted regional and/or local research with respect to applicable tax data, zoning requirements, flood zone status, demographics, income and expense data, and comparable listing, sale and rental information;

4. analyzed the data gathered through the use of appropriate and accepted appraisal methodology to arrive at a probable value indication via each applicable approach to value;

5. correlated and reconciled the results into a reasonable and defensible value conclusion, as defined herein; and

6. estimated a reasonable exposure time and marketing time associated with the value estimate presented.

To develop the opinion of value, CBRE performed a Complete Appraisal as defined by the Uniform Standards of Professional Appraisal Practice (USPAP). This means that no departures from Standard 1 were invoked. In this Complete Appraisal, CBRE used all appropriate approaches to value. Furthermore, the value conclusion reflects all known information about the subject, market conditions, and available data.

This appraisal of the subject has been presented in the form of a Self-Contained Appraisal Report, which is intended to comply with the reporting requirements set forth under Standards Rule 2-2(a) of the USPAP. That is, this report incorporates, to the fullest extent possible, practical explanation of the data, reasoning and analysis that were used to develop the opinion of value. This report also includes thorough descriptions of the subject and the market for the property type.

SPECIAL APPRAISAL INSTRUCTIONS

There have been no special appraisal instructions for this assignment.

EXPOSURE/MARKETING TIME

Current appraisal guidelines require an estimate of a reasonable time period in which the subject property could be brought to market and sold. This reasonable time frame can either be examined historically or prospectively. In a historic analysis, this is referred to as exposure time. Exposure time always precedes the date of value, with the underlying premise being the time a property would have been on the market prior to the date of value, such that it would sell at its appraised value as of the date of value. On a prospective basis, the term marketing time is most often used. The exposure/marketing time is a function of price, time, and use. It is not an isolated estimate of time alone. It is different for various types of real estate and under various market conditions.

A discussion of an appropriate exposure/marketing time estimate for the subject property is presented in the following sections.

In consideration of these factors, we have analyzed the following:

      -     exposure periods for comparable sales used in this appraisal;

      - marketing time information from the CB Richard Ellis, Inc. National Investor Survey; and

GREENSPOINT APARTMENTS                                              INTRODUCTION

      -     the opinions of market participants.

The following table presents the information derived from these sources.

                            EXPOSURE TIME INFORMATION

                                  Exposure Time (Months)
Investment Type                      Range        Average
---------------                  -------------    --------
Comparable Sales Data            1.0   -   6.0      3.0
Apartments
  Class A                        1.0   -   9.0      4.1
  Class B                        1.0   -   6.0      3.7
  Class C                        3.0   -  12.0      7.2
CBRE ESTIMATE                          6 to 12 MONTHS

Source: CBRE National Investor Survey

In general, the improved sales indicate exposure times in the lower to middle portion of the range indicated by the investor survey. In addition to the sales and survey data, we have also reviewed the assumptions and conclusions reached in the Valuation section of this report, particularly the income estimates and rates of return. Based on these analyses, we have concluded an exposure/marketing time of 6 to 12 months would be considered reasonable for the subject property.

This exposure/marketing time reflects current economic conditions, current real estate investment market conditions, the terms and availability of financing for real estate acquisitions, and property and market-specific factors. It assumes that the subject property is (or has been) actively and professionally marketed. The marketing/exposure time would apply to all valuation premises included in this report.

GREENSPOINT APARTMENTS                                             AREA ANALYSIS

                                 AREA ANALYSIS

                                     [MAP]

LOCATION

The subject is located in Phoenix, within the Phoenix-Mesa metropolitan statistical area (MSA). The MSA, located entirely within two counties, Maricopa and Pinal, includes the state capital and the state's largest city, Phoenix.

POPULATION

The following table shows changes in population from the 1990 and 2000 censuses, estimates for the current year, and forward projections for the MSA. As these data demonstrate, there has been a significant increase in the area population during the last two decades and that growth is projected to continue into the foreseeable future.

GREENSPOINT APARTMENTS                                             AREA ANALYSIS

                                    POPULATION OF PHOENIX-MESA MSA BY CITY/TOWN

                                                                        1990-2000       2000-2004       2004-2009        2004
                        1990        2000        2004        2009        Compound        Compound        Compound      Percentage
     City/Town         Census      Census     Estimate   Projection   Annual Growth   Annual Growth   Annual Growth     of MSA
     ---------       ---------   ---------   ---------   ----------   -------------   -------------   -------------   ----------
Apache Junction **      18,981      31,851      34,017       37,053        5.3%           1.7%             1.7%           0.9%
Avondale                18,393      35,897      59,379       83,809        6.9%          13.4%             7.1%           1.6%
Buckeye                  4,939       6,537       6,572        6,649        2.8%           0.1%             0.2%           0.2%
Carefree                 1,514       2,927       3,493        4,229        6.8%           4.5%             3.9%           0.1%
Cave Creek               2,060       3,728       4,056        4,498        6.1%           2.1%             2.1%           0.1%
Chandler                91,281     176,502     217,693      266,771        6.8%           5.4%             4.1%           6.0%
El Mirage                5,050       7,609      19,426       29,761        4.2%          26.4%             8.9%           0.5%
Fountain Hills          10,016      20,235      22,862       26,365        7.3%           3.1%             2.9%           0.6%
Gila Bend                1,800       1,980       1,886        1,834        1.0%          -1.2%            -0.6%           0.1%
Gilbert                 33,357     109,750     152,082      201,934       12.6%           8.5%             5.8%           4.2%
Glendale               151,698     218,973     234,410      256,766        3.7%           1.7%             1.8%           6.4%
Gold Camp *              2,107       6,028       8,086       10,566       11.1%           7.6%             5.5%           0.2%
Goodyear                 6,298      18,875      32,516       46,345       11.6%          14.6%             7.3%           0.9%
Guadalupe                5,458       5,228       5,172        5,205       -0.4%          -0.3%             0.1%           0.1%
Litchfield Park          3,303       3,810       3,909        4,076        1.4%           0.6%             0.8%           0.1%
Maricopa *                 665       1,040       1,401        1,822        4.6%           7.7%             5.4%           0.0%
Mesa                   294,715     396,330     439,842      495,541        3.0%           2.6%             2.4%          12.0%
New River                4,056      10,740      16,454       22,508       10.2%          11.3%             6.5%           0.5%
Paradise Valley         11,931      13,663      14,176       15,075        1.4%           0.9%             1.2%           0.4%
Peoria                  51,991     108,357     131,149      159,055        7.6%           4.9%             3.9%           3.6%
Phoenix                989,709   1,320,896   1,398,726    1,515,160        2.9%           1.4%             1.6%          38.3%
Queen Creek **           2,414       4,314       6,171        8,417        6.0%           9.4%             6.4%           0.2%
Rio Verde                  454       1,419       1,638        1,908       12.1%           3.7%             3.1%           0.0%
Scottsdale             131,271     202,705     223,458      251,715        4.4%           2.5%             2.4%           6.1%
Sun City                36,844      38,289      35,254       32,629        0.4%          -2.0%            -1.5%           1.0%
Sun City West           16,519      26,343      25,137       24,197        4.8%          -1.2%            -0.8%           0.7%
Sun Lakes                7,361      11,943      11,985       12,218        5.0%           0.1%             0.4%           0.3%
Surprise                 7,954      30,868      54,170       77,066       14.5%          15.1%             7.3%           1.5%
Tempe                  142,495     158,625     159,817      164,099        1.1%           0.2%             0.5%           4.4%
Tolleson                 4,437       4,974       5,122        5,400        1.1%           0.7%             1.1%           0.1%
Wickenburg               4,573       5,082       5,064        5,202        1.1%          -0.1%             0.5%           0.1%
Youngtown                2,557       3,010       3,007        3,063        1.6%           0.0%             0.4%           0.1%
Other                  172,263     263,334     315,861      376,787        4.3%           4.7%             3.6%           8.6%
                     ---------   ---------   ---------    ---------       ----           ----             ----          -----
Total MSA            2,238,464   3,251,862   3,653,991    4,157,723        3.8%           3.0%             2.6%         100.0%
                     ---------   ---------   ---------    ---------       ----           ----             ----          -----

* Pinal County, ** partially Pinal County, otherwise Maricopa County
Source: Claritas, Inc.
Compiled by: CB Richard Ellis

The State of Arizona is projected to gain over 690,000 new residents over the next five years, or more than 135,000 residents per year. Of this amount, 73% (500,000 total) of the forecast growth is projected to occur in the Phoenix-Mesa MSA. Water availability and employment issues are driving this growth in the Phoenix area, where approximately 65% of the state's inhabitants reside.

The following list provides comparative population gain for the top 10 MSAs. Phoenix-Mesa has consistently ranked among the top 10.

GREENSPOINT APARTMENTS                                             AREA ANALYSIS

                POPULATION GROWTH IN SELECTED METROPOLITAN AREAS

Rank      Metropolitan Statistical Area       1990 Census    2000 Census      Change     % Gain
----   -----------------------------------    -----------    -----------    ---------    ------
  1    Las Vegas-Paradise, NV                    741,459      1,375,765       634,306     85.5%
  2    Austin-Round Rock, TX                     846,227      1,249,763       403,536     47.7%
  3    Raleigh -Cary, NC                         541,100        797,071       255,971     47.3%
  4    Phoenix-Mesa-Scottsdale, AZ             2,238,480      3,251,876     1,013,396     45.3%
  5    Atlanta-Sandy Springs-Marietta, GA      3,069,425      4,247,981     1,178,556     38.4%
  6    Orlando, FL                             1,224,852      1,644,561       419,709     34.3%
  7    Denver-Aurora, CO                       1,666,883      2,179,240       512,357     30.7%
  8    Charlotte-Gastonia-Concord, NC-SC       1,024,643      1,330,448       305,805     29.8%
  9    Dallas-Fort Worth-Arlington, TX         3,989,294      5,161,544     1,172,250     29.4%
 10    Portland-Vancouver-Beaverton, OR-WA     1,523,741      1,927,881       404,140     26.5%

Population growth for 81 metroplitan areas with total population exceeding 500,000, ranked by percent change, based on total population estimates for 1990 to 2000.

Source: US Census Bureau
Compiled by: CB Richard Ellis

Although Phoenix-Mesa ranks below its close neighbor Las Vegas-Paradise in percentage gain, Phoenix-Mesa surpasses Las Vegas-Paradise by a large margin in net population gain. The overall percentage gain for all metropolitan markets is 14.0%, representing the addition of approximately 28.6 million people in metropolitan areas.

HOUSEHOLDS

The following table shows changes in demographic statistics by household based on the 2000 Census.

GREENSPOINT APARTMENTS                                             AREA ANALYSIS

                      MSA HOUSEHOLD PROFILES BY CITY/TOWN

                                    Households                       Housing                       Income
                       ------------------------------------    -------------------    ---------------------------------
                          2000        2004         2009         Owner      Persons     Median       Average      Per
    City/Town            Census     Estimate     Projection    Occupied    per HH     Household    Household    Capita
------------------     ---------    ---------    ----------    --------    -------    ---------    ---------    -------
Apache Junction **        13,795       14,782        16,153      81.9%       2.28     $  34,712    $  41,300    $18,231
Avondale                  10,642       17,569        24,430      81.6%       3.36     $  58,191    $  67,994    $20,214
Buckeye                    2,158        2,144         2,134      64.3%       3.08     $  39,667    $  50,171    $16,110
Carefree                   1,388        1,638         1,949      87.9%       2.11     $  90,008    $ 147,690    $69,540
Cave Creek                 1,571        1,683         1,828      84.9%       2.46     $  85,734    $ 114,321    $46,878
Chandler                  62,353       76,983        94,359      74.3%       2.81     $  64,561    $  76,855    $27,310
El Mirage                  2,121        5,425         8,441      71.4%       3.62     $  41,141    $  45,703    $12,604
Fountain Hills             8,653        9,961        11,726      83.6%       2.29     $  65,899    $  85,041    $37,071
Gila Bend                    659          623           598      61.0%       3.09     $  28,638    $  35,404    $11,466
Gilbert                   35,416       49,021        65,018      85.4%       3.11     $  78,610    $  90,502    $29,114
Glendale                  75,776       80,766        87,803      65.3%       2.87     $  48,488    $  60,238    $21,010
Gold Camp *                2,785        3,796         5,072      65.0%       2.27     $  70,815    $  87,152    $38,206
Goodyear                   6,169       10,812        15,909      86.4%       2.69     $  63,947    $  78,106    $26,354
Guadalupe                  1,110        1,092         1,092      69.0%       4.73     $  32,622    $  41,774    $ 8,868
Litchfield Park            1,508        1,566         1,650      87.2%       2.48     $  77,108    $ 103,184    $41,440
Maricopa *                   292          396           523      75.3%       3.11     $  40,971    $  46,675    $14,861
Mesa                     146,637      162,513       182,271      67.9%       2.68     $  46,780    $  59,070    $22,010
New River                  3,921        5,899         7,879      92.6%       2.78     $  78,281    $  87,517    $31,655
Paradise Valley            5,034        5,178         5,440      96.6%       2.71     $ 159,358    $ 221,212    $81,456
Peoria                    39,181       47,147        56,877      85.9%       2.74     $  60,229    $  70,953    $25,849
Phoenix                  465,762      491,643       528,687      60.8%       2.79     $  44,429    $  61,770    $21,991
Queen Creek **             1,217        1,730         2,332      89.4%       3.56     $  70,335    $  83,605    $23,449
Rio Verde                    761          860           976      96.2%       2.09     $  83,735    $ 118,141    $56,601
Scottsdale                90,669      100,626       113,803      70.2%       2.21     $  62,847    $  94,952    $42,936
Sun City                  23,478       21,742        20,071      87.6%       1.60     $  33,710    $  43,479    $26,964
Sun City West             14,996       14,534        14,183      95.3%       1.74     $  44,980    $  59,092    $33,735
Sun Lakes                  6,688        6,836         7,106      96.1%       1.79     $  48,417    $  66,642    $37,123
Surprise                  12,495       22,438        32,462      90.1%       2.39     $  53,200    $  63,063    $26,342
Tempe                     63,602       64,931        67,194      50.7%       2.38     $  45,205    $  59,869    $24,591
Tolleson                   1,432        1,494         1,597      65.7%       3.43     $  42,687    $  50,891    $14,838
Wickenburg                 2,341        2,340         2,406      63.6%       2.22     $  33,742    $  45,406    $20,625
Youngtown                  1,641        1,633         1,637      63.6%       1.77     $  23,674    $  31,222    $17,712
Other                     87,994      104,407       123,894      95.5%       2.52           N/A    $  56,924    $19,570
                       ---------    ---------     ---------      ----        ----     ---------    ---------    -------
Total MSA              1,194,245    1,334,208     1,507,500      69.2%       2.66     $  49,478    $  66,405    $24,499
                       ---------    ---------     ---------      ----        ----     ---------    ---------    -------

* Pinal County, ** partially Pinal County, otherwise Maricopa County
Source: Claritas, Inc.
Compiled by: CB Richard Ellis

ECONOMIC BASE

Maricopa County's economy is built on a base of activities including manufacturing, government, regional hub activities, travel and tourism, services and construction. Each of these five components of the economic base react differently to economic cycles. Mining and agriculture are also significant economic contributors, although they no longer hold their historically dominant positions. Maricopa County is the largest producer of crops and livestock in the state and places high among all counties in the nation in terms of the cash value of its agricultural products.

GREENSPOINT APARTMENTS                                             AREA ANALYSIS

EMPLOYMENT

The following chart represents the diversity of Phoenix-Mesa's economic base.

                 2004 PHOENIX-MESA NON-FARM EMPLOYMENT BY SECTOR

Other Service  Providing                    24%

Good Producing                              16%

Government                                  13%

Trade, Transportation & Utilities           21%

Leisure & Hospitality                       10%

Professional & Business Services            16%

Source: University of Arizona 2005/2006 Economic Outlook
Compiled by: CB Richard Ellis

Historically, employment has grown by 174% over the last 20 years in Phoenix, compared with 50% nationally. Arizona was one of the first states to recover all of the jobs that were lost during the 2001 recession. Non-farm employment grew approximately 2.0% in 2004. This is due in part to the fact that Arizona has not experienced the same slowdown in hiring in the retail, education and health and social services sectors that the country has seen as a whole. Retail employment is merely growing at a slower pace than previously, and some of the largest skill shortages in Arizona are for teachers, nurses, medical technologists, and pharmacists. However, telecommunications and manufacturing have continued to struggle. Strong productivity gains, outsourcing, off shoring, and commoditization are blamed for the manufacturing segment's fall of 20% over the last five years.

The following table shows the history and projections for employment in the Phoenix-Mesa MSA, broken down by sector.

GREENSPOINT APARTMENTS                                             AREA ANALYSIS

            PHOENIX-MESA NON-FARM EMPLOYMENT HISTORY AND PROJECTIONS

           Sector                     2002       2003       2004       2005       2006       2007       2008       2009       2010
           ------                  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Good Producing                       270,500    270,400    271,900    289,100    300,600    302,700    300,700    304,100    310,400
Trade, Transportation & Utilities    326,700    334,300    342,900    342,900    358,000    380,300    389,700    399,800    412,000
Professional & Business Services     254,000    262,000    273,800    291,100    304,500    314,500    322,100    329,200    339,200
Leisure & Hospitality                152,400    155,700    163,300    169,700    173,700    178,100    182,800    188,300    194,300
Government                           211,600    214,700    219,700    224,700    229,500    233,700    237,500    242,200    248,700
Other Service Providing              384,000    401,400    400,100    434,000    446,700    450,000    465,300    479,800    494,600
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Total                              1,599,200  1,638,500  1,671,700  1,751,500  1,813,000  1,859,300  1,898,100  1,943,400  1,999,200
                                   ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

Source; University of Arizona 2005/2006 Economic Outlook
Compiled by: CB Richard Ellis

Note that both the manufacturing and information sectors (of which telecommunications is a part) are expected to grow in 2005. The general forecast is for much stronger growth of 79,800 jobs, or 4.8% in 2005. Professional and business services are expect to post the most new jobs, however the fastest growing major sectors are expected to be construction, professional and business services, and financial activities. All of the major employment categories are projected to post increases over the next year within the Phoenix-Mesa MSA with exception to Trade, Transportation and Utilities, which is expected to remain stagnant. However, that sector too is expected to increase from 2006 onward. There are several large projects that will contribute significantly to future job growth, which include the T-Gen project in Downtown Phoenix, and a possible expansion of Intel in Chandler. The Translational Genomics Research Institute (T-Gen) includes three major Arizona Universities as partners and has a mission of discovering genetic markers of disease and identifying new treatments. Intel Corp., the world's largest semiconductor company, is considering an expansion that could mean up to $5 billion in revenue for the city of Chandler. The company may upgrade one of two existing chip-manufacturing plants and is considering adding another. Corporate officials are eyeing the Ocotillo campus in Chandler as the site for a new manufacturing facility, which would be the third in the complex. Intel already owns more than 700 acres at the Ocotillo complex. About half of the area is still available for construction. A decision on the project could be made by the middle of 2005. If the company decides to go ahead with the expansion, it would take 18 months to two years to complete.

The following chart depicts employment growth history and projections for the Phoenix-Mesa MSA and the State of Arizona through 2010:

GREENSPOINT APARTMENTS                                             AREA ANALYSIS

                            PHOENIX-MESA JOB GROWTH

                     2003      2004      2005      2006      2007      2008      2009      2010
                    ------    ------    ------    ------    ------    ------    ------    ------
[ ] Phoenix-Mesa    39,300    33,200    79,800    61,500    46,300    38,800    45,300    55,800
[ ] Arizona         51,200    41,900    114,20    75,600    52,800    48,000    56,700    70,900

Source: University of Arizona Economic Outlook 2005/2006
Compiled by: CB Richard Ellis

University of Arizona forecasters are projecting average annual growth of nearly 330,000 new jobs in the Phoenix MSA during the 2004 through 2010 forecast period, or 2.6% annually.

The following table summarizes trends in unemployment across the MSA, State, and
Nation:

                            ANNUAL UNEMPLOYMENT RATES

                  MSA            State           USA
                  ---            -----           ---
1995              3.8%            5.1%           5.6%
1996              3.5%            5.5%           5.4%
1997              3.0%            4.6%           5.0%
1998              2.9%            4.1%           4.5%
1999              2.7%            4.4%           4.2%
2000              2.7%            4.0%           4.0%
2001              4.0%            4.7%           4.8%
2002              5.7%            6.2%           5.8%
2003              5.0%            5.6%           6.0%
2004              4.0%            4.8%           5.5%

Source: Arizona Department of Economic Security
Compiled by: CB Richard Ellis

As can be seen from the last 10 years of unemployment data, Phoenix-Mesa consistently outperforms the state of Arizona and the United States in employment rates, despite its fast-paced population growth.

GREENSPOINT APARTMENTS                                             AREA ANALYSIS

                          2005 TOP 10 PRIVATE EMPLOYERS

       Company                  Headquarters      No. of Employees
       -------                  ------------      ----------------
Wal-Mart                             No                19,510
Banner Health Systems                Yes               14,447
Honeywell International              No                12,000
Wells Fargo & Co.                    No                11,000
Raytheon Missile Systems             No                10,530
Basha's Inc.                         Yes                9,646
Albertson's-Osco                     No                 9,500
Intel Corp.                          No                 9,500
Safeway Stores                       No                 9,500
JPMorganChase & Co.                  No                 9,200

Source: The Business Journal, Book of Lists 2005

The greater Phoenix area is a $50 billion marketplace driven by technology. World-leading companies such as Intel, Avnet, Motorola, AlliedSignal, Honeywell and Boeing Company have chosen Phoenix for their corporate or regional headquarters. Industry giants such as American Express, Phelps Dodge, Sumitomo Sitix, Prudential, Charles Schwab and Mayo Clinic have major operations in Phoenix.

REAL ESTATE TRENDS

The following table presents 10-year trends in rental rates and vacancy within the major non-residential real estate categories across the MSA:

                      HISTORICAL RENTAL AND VACANCY RATES

Period          Office             Industrial             Retail               Apartment
 (4Q)     Rent/SF   Vacancy    Rent/SF   Vacancy    Rent/SF   Vacancy    Rent/Unit   Vacancy
------    -------   -------    -------   -------    -------   -------    ---------   -------
 1995     $ 14.64    11.71%    $  0.52     6.64%    $ 10.27    8.70%       $ 545        4%
 1996     $ 15.61     9.51%    $  0.65     5.69%    $ 11.18    7.94%       $ 572        5%
 1997     $ 18.33     9.22%    $  0.70     7.01%    $ 11.64    7.53%       $ 602        5%
 1998     $ 19.20     9.46%    $  0.75     7.08%    $ 12.65    6.28%       $ 628        5%
 1999     $ 20.49     9.97%    $  0.68     8.06%    $ 14.01    5.52%       $ 651        6%
 2000     $ 18.79     9.87%    $  0.60     7.38%    $ 14.98    5.25%       $ 677        7%
 2001     $ 19.66    16.02%    $  0.71     9.84%    $ 15.81    6.59%       $ 688        8%
 2002     $ 19.25    18.82%    $  0.73    10.34%    $ 16.55    7.30%       $ 692        9%
 2003     $ 18.86    18.38%    $  0.72     9.70%    $ 16.86    7.38%       $ 698       10%
 2004     $ 19.50    16.40%    $  0.77     8.53%    $ 17.64    6.05%       $ 705        8%

Sources: CB Richard Ellis, Real Data, Phoenix Metropolitan Housing Study

Vacancy in all categories increased beginning in the mid-1990s. The commercial real estate market in general is moving through an overbuilt phase. However, aggressive pricing on behalf of investors and favorable mortgage interest rates have had a favorable influence on overall values during this downturn.

GREENSPOINT APARTMENTS                                             AREA ANALYSIS

The following table presented trends in new and resale home prices across the
MSA:

                        SINGLE FAMILY MEDIAN HOME PRICES GRAPH

RESALE         NEW HOME
$ 90,500       $127,600

$ 97,000       $130,750

$105,000       $136,130

$113,585       $139,070

$120,000       $146,710

$128,900       $150,770

$136,000       $156,560

$144,900       $159,990

$155,000       $173,240

$174,815       $195,000

Source: Arizona Real Estate Center

Average new homes have increased in price 4.3% compounded annually over the last 10 years, and resales have increased nearly 6.8% annually over the same time period. The price increases over the latter years were achieved during an economic downturn and are attributable primarily to the favorable mortgage rate environment. According to the University of Arizona 2005/2006 Economic Outlook, the ratio of average home prices to average household income is the highest it has been for nearly 30 years. New housing prices are now 3 -1/2 times household incomes. Existing housing is now priced at three times household income. Further, as a long-term average, the Arizona homebuilding industry supplies roughly 400 housing units for each 1,000-person increase in new residents. Today, 550 housing units are supplied for each 1,000-person increase in population. However, an unbelievable amount of money is flowing into Arizona real estate from out-of-state buyers who consider local prices to be cheap. Factors that could adversely affect housing price increases are disruptions in the mortgage lending environment or more than modest increases in interest rates. Population growth, on the other hand, will continue to apply upward pressure to housing prices.

RETAIL SALES

The following chart depicts trends in retail sales across the MSA:

GREENSPOINT APARTMENTS                                             AREA ANALYSIS

                        [PHOENIX-MESA RETAIL SALES GRAPH]

2002           $38.1

2003           $41.1

2004           $44.9

2005           $47.7

2006           $49.6

2007           $52.0

2008           $54.7

2009           $57.7

2010           $61.2

The University of Arizona's 2005/2006 Economic Outlook is predicting a 6.4% increase in retail sales in 2005 and a 4.5% average annual increase over the next 7 years.

GOVERNMENTAL INFLUENCES

Planning and zoning within Maricopa County is administered by the individual municipalities, and all of the incorporated areas within the county have adopted comprehensive zoning policies and long term general plans. The state legislature mandates assessment ratios and basic property tax policy, while Maricopa County determines assessed values. Local municipalities determine tax rates. Arizona has a 5% sales tax and Maricopa County has a 7.0% sales tax. Most of the municipalities within Maricopa County also have a sales tax.

The State of Arizona employs a dual (Primary, Secondary) structure for real estate taxation. The assessed value derived from "full cash value" is the basis for computing taxes for budget overrides, bond and sanitary, fire and other special districts (Secondary taxes), while the assessed value derived from "limited value" is the basis for computing taxes for the maintenance and operation of school districts, community college districts, cities, county and the state (Primary taxes).

MASS TRANSIT

The Regional Public Transportation authority coordinates mass transit throughout the metropolitan area under the title of Valley Metro. Valley Metro includes six private carriers that are contracted to the various municipalities. Additionally, voters gave initial approval to a light rail system in 2001. The starter segment will run from Spectrum Mall in northwest Phoenix, through central Phoenix to the downtown area, and then east through Tempe and into Mesa. Most recently, the construction phase was scheduled to begin in late 2004 and the rail system is planned to be operational by late 2008. This starter segment is expected to cost $1.3 million. The following presents the construction schedule for the 20-mile starter segment:

GREENSPOINT APARTMENTS                                             AREA ANALYSIS

                                PROJECT SCHEDULE

[METRO LOGO]

METRO 20-MILE INITIAL LINE

                                '01     2002    2003    2004    2005    2006    2007    2008
Right of Way Acquisition

Construction

Testing and Start-up

Revenue Operations Date

CONSTRUCTION ACTIVITIES

Maintenance Facility

Line Section 1

Line Section 2

Line Section 3

Line Section 4

Line Section 5

Town Lake Bridge

                           [MAINTENANCE FACILITY MAP]

In November of 2004, residents of the Phoenix metropolitan area approved Proposition 400, which continues a half-cent sales tax for 20 years, generating an estimated $15 billion for the valley's transportation plan. Proposition 400 partially funds the starter segment and six extensions:

- 2 miles south along Rural Road in Tempe, from the main line on Apache Boulevard (Phase II: 2011-2015)

GREENSPOINT APARTMENTS                                             AREA ANALYSIS

- 2.7 miles on Main Street in Mesa from the former Tri-City Mall to downtown (Phase II: 2011-2015)

- 12 miles from central Phoenix to Paradise Valley Mall along state Route 51 (Phase IV: 2021-2026)

- 5 miles from 19th Avenue in Phoenix to downtown Glendale (Phase III:
2016-2020)

- 5 miles from 19th Avenue in Phoenix to Metro Center mall (Phase II: 2011-2015)

- 11 miles along I-10 in the West Valley to 79th Avenue (Phase III: 2016-2020)

The plan includes park and-ride lots along the line. Approximately $2.3 million of the Proposition 400 funding is allocated toward the extension routes.

The light rail system relies in part on federal funding. The federal government formally committed to its portion of the Valley's light rail system on January 24th in a funding grant that will pay nearly half of the construction costs of the 20-mile starter line. The government is funding $587.2 million of the $1.3 billion cost of the project, which has started construction. Phoenix, Mesa, and Tempe pay the remainder for the line that will run through the three municipalities. The agreement will provide annual funding through 2011. There is also a separate $60 million that will be available from federal Congestion Mitigation and Air Quality funds.

According to Valley Metro, there are additional possible extensions to the light rail system in Scottsdale and Glendale. Scottsdale and Tempe completed a Major Investment Study in 2002 that recommended a high capacity transit route on Scottsdale Road. In early 2003, the Scottsdale City Council officially approved Scottsdale Road as a high-capacity transit corridor. While no technology has yet been approved for this corridor, the identification of Scottsdale Road as a high-capacity transit corridor leaves the option open for light rail or other high capacity modes here.

SKY HARBOR INTERNATIONAL AIRPORT

The airport was established in 1929, and the first air traffic control tower and Terminal 1 were completed in 1952. Terminal 2 was added in 1962, and in 1979, Terminal 3 and the new control tower were completed at a cost of approximately $48 million. In 1990, Terminal 4 (the Barry M. Goldwater Terminal) was completed. Sky Harbor is now ranked as the fifth busiest airport in the world (just ahead of Paris and behind Los Angeles) with about 560,000 take offs and landings annually. The airport now has three terminals and runways (the original terminal was razed) with over 100 gates, and serves over 35.0 million passengers each year. The City of Phoenix recently embarked on a $1.2 billion dollar expansion of the airport that added a third runway in 2000. With the planned expansion of Terminal Four, the capacity will be raised in the next 15 years to 110 gates and 60 million passengers. A state of the art $35.0 million people mover system is planned to be operational in 2009, and this will provide an underground connection to a new, seven-story 18,000-car parking

GREENSPOINT APARTMENTS                                             AREA ANALYSIS

garage. Also, the new Sky Harbor Rental Car Center is under construction west of the airport. The new rental car center will consolidate all of the eight car rental agencies and their maintenance facilities into one location. The scheduled occupancy is November 2005. The project is 2.5 million square feet of space. The project can accommodate 5,600 rental cars. However, Sky Harbor already supports 40,000 rental cars in the immediate area of the airport.

RAIL SERVICE

Two transcontinental rail lines, the Southern Pacific and the Santa Fe Railroad, and two Amtrak lines serve Phoenix. Most major southwest cities are readily accessible by rail at very competitive rates. Proximity to rail service in the northwest and southwest regions combined with a plentiful supply of industrially zoned properties has been an important factor in growth of these two regions in the 1980s. While many industrial park developers would like rail access to provide flexibility in attracting new users, few valley manufacturers are required to locate near rail lines. Instead, they employ the numerous common carrier trucking firms to move raw materials and finished goods. Consequently, rail access has had only a small impact on the location of manufacturing in the country in recent years.

CONCLUSION

The Phoenix-Mesa MSA is emerging from an economic downturn that began in 2000. Claritas is projecting population growth to average 100,000 new residents per year through 2009 and the University of Arizona is projecting an average of 124,000 new residents per year, and an average employment growth of 55,000 new non-farm jobs per year through 2010, with 79,800 new non-farm jobs project for 2005. Major infrastructure projects within the freeway, rail and airport systems are underway to facilitate this growth. The near term outlook is for the local economy to continue its move back into a growth and development phase across all of the major economic sectors. Over the long term, the Phoenix MSA will strengthen is position as the dominant social and economic hub of the southwestern US.

GREENSPOINT APARTMENTS                                     NEIGHBORHOOD ANALYSIS

                           [NEIGHBORHOOD ANALYSIS MAP]

LOCATION

The neighborhood is located in the city of Phoenix and is considered a suburban location. The subject is located approximately 11 miles north and 4.5 miles east of the Phoenix Central Business District.

BOUNDARIES

The neighborhood boundaries are detailed as follows:

      North:    Bell Road
      South:    Shea Boulevard
      East:     Scottsdale Road
      West:     SR-51 (Piestewa Freeway)

LAND USE

The neighborhood is characterized by a mixture of residential and commercial uses plus a limited supply of undeveloped land. The area appears to be almost entirely built-out at the present time and there is virtually no residential development currently taking place. The predominant use within the neighborhood is single-family residential development, approximately 50% of which ranges in value from $100K to $200K, with another 25% in the $200-$300K range, within a 3-mile radius of the

GREENSPOINT APARTMENTS                                     NEIGHBORHOOD ANALYSIS

subject. However, there also 22 existing apartment complexes of at least 100 units with a total of almost 6,451 units. These projects are summarized in the table below:

                   NEIGHBORHOOD APARTMENT PROJECTS, 100+ UNITS

       NAME                      BUILT               ADDRESS                  CITY              UNITS
       ----                      -----               -------                  ----              -----
Paragon at Kierland, The         2000         15440 N 71st St               Scottsdale           276
Tradition at Kierland            1998         6633 E Greenway Parkway       Scottsdale           364
Pillar at Desert View            1996         17030 N 49th St               Scottsdale           412
Legend at Kierland, The          1996         6735 E Greenway Parkway       Scottsdale           360
Tuscany Villas                   1995         4925 E Desert Cove Ave        Scottsdale           180
Bellagio                         1995         5635 E Bell Rd                Scottsdale           202
San Mateo                        1994         7009 E Acoma Dr               Scottsdale           348
Cityplace                        1993         5335 E Shea Blvd              Scottsdale           240
Camden San Paloma                1993         6980 E Sahuaro Dr             Scottsdale           324
Palisades, The                   1990         13440 N 44th St               Phoenix              536
Arabian Trails East              1988         16636 N 58th St               Scottsdale           130
Ridge, The                       1986         15202 N 40th St               Phoenix              380
Wind Springs                     1986         3515 E Bell Rd                Phoenix              130
Greenspoint                      1985         4202 E C Actus Rd             Phoenix              336
Tatum Gardens                    1985         15425 N Tatum Blvd            Phoenix              128
Arabian Trails                   1985         16636 N 58th St               Scottsdale           384
Paradise Springs                 1984         13616 N 43rd St               Phoenix              200
Tatum Place                      1984         16801 N 49th St               Scottsdale           164
Saddleback                       1984         4722 E Bell Rd                Phoenix              582
Shadow Brook                     1984         5122 E Shea Blvd              Scottsdale           224
Scottsdale Meadows               1984         10888 N 70th St               Scottsdale           168
Villa Encanto                    1983         4315 E Thunderbird Rd         Phoenix              383

Source: RealData, Inc.

Commercial uses and residential support facilities are concentrated along major arterial streets and at section-line corners. Major concentrations of commercial development exist at Tatum and Shea boulevards, Tatum Boulevard and Cactus Road, and Shea Boulevard and Scottsdale Road. Three neighborhood scale shopping centers are located at the Tatum and Shea intersection. Paradise Village Gateway built in 1996 with over 295,000 square feet is anchored by Albertson's, Walgreens, Ross Dress For Less, Staples, PetSmart, and Bed Bath & Beyond. Paradise Village Marketplace with Whole Foods as the primary anchor was constructed in 2001 with over 100,000 square feet. Lastly, a Fry's Marketplace with roughly 107,000 square feet was originally built in 1976. Also, just north of the Paradise Village Gateway along Tatum Boulevard is the Anasazi Plaza I & II office development with roughly 205,000 square feet built in 1985 and 1999.

One mile to the north is Paradise Valley Mall and several nearby neighborhood scale centers. Built in 1979, the 1.3 million square foot regional mall is anchored by Dillard's, Robinson's-May, J C Penny, Macy's and Sears. Five surrounding centers with a total of approximately 940,000 square feet were developed between 1979 and 1990. Notable anchor tenants include Michaels, Target, Comp USA,

GREENSPOINT APARTMENTS                                     NEIGHBORHOOD ANALYSIS

REI, Mervyn's, T J Maxx, Circuit City, Borders, Sports Authority, Toys R Us and Bookstar. There are also two significant office developments in the same area. Paradise Village Office Park was developed in 1986 with almost 270,000 square feet, while the Paradise Valley Corporate Center was built in 2002 with approximately 200,000 square feet.

Three miles directly east are four shopping centers near the intersection of Scottsdale Road and Shea Boulevard. Wild Oats Plaza was built in 1980 and contains almost 70,000 square feet. Checker Village with Checker Auto Parts and Hancock Fabrics was constructed in 1978 with 88,900 square feet. Shea Scottsdale Center was built in 1980 with 158,900 square feet; it is anchored by Safeway and Osco Drug. Lastly, the unanchored Scottsdale Promenade with 90,000 square feet was constructed in 1986.

ACCESS

The road system within the entire metropolitan Phoenix area is generally designed in a grid pattern with major arterials at one-mile intervals. The major north/south arterials serving the neighborhood include Scottsdale Road, 64th Street, 56th Street, Tatum Boulevard, 40th Street and the Squaw Peak Freeway. The major east/west arterials include Shea Boulevard, Cactus Road, Thunderbird Road, Greenway Road, and Bell Road. These arterials and various interior collector streets provide adequate access to areas outside the neighborhood, including shopping centers, recreational facilities and other necessary support services.

The neighborhood is considered to have excellent freeway access with the SR-51 (neighborhood western boundary) providing access to the Phoenix Central Business District and SR-101 Loop (2 miles north or 2 miles east of the neighborhood boundaries) providing access to the west or east valley cities.

In November of 2004, residents of the Phoenix metropolitan area approved Proposition 400, which continues a half-cent sales tax for 20 years, and partially funds the starter segment and six extensions for the a light rail system. One of the six extensions involves a 12-mile line from central Phoenix to Paradise Valley Mall along state Route 51. However, this line is part of Phase IV of the light rail project, which scheduled to be constructed from 2021-2026. The starter segment and the other extension routes were previously discussed in the Area Analysis section of this report.

COMMUNITY SERVICES

In addition to what has been previously discussed, other residential support facilities are located within reasonable proximity to the subject. The area is a full service community including adequate police and fire protection provided by the cities of Phoenix, Scottsdale and Paradise Valley.

GREENSPOINT APARTMENTS                                     NEIGHBORHOOD ANALYSIS

Major recreational facilities within the area include a number of neighborhood scale parks and three golf courses, Stonecreek Golf Club, Orange Tree Golf Resort and Camelback Golf Club with the Resort Course and Club Course. The Phoenix Mountains Preserve also provides substantial recreational opportunities.

Paradise Valley Hospital is located roughly four miles northwest at the southwest quadrant of Bell Road and 40th Street. Although not located within the immediate local area, there are three other hospitals within a reasonable distance of the property. Mayo Clinic Hospital is situated approximately four miles northeast at the southeast quadrant of 56th Street and Mayo Boulevard (just south of the Loop 101), Scottsdale Healthcare Hospital is located roughly
6.5 plus miles east at the southeast quadrant of Shea Boulevard and 90th Street, and John C. Lincoln Hospital is located miles southwest at Dunlap Avenue and 3rd Street.

DEMOGRAPHICS

Selected neighborhood demographics in a one-, three-, and five-mile radius from the subject are shown in the following table:

GREENSPOINT APARTMENTS                                     NEIGHBORHOOD ANALYSIS

                       SELECTED NEIGHBORHOOD DEMOGRAPHICS

4202 E. Cactus Rd.                              Radius 1.0         Radius 3.0       Radius 5.0
Phoenix, AZ                                        Mile               Mile             Mile
------------------                              ----------         ----------       ----------
Population
   2009 Population                                  18,635           109,293          262,203
   2004 Population                                  17,276           104,071          243,742
   2000 Population                                  16,336           101,404          232,095
   1990 Population                                  15,601            92,009          180,142
   Growth 2004 - 2009                                 7.87%             5.02%            7.57%
   Growth 2000 - 2004                                 5.75%             2.63%            5.02%
   Growth 1990 - 2000                                 4.71%            10.21%           28.84%
Households
   2009 Households                                   8,801            42,975          105,477
   2004 Households                                   7,926            40,160           97,201
   2000 Households                                   7,294            38,439           91,598
   1990 Households                                   6,542            33,515           69,146
   Growth 2004 - 2009                                11.04%             7.01%            8.51%
   Growth 2000 - 2004                                 8.66%             4.48%            6.12%
   Growth 1990 - 2000                                11.49%            14.69%           32.47%
Income
   2004 Median Household Income                 $   50,962         $  59,858        $  59,489
   2004 Estimated Average Household Income      $   65,564         $  84,534        $  86,509
   2004 Estimated Per Capita Income             $   30,336         $  33,122        $  34,712
Age 25+ COllege Graduates - 2004                     3,774            23,803           59,459
Age 25+ Percent College Graduates - 2004              31.2%             34.5%            36.3%

Source: CBRE

Demographics in the area show moderate growth. Outer limits of Maricopa County are growing faster than the interior areas of the county due to the abundance of developable land for large-scale residential development.

CONCLUSION

The subject neighborhood and surrounding areas include a varied mix of property uses with supporting commercial projects. Existing neighborhood uses provide adequate opportunities for residency, shopping, services and employment within an average commute. Future development is expected to be limited and will include moderate to high price residential, as well as supporting retail and commercial uses.

Overall, the subject is positioned in a favorable location for the long term with a combination of nearby office and residential land uses. The subject is well positioned in northeast Phoenix within close proximity to the Interstate 51, the Loop 101, Scottsdale and Phoenix, and major employers in

GREENSPOINT APARTMENTS                                     NEIGHBORHOOD ANALYSIS

the Phoenix/Mesa MSA. These factors should provide a positive outlook for the subject over a typical holding period.

GREENSPOINT APARTMENTS                                           MARKET ANALYSIS

                                 MARKET ANALYSIS

Marketability refers to the posture of the subject property within its marketplace and its ability to be leased, sold or marketed relative to its competition and current conditions. Within this section, we have addressed the overall market trends influencing the Phoenix apartment market, the trends occurring in the local submarket, the demographic influences affecting the subject property and our projections for the long-term market acceptance of the subject property.

PROPERTY PRODUCTIVITY ANALYSIS

The subject is a 336-unit garden apartment project known as Greenspoint Apartments. The property was developed in 1985 and is presently 95.8% leased. The subject is classified as a Class B apartment project by local market standards

MULTI-FAMILY MARKET -- METRO PHOENIX ANALYSIS

A snapshot of the multi-family apartment market as well as conditions within the submarket is presented as follows:

                           APARTMENT MARKET STATISTICS

Category                        Phoenix Area          Submarket 2N
--------                        ------------          ------------
Existing Supply (Units)            223,913                5,547
New Construction YTD (Units)         4,868                    0
Leasing YTD (Units)                  4,180                   53
Average Occupancy                     91.2%                91.6%
Average Rent per Unit             $    705              $   803
Average Unit Size                      839 Sf               910 Sf
Average Rent PSF                  $   0.84              $  0.88
Date of Survey                      4Q2004               4Q2004

Source: CBRE

The apartment market in Phoenix moved through a rapid development phase from 1994 through 2001. This time period was characterized by rapid introduction of new space and relatively strong absorption across the Phoenix MSA. Market conditions began to change in the second half of 2001 in conjunction with the national economic downturn as vacancy rates moved upward, concessions began to increase, and rental rates plateaued. Although certain pockets of the Phoenix area are still experiencing rapid introduction of new space, new construction activity has slowed greatly across the MSA. Currently, the market is positioned in a recovery period with non-stabilized occupancy and concessions in most markets. However, declining overall capitalization rates have had a stabilizing effect on multi-family values, and this trend is expected to continue.

GREENSPOINT APARTMENTS                                           MARKET ANALYSIS

SUPPLY

The following table depicts the changes in inventory and building permits issued for the Phoenix metropolitan area from 1991 through the present.

                             MULTI-FAMILY INVENTORY
                              METROPOLITAN PHOENIX

                                                Building
Year           Inventory        % Change         Permits        % Change
----           ---------        --------        --------        --------
1991            260,501           0.6%              710         -62.4%
1992            261,095           0.2%            1,234          73.8%
1993            262,930           0.7%            1,799          45.8%
1994            264,663           0.7%            6,015         234.4%
1995            266,849           0.8%            7,719          28.3%
1996            275,919           3.4%            8,545          10.7%
1997            284,220           3.0%            7,930          -7.2%
1998            289,044           1.7%            7,877           0.7%
1999            296,761           2.7%            8,241           4.6%
2000            306,386           3.2%            8,009          -2.8%
2001            312,761           2.1%            7,201         -10.1%
2002            321,459           2.8%            5,607         -22.1%
2003            326,311           1.5%            4,836         -13.8%
2004*           330,291           1.0%            4,997           3.3%

Source: Phoenix Metropolitan Housing Study, through Fourth Quarter 2004*

Roughly 36,000 apartment units were added to the Phoenix metropolitan area during the 1990's, or about 4,000 units per year on average. Permit activity remained relatively strong in 2000 and 2001, but declined 22% in 2002 and another 14% in 2003 to a decade low permit total of 4,836 in 2003. At the end of fourth, quarter 2004, 3,126 building permits were filed, which is 3.3% higher than the number of building permits filed in all of 2003. According to RealData, there are 3,631 units under construction across Phoenix MSA, and another 2,815 are in the planning stages for projects of 50 units or more.

It should be noted that virtually all of the new permit activity is directed towards the luxury, or "A" quality market. The base inventory of "B" and "C" quality projects has remained fixed for several years. Furthermore, although there is market wide softness in leasing and occupancy, there is strong demand from both private capital and institutional investors for new and existing projects. The low capitalization rate environment is pushing prices upward and another development cycle is beginning in 2004.

VACANCY RATES

Trends in vacancy rates within the Phoenix area are presented in the following table:

GREENSPOINT APARTMENTS                                           MARKET ANALYSIS

                             APARTMENT VACANCY RATES
                              METROPOLITAN PHOENIX

                                                                Annual
Year        Qtr. 1       Qtr. 2      Qtr. 3        Qtr. 4      Average
----        ------       ------      ------        ------      -------
1990         12%          13%         11%            10%        11.5%
1991         10%          13%         11%            10%        11.0%
1992         10%          11%          9%             8%         9.5%
1993          7%           8%          6%             4%         6.3%
1994          4%7          5%          4%             4%         4.3%
1995          3%           6%          4%             4%         4.3%
1996          4%           5%          5%             5%         4.8%
1997          5%           6%          5%             5%         5.3%
1998          4%           5%          5%             5%         5.0%
1999          5%           6%          6%             6%         6.0%
2000          6%           7%          8%             7%         7.0%
2001          8%           8%          7%             8%         7.8%
2002          8%           9%          8%             9%         8.5%
2003         10%          10%         10%            10%        10.0%
2004          9%           9%          8%             8%         8.5%

Source: Phoenix Metropolitan Housing Study, through Fourth Quarter 2004

Average year-end vacancy increased from 1998 through 2003, stabilized at 10%, but fell to 8% by the third quarter of 2004. Construction slowed dramatically over the last two years, but certain submarkets are now targeted for significant levels of new inventory, most notably the 101 Freeway corridor in north-Phoenix.

Interest rates remain favorable, and this trend is expected to continue into 2005. However, while low mortgage rates have been blamed for a large-scale migration of apartment residents into the single-family market, most analysts (including home builders and apartment managers) now believe that this migration is over. Apartment residents who have the means to enter the single-family market have already done so over the last five years. Limited new construction in most areas combined with an improving employment market and a decline in migration from multi-family to single family point to an improvement in physical occupancy during 2005.

It should be noted that the Phoenix Metropolitan Housing Study attempts to include all apartments via statistical inference in the previous vacancy rates. RealData, Inc. figures in the next section include only projects with 100 or more units. Therefore, there is a slight difference in apartment vacancy rates between these sources.

ABSORPTION

The following table depicts the number of units that have been absorbed and that remained vacant since 1990.

GREENSPOINT APARTMENTS                                           MARKET ANALYSIS

                     ANNUAL ABSORPTION RATES - METRO PHOENIX

Year          Absorption      % Change          No. Vacant     % Change
----          ----------      --------          ----------     --------
1990            10,482          53.9%             25,875        -24.9%
1991             2,734         -73.9%             24,650         -4.7%
1992             4,394          60.7%             20,850        -15.4%
1993            12,135         176.0%             10,550        -49.4%
1994             2,208         -81.8%             10,075         -4.5%
1995               211         -90.4%             12,050         19.6%
1996             7,820          36.1%             12,300          2.1%
1997             8,001           2.3%             13,600         10.6%
1998             3,674         -69.9%             14,525          6.8%
1999             5,017          36.6%             17,450         20.1%
2000             6,225          24.1%             20,850         19.5%
2001             1,525         -75.5%             25,700          8.2%
2002             4,273         180.2%             30,125         17.2%
2003             3,702         -13.4%             31,275          3.7%
2004*            9,230         249.3%             26,025        -16.8%

Source: Phoenix Metropolitan Housing Study, Fourth Quarter 2004*

A total of 4,836 permits were issued in 2003 and 3,702 units were absorbed. As of Fourth Quarter 2004, 4,997 permits have been issued and 9,230 units have been absorbed. Although annual absorption has remained positive over the last 14 years, it tends to lag behind new construction. The large positive imbalance between new permits and absorption posted during the first three quarters of 2004 has caused the metropolitan vacancy level to drop from 10% at year-end 2003 to its current rate of 8%. However, new construction is still occurring in various pockets across the MSA, particularly within the Deer Valley/101 corridor.

SALE PRICES

The following table depicts several benchmarks in relation to recent sales activity in the subject's overall property class. Sales criteria involved all projects above 150 units that were developed between 1981 and 1989.

GREENSPOINT APARTMENTS                                           MARKET ANALYSIS

                    SALES TRENDS: MARICOPA COUNTY APARTMENTS

                                   2001               2002               2003               2004             2005
                              -------------      -------------      -------------      -------------     -------------
Total Sales                              19                 11                 26                 32                11
Total $ Volume                $ 264,005,015      $ 134,163,000      $ 225,570,396      $ 384,526,235     $ 136,027,500
Total Square Feet                 4,194,503          2,675,293          4,548,576          6,693,740         2,069,596
Total Units                           5,095              3,703              6,274              8,743             2,893
Total Acres                          207.17             126.61             247.25             330.14             126.6
Average Sale Price            $  13,895,001      $  12,196,636      $   8,675,784      $  12,016,445     $  12,366,136
Average Number of SF                220,763            243,208            174,945            209,179           188,145
Average Price Per SF          $       62.94      $       50.15      $       49.59      $       57.45     $       65.73
Median Price Per SF           $       57.13      $       42.56      $       50.47      $       58.72     $       61.94
Average Price Per Unit        $      51,816      $      36,231      $      35,953      $      43,981     $      47,020
Median Price Per Unit         $      52,925      $      29,885      $      35,821      $      42,026     $      41,161
Average Number of Units                 268                337                241                273               263
Average Number of Acres               11.51              11.51               9.51              10.32             11.51
Average Cap Rate                       8.94               8.58               8.41               6.57              7.46
Average GRM                            6.11                  0               5.32               5.98              6.03

Source: CoStar

The true number of sales for 2005 is suspect because Costar is approximately 75 days behind schedule in reporting current sales. However, the data indicate that 2004 was a record year in both the number of transactions and total dollar volume. While none of the samples is statistically valid, average unit prices have increased over the five-year time frame. There are generally more buyers than sellers in the current market. As overall capitalization rates continue to decline, the immediate outlook is for stable or improving values into 2005.

RENTAL RATES

The following table shows the trend in average unfurnished rental rates since 1992:

GREENSPOINT APARTMENTS                                           MARKET ANALYSIS

                          AVERAGE UNFURNISHED RENT AND
                           ANNUAL PERCENTAGE INCREASE

                                                                             Annual
Year            Qtr. 1         Qtr. 2         Qtr. 3          Qtr. 4        % Change
----            ------         ------         ------          ------        --------
1992             $431           $433           $436            $439           1.9%
1993             $445           $449           $455            $464           4.3%
1994             $475           $483           $494            $508           6.9%
1995             $523           $530           $537            $545           4.2%
1996             $553           $559           $566            $572           3.4%
1997             $578           $586           $594            $602           4.2%
1998             $614           $616           $625            $628           2.3%
1999             $636           $640           $646            $651           2.4%
2000             $657           $662           $669            $677           3.0%
2001             $683           $686           $687            $688           0.7%
2002             $691           $691           $694            $692           0.6%
2003             $694           $694           $695            $698           0.8%
2004             $700           $700           $702            $705           1.0%

Source: Real Data, Inc.

Income growth is currently neutral in the Phoenix MSA, but has ranged from 0.6% to 6.9% annually over the last 12 years. The average income growth rate over the last 12 years in Phoenix has been 4.0%. The near term projection is for neutral to improving rental growth as reflected by the performance of the apartment market during the first four quarters of 2004. However, the long-term growth rate remains in the range of 2% to 3%.

CONCLUSION -- MULTI-FAMILY MACRO

The apartment cycle is positioned in a recovery phase following a rapid development cycle during the 1990's. Softness in leasing and occupancy are common across the MSA and new construction is ongoing. The outlook in Phoenix for the next two years includes the following:

      - Flat rental rates are projected into the first half of 2005, but the long-term growth rate remains at 2% to 3%, particularly in the Class A segment.

      - Physical vacancy is expected to improve during 2005, but a relatively high level of concessions, including free rent, will remain in effect over the next several quarters.

      - After several quarters of flat property values, there appears to be upward pressure on property values due to strong investor demand and declining overall rates.

The final part of this analysis is presented on a submarket basis. This analysis is presented after the submarket map on the following page.

GREENSPOINT APARTMENTS                                           MARKET ANALYSIS

                   [REALDATA, INC. STATISTICAL DISTRICTS MAP]

GREENSPOINT APARTMENTS                                           MARKET ANALYSIS

MULTI-FAMILY MARKET -- SUBMARKET ANALYSIS

The following discussion concerns the market conditions impacting the immediate subject submarket. The subject property is located in the North Paradise Valley submarket 2N as designated by RealData, Inc. The map on the preceding page delineates the area incorporated in this submarket.

SUPPLY ANALYSIS

An analysis of the specific inventory comprising this area indicates the following age characteristics in complexes with 100+ units.

                      SUBMARKET APARTMENTS WITH 100+ UNITS
                                   DISTRICT 2N

Year Built                         Total # of Units         % of Phoenix Area
----------                         ----------------         -----------------
Prior to 1972                                0                     0.0%
1973 to 1980                               206                     3.7%
1980 to 1990                             2,849                    51.4%
1990 to 2000                             1,990                    35.9%
2000 to Present                            502                     9.0%

Source: Realdata, Inc., 4Q2004

PROPOSED INVENTORY

Within the North Paradise Valley submarket, there are currently no projects in the construction or planning stages:

ABSORPTION

The following table presents the historical absorption within the North Paradise Valley submarket:

                               HISTORIC ABSORPTION
                               100+ UNIT COMPLEXES

Period                Submarket 2N             Metro Phoenix
------                ------------             -------------
1Q2003                     20                      2,021
2Q2003                    -98                       -218
3Q2003                    -21                      1,213
4Q2003                    -31                        256
1Q2004                     35                      2,066
2Q2004                    -32                        -53
3Q2004                     41                      3,021
4Q2004                      9                       -854
                           --                      -----
TOTAL YTD                  53                      4,180
                           ==                      =====

Source: Realdata, Inc., 4Q2004

VACANCY

The following chart depicts recent historical vacancies within 100+ unit complexes.

GREENSPOINT APARTMENTS                                           MARKET ANALYSIS

                            STABALIZED VACANCY RATES
                               100+ UNIT COMPLEXES

Period                Submarket 2N         Metro Phoenix
------                ------------         -------------
1Q2003                    7.66%                 9.73%
2Q2003                    9.30%                10.37%
3Q2003                    9.50%                 9.90%
4Q2003                    9.73%                10.18%
1Q2004                    8.84%                 9.40%
2Q2004                    9.41%                 9.79%
3Q2004                    8.53%                 8.65%
4Q2004                    8.36%                 8.84%
Avg. Last 4 Qtrs          8.79%                 9.17%

Source: RealData, Inc., 4Q2004

It should be noted that the previous vacancy figures represent physical vacancy only. Deductions for economic vacancy, including collection losses, lagging rent and concessions are not included in the previous figures. Loss to lease and collections losses are nominal at this time, with both categories typically accounting for less than 1% of potential rental income. Concessions are more entrenched, and a wide variety of programs are in place. One major institutional owner uses a Lease Rent Optimizer program in which units are priced individually based upon location and days vacant. A minority of other apartment owners and managers have attempted to adjust concessions out of quoted rental rates with mixed result. The market has basically come to expect a minimum of one month free on a 12-month lease (8%). For markets with significant new construction still occurring, the norm is two to a maximum of three months free rent.

RENTAL RATES

The following chart summarizes rental rates in the submarket.

                                  AVERAGE RENT
                           UNFURNISHED - NO UTILITIES
                                   100+ UNITS

  Type             Submarket 2N       Metro Phoenix
  ----             ------------       -------------
Studio                $  511              $  458
1 BR/1 BA             $  702              $  616
1 BR/1 + BA           $  680              $  712
2 BR/1 BA             $  726              $  646
2 BR/1 + BA           $  852              $  783
3 BR/1 BA                  *              $  685
3BR /1 + BA           $1,122              $1,043
4 BR/1 + BA                *              $  983
                      ------              ------
  Average             $  803              $  705
                      ------              ------

----------
* No significant units of this type
Source: RealData, Inc., 4Q2004

GREENSPOINT APARTMENTS                                           MARKET ANALYSIS

DEMOGRAPHIC ANALYSIS

Demand for additional residential property is a direct function of population change. Multi-family communities are products of a clearly definable demand relating directly to population shifts.

HOUSING, POPULATION AND HOUSEHOLD FORMATION

                      POPULATION AND HOUSEHOLD PROJECTIONS

                           Radius 1.0     Radius 3.0      Radius 5.0
                              Mile           Mile            Mile
                           ----------     ----------      ----------
Population
  2009 Population            18,635         109,293         262,203
  2004 Population            17,276         104,071         243,742
  2000 Population            16,336         101,404         232,095
  1990 Population            15,601          92,009         180,142
  Growth 2004 - 2009           7.87%           5.02%           7.57%
  Growth 2000 - 2004           5.75%           2.63%           5.02%
  Growth 1990 - 2000           4.71%          10.21%          28.84%
Households
  2009 Households             8,801          42,975         105,477
  2004 Households             7,926          40,160          97,201
  2000 Households             7,294          38,439          91,598
  1990 Households             6,542          33,515          69,146
  Growth 2004 - 2009          11.04%           7.01%           8.51%
  Growth 2000 - 2004           8.66%           4.48%           6.12%
  Growth 1990 - 2000          11.49%          14.69%          32.47%

Source: CBRE

Households represent a basic unit of demand in the housing market. According to the data, the subject's neighborhood is experiencing average population growth and household formation compared with the overall Phoenix MSA.

INCOME DISTRIBUTIONS

Household income available for expenditure on housing and other consumer items is a primary factor in determining the price/rent level of housing demand in a market area. In the case of this study, projections of household income, particularly for renters, identifies in gross terms the market from which the subject submarket draws. The following table illustrates estimated household income distribution for the subject neighborhood.

GREENSPOINT APARTMENTS                                           MARKET ANALYSIS

                          HOUSEHOLD INCOME DISTRIBUTION

                                                Radius 1.0     Radius 3.0       Radius 5.0
                                                   Mile           Mile             Mile
                                                ----------     ----------       ----------
Households by Income Distribution - 2004
  Less than $15K                                   7.83%           7.70%           8.00%
  $15K - $25K                                      8.77%           7.28%           7.84%
  $25K - $35K                                     13.74%          10.60%          10.60%
  $35K - $50K                                     18.57%          15.43%          15.41%
  $50K - $75K                                     23.61%          20.82%          19.30%
  $75K - $100K                                    12.89%          13.54%          13.50%
  $100K - $150K                                    9.16%          13.03%          13.03%
  $150K - $250K                                    3.72%           7.44%           7.61%
  $250K - $500K                                    1.30%           2.79%           3.00%
  $500K or more                                    0.39%           1.38%           1.71%

Source: CBRE

The following table illustrates the median and average household income levels for the subject neighborhood.

                             HOUSEHOLD INCOME LEVELS

                                                          Radius 1.0      Radius 3.0       Radius 5.0
                                                             Mile            Mile             Mile
                                                          ----------      ----------       ----------
Income
  2004 Median Household Income                              $50,962         $59,858          $59,489
  2004 Estimated Average Household Income                   $65,564         $84,534          $86,509
  2004 Estimated Per Capita Income                          $30,336         $33,122          $34,712

Source: CBRE

An analysis of the income data indicates that the submarket is generally comprised of middle- to upper middle-income economic cohort groups, which include the target groups to which the subject property is oriented.

EMPLOYMENT

An employment breakdown typically indicates the working class characteristics for a given market area. The specific employment population within the indicated radii of the subject is as follows:

GREENSPOINT APARTMENTS                                           MARKET ANALYSIS

                             EMPLOYMENT BY INDUSTRY

                                      Radius 1.0      Radius 3.0      Radius 5.0
                                         Mile            Mile            Mile
                                      ----------      ----------      ----------
Occupation
  Agr/Frst/Fish/Hunt/Mine                0.52%           0.31%           0.35%
  Construction                           7.59%           8.80%           9.09%
  Total Manufacturing                    7.95%           9.14%           9.59%
  Wholesale Trade                        4.61%           4.02%           4.02%
  Retail Trade                          19.12%          16.11%          15.07%
  Transport/Warehse/Utils                5.20%           5.14%           4.51%
  Information                            3.24%           4.00%           3.91%
  Fin/Insur/RE/Rent/Lse                 13.48%          13.61%          14.36%
  Prof/Sci/Tech/Admin                   12.05%          11.60%          11.66%
  Mgmt of Companies                      0.04%           0.10%           0.12%
  Admin/Spprt/Waste Mgmt                 0.00%           0.00%           0.00%
  Educational Svcs                       8.35%           8.43%           8.18%
  Health Care/Soc Asst                  11.71%          11.70%          12.10%
  Entertainment & Rec Services           2.86%           2.85%           2.80%
  Accommdtn/Food Svcs                    0.00%           0.00%           0.00%
  Oth Svcs, Not Pub Admin                0.00%           0.00%           0.00%
  Public Administration                  3.29%           4.17%           4.24%

Source: CBRE

The previous table illustrates the employment character of the submarket, indicating a predominantly middle- to lower-middle employment profile, with the largest percentages of the population holding retail trade, FIRE related, and professional jobs.

VACANCY CONCLUSION

COMPARABLE PROPERTIES

Comparable properties have been surveyed in order to identify the occupancy trends within the immediate submarket. The comparable data is summarized in the following table:

GREENSPOINT APARTMENTS                                           MARKET ANALYSIS

                     SUMMARY OF COMPARABLE APARTMENT RENTALS

COMP.
 NO.            NAME                               LOCATION                       OCCUPANCY
-----           ----                               --------                       ---------
1         Paradise Springs             13616 N. 43rd Street,                          96%
                                       Phoenix, AZ

2         Paradise Trails              4502 E. Paradise Village Pky South,            95%
                                       Phoenix, AZ

3         The Palisades                13440 N. 44th Street,                          93%
                                       Phoenix, AZ

4         The Ridge                    15202 N. 40th Street,                          93%
                                       Phoenix, AZ

5         Townhomes On The Park        12844 N. Paradise Village Pwy West,            98%
                                       Phoenix, AZ

6         Villa Encanto                4315 E. Thunderbird Road,                      94%
                                       Phoenix, AZ

Subject   Greenspoint Apartments       4202 East Cactus Road,                         96%
                                       Phoenix, Arizona

Compiled by CBRE

Prior to concessions, the comparables support a range of occupancy of 93% to 98%, with an average of 95%. The subject is 95.8% leased.

Various measures of physical occupancy were discussed and analyzed within this section of this report. These benchmarks are summarized as follows:

                              OCCUPANCY CONCLUSIONS

Phoenix Area                                                         91.2%
Submarket                                                            91.6%
Rent Comparables                                                     94.8%
Subject's Current Occupancy                                          95.8%
Subject's Stabilized Occupancy                                       87.0%

Compiled by CBRE

Physical occupancy tends to peak in March and April in the Phoenix MSA, and declines in the summer months. The subject has averaged 10% to 17% physical vacancy since 2002 and management is

GREENSPOINT APARTMENTS                                           MARKET ANALYSIS

budgeting a 13% physical vacancy rate for 2005. Over the course of the first year of analysis, we have reconciled the physical occupancy conclusion at 87%, consistent with the management forecast.

Concessions remain widespread and this trend will continue over the next several years. In addition to physical vacancy, we have estimated 3.0% collection loss, 8.00% long-term concessions, and 3.00% loss to lease, which will each be deducted as line items from the potential gross income.

CONCLUSION

The Phoenix apartment market is moving through a recovery phase at this time. New construction has slowed and the large-scale migration from multi-family to single family housing over the last five years appears to be over. The near term outlook is for general improvement in physical occupancy during 2005. Continued aggressive pricing on behalf of institutional buyers and the expectation of ongoing favorable mortgage rates in the private capital arena have driven investment rates downward. Although rent growth will most likely result in increasing overall rates over the next several quarters, there are more buyers than sellers in this market and the outlook is for continued price appreciation in the multi-family segment.

The subject's immediate area contains a mix of newer projects, with very good access to employment, freeways, shopping, and entertainment facilities. No new competitive construction is occurring in the area, and the outlook is for continued improvement in leasing and occupancy.

At 336 units, the subject is oriented to a wide mix of private capital and institutional buyers.

GREENSPOINT APARTMENTS                                             SITE ANALYSIS

                                    SITE MAP

                                   [SITE MAP]

GREENSPOINT APARTMENTS                                             SITE ANALYSIS

                                  SITE ANALYSIS

The following chart provides a summary of the salient features relating to the subject site.

                                  SITE SUMMARY

PHYSICAL DESCRIPTION
  Net Site Area                           9.26 Acres                                 403,191 Sq. Ft.
  Primary Road Frontage                   42nd Street                                1/4 mile
  Secondary Road Frontage                 Cactus Road                                205 Feet
  Average Depth                           350 Feet
  Excess Land Area                        None
  Surplus Land Area                       None
  Zoning District                         R-5, Phoenix Multi-Family Residence
  Flood Map Panel No.                     04013C1680G, dated July 19, 2001
  Flood Zone                              X (Shaded)

Source: Various sources compiled by CBRE

LOCATION

The subject is on the north side of Cactus Road, less than one-quarter mile east of 40th Street. The street address is 4202 East Cactus Road.

ASSESSOR'S PARCEL NUMBER

The Maricopa County Tax Assessor's parcel number is 167-27-001W.

LAND AREA

The site is considered adequate in terms of size and utility. There is no unusable, excess or surplus land area.

SHAPE AND FRONTAGE

The site is generally irregular in shape and has adequate frontage along two primary thoroughfares within the neighborhood.

INGRESS/EGRESS

Ingress and egress is available to the site via two entrance points along 42nd Street. The subject does not have access from Cactus Road, but does have premium frontage along this arterial road.

GREENSPOINT APARTMENTS                                             SITE ANALYSIS

Cactus Road, at the subject property, is a major east/west arterial street that is improved with three lanes of traffic in each direction plus a median. Street improvements include asphalt paving and concrete curbs, gutters and sidewalks, and street lighting. Street parking is not permitted.

42nd Street, at the subject property, is a minor north/south residential street that is improved with one lane of traffic in each direction. Additional street improvements include concrete curbs, gutters and sidewalks, and street lighting. Street parking is permitted.

Please refer to the prior site/plat exhibit for the layout of the streets that provide access to the subject property

TOPOGRAPHY AND DRAINAGE

The site is generally level and at street grade. The topography of the site is not seen as an impediment to the development of the property. During our inspection of the site, we observed no drainage problems and assume that none exist.

SOILS

A soil analysis for the site has not been provided for the preparation of this appraisal. In the absence of a soil report, it is a specific assumption that the site has adequate soils to support the highest and best use.

EASEMENTS AND ENCROACHMENTS

A title policy for the property has not been provided for the preparation of this appraisal. Based on our visual inspection and review of the site plan, the property does not appear to be adversely affected by any easements or encroachments. It is recommended that the client/reader obtain a current title policy outlining all easements and encroachments on the property, if any, prior to making a business decision.

ACCESS AGREEMENTS

There are no known access agreements that may affect the subject's marketability.

COVENANTS, CONDITIONS AND RESTRICTIONS

There are no known covenants, conditions and restrictions impacting the site that are considered to affect the marketability or highest and best use, other than zoning restrictions.

UTILITIES AND SERVICES

The site is within the jurisdiction of Phoenix and is provided all municipal services, including police, fire and refuse garbage collection. All utilities are available to the site in adequate quality and

GREENSPOINT APARTMENTS                                             SITE ANALYSIS

quantity to service the highest and best use as if vacant and as improved. Arizona Public Service provides electricity, the City of Phoenix provides water and sewer, Qwest provides telephone service, and Cox provides cable and high-speed internet access.

FLOOD ZONE

According to flood hazard maps published by the Federal Emergency Management Agency (FEMA), the site is within Zone X (Shaded), as indicated on the indicated Community Map Panel No. 04013C1680G, dated July 19, 2001.

      FEMA Zone X (Shaded): Areas of 500-year flood; areas if 100-year flood with average depths of less than 1 foot or with drainage areas less than 1 square mile; and areas protected by levees from 100-year flood.

ENVIRONMENTAL ISSUES

CBRE has not observed, yet is not qualified to detect, the existence of potentially hazardous material or underground storage tanks which may be present on or near the site. The existence of hazardous materials or underground storage tanks may have an affect on the value of the property. For this appraisal, CBRE has specifically assumed that any hazardous materials and/or underground storage tanks that may be present on or near the property do not affect the property.

ADJACENT PROPERTIES

The adjacent land uses are as follows:

North:          Single-family housing
South:          Cactus Road followed by multi-family housing and a golf course
East:           Anchored retail center / Medical office complex
West:           42nd Street followed by single-family housing

The adjacent properties represent a mixture of retail, office and residential uses representative of a fully developed and healthy neighborhood.

CONCLUSION

The site has good visibility along an arterial road and is within walking distance of Paradise Valley mall. The size of the site is typical for the area and use, and there are no known detrimental uses in the immediate vicinity. Overall, there are no known factors that are considered to prevent the site from development to its highest and best use, as if vacant, or adverse to the existing use of the site.

GREENSPOINT APARTMENTS                                      IMPROVEMENT ANALYSIS

                               IMPROVEMENT LAYOUT

                              [IMPROVEMENT LAYOUT]

GREENSPOINT APARTMENTS                                      IMPROVEMENT ANALYSIS

                              IMPROVEMENT ANALYSIS

The following chart depicts the subject's building area by component.

                               IMPROVEMENT SUMMARY

Number of Buildings                   14
Number of Stories                     3
Gross Building Area                   280,559 SF
Net Rentable Area                     278,064 SF
Number of Units                       336
Average Unit Size                     828 SF
Development Density                   36.3 Units/Acre
Parking Improvements                  569 Total Spaces                 Open:        233
                                                                       Covered:     336
Parking Ratio (spaces/unit)           1.40

                                                              PERCENT OF      UNIT SIZE
UNIT MIX                COMMENTS           NO. OF UNITS         TOTAL            (SF)           NRA (SF)
--------                --------           ------------       ----------      ----------       ---------
1 BR, 1 BA              Aspen                   48              14.3%              653           31,344
1 BR, 1 BA              Birchwood               60              17.9%              717           43,020
1 BR, 1 BA              Cypress                 60              17.9%              756           45,360
2 BR, 1.3 BA            Driftwood               84              25.0%              884           74,256
2 BR, 2 BA              Evergreen               84              25.0%            1,001           84,084
                                               ---             -----             -----          -------
Total/Average:                                 336             100.0%              828          278,064
                                               ---             -----             -----          -------

Source: Various sources compiled by CBRE

As shown in the previous table, the subject consists of 10 rentable buildings as well as a clubhouse, leasing center, and several maintenance structures. There are 336 rentable apartment units, for a total net rentable area of 278,064 square feet. The gross building area was derived from the Assessor's records. Units sizes were derived from management and do not include patios or balconies.

Building plans and specifications were not provided for the preparation of this appraisal. The following is a description of the subject improvements and basic construction features derived from CBRE's physical inspection.

YEAR BUILT

The subject property was built in 1985 and has not been recently renovated. However, the parking lot was recently resurfaced, two roofs were recently replaced, and another two roofs were being replaced on the date of inspection.

FOUNDATION

The foundation consists of poured reinforced concrete/perimeter footings and column pads.

GREENSPOINT APARTMENTS                                      IMPROVEMENT ANALYSIS

CONSTRUCTION COMPONENTS

The construction components include a wood frame with wood truss and joist floor structure and plywood floor deck.

FLOOR STRUCTURE

The floor structure is summarized as follows:

Ground Floor: Concrete slab on compacted fill

Other Floors: Plywood deck with light-weight concrete cover

EXTERIOR WALLS

The exterior wall structure is masonry block with a painted stucco finish. The buildings have single pane aluminum frame windows.

ROOF COVER

All buildings exhibit flat roof surfaces with a built-up foam surface and pitched areas with a concrete tile surface.

ELEVATOR/STAIR SYSTEM

The subject has no elevator systems, but each building has exterior stairway access. This is common for the age and class of the subject.

HVAC

The individual units feature roof-mounted electric condenser/compressor units with electric strip heating within the interior of the units. The HVAC systems are assumed to be in average operating condition and adequate for the respective square footage of each individual unit.

UTILITIES

Each unit is individually metered for electrical usage. Management back bills for water, trash, and common gas expenses used to deliver hot water. Aggregate monthly utility reimbursements are summarized as follows:

-  Aspen:            $23
-  Birchwood:        $25
-  Cypress:          $27
-  Driftwood:        $31
-  Evergreen:        $36

GREENSPOINT APARTMENTS                                      IMPROVEMENT ANALYSIS

SECURITY

The improvements are encircled by a combination block/iron wall with security keyed electronic gates at all vehicle access points. Although the management office features a security alarm system, there is no alarm oriented security system for the individual units.

FIRE PROTECTION

The improvements are not fire sprinklered, although all units are equipped with smoke detectors. It is assumed the improvements have adequate fire alarm systems, fire exits, fire extinguishers, fire escapes and/or other fire protection measures to meet local fire marshal requirements.

PROJECT AMENITIES

The project amenities include one pool and spa, fitness center, leasing office, men's and women's saunaus, security access gate, and covered parking. There is also a resident clubhouse that has a small kitchen area, fireplace, and meeting area that is available for lease.

UNIT AMENITIES

KITCHENS

Each unit features a full appliance package including an electric range/oven, vent-hood, frost-free refrigerator with icemaker, garbage disposal, dishwasher, and built-in microwave oven. Additionally, each unit features wood cabinets with Formica countertops and vinyl tile flooring in the kitchen area. According to management, the project has experienced an adequate on-going replacement program for all kitchen appliances and no appliances are known to be inoperable.

BATHROOMS

The bathrooms within each unit feature combination tub/showers with ceramic tile wainscot. Additionally, each bathroom features a commode, wood cabinet with Formica counter and built-in porcelain sink, wall-mounted medicine cabinet with vanity mirror and vinyl tile flooring.

INTERIOR FEATURES

Each unit includes a ceiling fan in the living room with all third-floor units featuring vaulted ceilings. All units have a patio or balcony, full size washer and dryer, vertical and mini-blinds, and carpet and vinyl flooring. According to management, 168 of the units have wood burning fireplaces.

INTERIOR LIGHTING

Each unit features incandescent lighting in appropriate interior and exterior locations with fluorescent lighting in bathrooms and kitchen areas.

GREENSPOINT APARTMENTS                                      IMPROVEMENT ANALYSIS

PATIOS, BALCONIES AND STORAGE

All units include a private patio or balcony area with an exterior storage room. The storage rooms are not included in the gross rentable building area.

SITE AMENITIES

PARKING AND DRIVES

The project features adequate surface parking, including reserved handicap spaces. Access to the property is controlled via electronic security gates located at the primary entry point. All parking spaces and vehicle drives are asphalt paved and considered to be in average condition.

According to management, there are 569 total parking spaces, including 336 covered spaces. The parking ratio is 1.69 spaces per unit. This ratio is both functional and legally conforming.

LANDSCAPING

The project features combinations of grass, gravel and natural desert landscaping which is considered to be in average condition and well maintained. All planting is sprinklered or irrigated.

QUALITY AND STRUCTURAL CONDITION

The overall quality of the project is considered average for the neighborhood and age. CBRE did not observe any evidence of structural fatigue and the improvements appear structurally sound for occupancy. However, CBRE is not qualified to determine structural integrity and it is recommended that the client/reader retain the services of a qualified, independent engineer or contractor to determine the structural integrity of the improvements prior to making a business decision.

FUNCTIONAL UTILITY

All of the floor plans are considered to feature functional layouts and the layout of the overall project is considered functional in utility. Therefore, the unit mix is also functional and no conversion is warranted to the existing improvements.

PROJECT DENSITY

The project's development density is commensurate with other competing properties in the neighborhood.

ADA COMPLIANCE

All common areas of the property appear to have handicap accessibility. The client/reader's attention is directed to the specific limiting conditions regarding ADA compliance.

GREENSPOINT APARTMENTS                                      IMPROVEMENT ANALYSIS

FURNITURE, FIXTURES AND EQUIPMENT

The apartment units are rented on an unfurnished basis. However, miscellaneous maintenance tools, pool furniture, leasing office furniture, recreational room and clubhouse furniture, and various exercise machines are examples of personal property associated with and typically included in the sale of multifamily apartment complexes. The personal property items contained in the project are not considered to contribute significantly to the overall value of the real estate.

ENVIRONMENTAL ISSUES

CBRE has not observed, yet is not qualified to detect, the existence of any potentially hazardous materials such as lead paint, asbestos, urea formaldehyde foam insulation, or other potentially hazardous construction materials on or in the improvements. The existence of such substances may have an affect on the value of the property. For the purpose of this assignment, we have specifically assumed that any hazardous materials that would cause a loss in value do not affect the subject.

DEFERRED MAINTENANCE

Our inspection of the property indicated no major items of deferred maintenance.

ECONOMIC AGE AND LIFE

CBRE's estimate of the subject improvements effective age and remaining economic life is depicted in the following chart:

                              ECONOMIC AGE AND LIFE

Actual Age                                                   20 Years
Effective Age                                                17 Years
MVS Expected Life                                            45 Years
Remaining Economic Life                                      28 Years
Accrued Physical Incurable Depreciation                    37.8%

Compiled by CBRE

The overall life expectancy is based upon our on-site observations and a comparative analysis of typical life expectancies reported for buildings of similar construction as published by Marshall and Swift, LLC, in the Marshall Valuation Service cost guide. While CBRE did not observe anything to suggest a different economic life, a capital improvement program could extend the life expectancy.

CONCLUSION

The improvements are considered to be in average to good overall condition and are considered to be typical for the age and location in regard to improvement design and layout, as well as interior

GREENSPOINT APARTMENTS                                      IMPROVEMENT ANALYSIS

and exterior amenities. Overall, there are no known factors that could be considered to adversely impact the marketability of the improvements.

GREENSPOINT APARTMENTS                                                    ZONING

                                     ZONING

The following map indicates the zoning districts present within the subject's immediate area:

                                  [ZONING MAP]

The following chart summarizes the zoning requirements applicable to the subject:

GREENSPOINT APARTMENTS                                                    ZONING

                                 ZONING SUMMARY

Current Zoning                      R-5, Phoenix Multi-Family Residence District
Legally Conforming                  Yes
Uses Permitted                      Provides for multi-family housing development
Zoning Change                       Not likely

     CATEGORY                               ZONING REQUIREMENT
     --------                               ------------------
Minimum Lot Depth                   50 Feet
Minimum Lot Width                   40 Feet
Maximum Height                      2 stories and 30 feet
Minimum Setbacks
  Front Yard                        15 Feet
  Street Side Yard                  10 feet one-story, 15 feet two-story
  Interior Side Yard                13 Feet
  Rear Yard                         15 feet one-story, 20 feet two-story
Maximum Bldg. Coverage              50%
Maximum Density                     43.5 Units per acre
Parking Requirements                504 Spaces
Subject's Actual Parking            569 Spaces

Source: Planning & Zoning Dept.

ANALYSIS AND CONCLUSION

The improvements represent a legally conforming use and, if damaged, may be restored without special permit application. It is recommended that local planning and zoning personnel be contacted regarding more specific information that might be applicable to the subject.

GREENSPOINT APARTMENTS                                   TAX AND ASSESSMENT DATA

                             TAX AND ASSESSMENT DATA

The State of Arizona employs a dual (Primary, Secondary) structure for real estate taxation. The assessed value derived from "full cash value" is the basis for computing taxes for budget overrides, bond and sanitary, fire and other special districts (Secondary taxes), while the assessed value derived from "limited value" is the basis for computing taxes for the maintenance and operation of school districts, community college districts, cities, county and the state (Primary taxes).

The subject's market value, assessed value, and taxes are summarized below, and do not include any furniture, fixtures and equipment.

                           AD VALOREM TAX INFORMATION

                                   2004 Actual                   2005 Pro Forma                 2006 Pro Forma
                             Limited        Full Cash        Limited       Full Cash        Limited       Full Cash
                           -----------     -----------     -----------    -----------     -----------    -----------
167-27-001W                $12,529,125     $12,529,125     $12,870,000    $12,870,000     $14,157,000    $15,471,300
                           -----------     -----------     -----------    -----------     -----------    -----------
Subtotal                   $12,529,125     $12,529,125     $12,870,000    $12,870,000     $14,157,000    $15,471,300
Assessment Rate                  10.00%          10.00%          10.00%         10.00%          10.00%         10.00%
                           -----------     -----------     -----------    -----------     -----------    -----------
Assessed Values            $ 1,252,913     $ 1,252,913     $ 1,287,000    $ 1,287,000     $ 1,415,700    $ 1,547,130

Taxation Type                Primary        Secondary        Primary       Secondary        Primary       Secondary
Rates per 100                   7.1941          4.2523          7.1941         4.2523          7.1941         4.2523
Assessed Values            $ 1,252,913      $1,252,913     $ 1,287,000    $ 1,287,000     $ 1,415,700    $ 1,547,130
                           -----------     -----------     -----------    -----------     -----------    -----------
Totals                     $    90,136     $    53,278     $    92,588    $    54,727     $   101,847    $    65,789

Taxation Type                                Special                        Special                        Special
Rates per 100                                   0.0000                         0.0000                         0.0000
Assessed Values                            $ 1,252,913                    $ 1,287,000                    $ 1,547,130
                                           -----------                    -----------                    -----------
Totals                                     $         0                    $         0                    $         0

TOTAL TAXES                                $   143,413                    $   147,315                    $   167,635
                                           -----------                    -----------                    -----------

Source: Maricopa County Assessor's Office

According to Maricopa County Treasurer records, there are no delinquent property taxes encumbering the subject. Our pro forma is based on actual assessed values along with 2004 tax rates. Taxes are then expected to increase at the rate of inflation.

TAX COMPARABLES

As a crosscheck to the subject's applicable real estate taxes, CBRE has reviewed the real estate tax information according to the Maricopa County Assessor for comparable properties in the immediate area. The following table summarizes the real estate tax comparables employed for this assignment:

GREENSPOINT APARTMENTS                                   TAX AND ASSESSMENT DATA

                           AD VALOREM TAX COMPARABLES

                              Comp 1           Comp 2           Comp 3          Subject
                        Paradise Springs  Paradise Trails     The Ridge       Greenspoint
                        ----------------  ---------------    -----------      -----------
Year Built                        1984             1985             1986             1985
No. Units                          200              174              380              336
Tax Year                          2005             2005             2005             2005

TOTAL FULL CASH VALUE      $ 9,575,700      $ 8,636,900      $12,955,600      $12,870,000
PER UNIT                   $    47,879      $    49,637      $    34,094      $    38,304

SOURCE: Maricopa County Assessor's Office

CONCLUSION

The tax comparables support an assessed value ranging from $34,094 to $49,637 per unit. The subject falls at $38,304 per unit. Therefore, the subject's 2005 pro forma taxes of $147,315 are considered reasonable. There is no basis for a tax appeal at this time.

GREENSPOINT APARTMENTS                                      HIGHEST AND BEST USE

                              HIGHEST AND BEST USE

In appraisal practice, the concept of highest and best use represents the premise upon which value is based. The four criteria the highest and best use must meet are:

                        -     legal permissibility;

                        -     physical possibility;

                        -     financial feasibility; and

                        -     maximum profitability.

Highest and best use analysis involves assessing the subject both as if vacant and as improved.

AS VACANT

LEGAL PERMISSIBILITY

The legally permissible uses were discussed in detail in the site analysis and zoning sections of this report. The subject site is zoned for multi-family use. This zoning category is oriented towards garden style apartment projects, but lower intensity uses such as condominiums, churches, and single family residences are possible under the subject's current zoning.

With single family homes along the north property boundary there is little probability that the subject's zoning would be changed to a higher intensity commercial, office or industrial use. Multi-family uses for the subject conform with the general plan of Phoenix.

No private restrictions are known to impact the subject.

PHYSICAL POSSIBILITY

The physical characteristics of the subject site were discussed in detail in the site analysis. The subject parcel is irregular in shape with frontage along a primary arterial road and a neighborhood collector. The net usable site area is approximately 9.25 acres, and all off-sites, including curbs, gutters, sidewalks, storm drains, and utilities are available to the subject site. Overall, the subject site is physically suited for near term development.

The overall size of the subject is small for a single-family residential subdivision. Furthermore, the neighborhood is already adequately served by schools and parks. Therefore, the most probable use from a physical and legal perspective is either multi-family development, or to hold the site as an investment.

FINANCIAL FEASIBILITY

The financial feasibility of a specific property is market driven, and is influenced by surrounding land uses. Based upon the supply of new projects planned for the competitive area, there is strong

GREENSPOINT APARTMENTS                                      HIGHEST AND BEST USE

inferential evidence that market participants perceive a need for new inventory in this area. Near term multi-family development is considered to be financially feasible.

MAXIMUM PROFITABILITY

The use which results in the maximum profitability of the site is beyond the scope of this assignment. Although alternate land uses may be financially feasible, the maximally productive use of the subject site is near term multi-family development.

CONCLUSION: HIGHEST AND BEST USE AS VACANT

Based on the foregoing analysis, the highest and best use of the site as though vacant would be for near future multi-family development.

AS IMPROVED

LEGAL PERMISSIBILITY

The subject site was approved for apartment development and the improvements appear to represent a legally conforming use of the site. No changes from a legal perspective are necessary to maximize value.

PHYSICAL POSSIBILITY

The subject improvements were discussed in detail in the Improvement Analysis. The layout and positioning of the improvements are functional for apartment use based on comparison to neighborhood properties. The improvements are in average to good physical condition. Although two of the roofs were being replaced on the date of inspection, no deferred maintenance was evident. Overall, no physical changes to the subject are recommended to maximize value.

FINANCIAL FEASIBILITY

The financial feasibility for an apartment property is based on the amount of rent which can be generated, less operating expenses required to generate that income; if a residual amount exists then the land is being put to a productive use. As will be indicated in the Income Capitalization Approach, the subject is capable of producing a positive net cash flow and continued utilization of the improvements for apartments is considered financially feasible.

MAXIMUM PROFITABILITY

It appears there are no alternative uses of the existing improvements which would produce a higher net income and/or value over time than the current use, as a rental apartment complex.

GREENSPOINT APARTMENTS                                      HIGHEST AND BEST USE

CONCLUSION: HIGHEST AND BEST USE AS IMPROVED

Based on the foregoing, the highest and best use of the property as improved is to address the deferred maintenance and then continue the current use indefinitely.

GREENSPOINT APARTMENTS                                     APPRAISAL METHODOLOGY

APPRAISAL METHODOLOGY

In appraisal practice, an approach to value is included or omitted based on its applicability to the property type being valued and the quality and quantity of information available.

COST APPROACH

The cost approach is based upon the proposition that the informed purchaser would pay no more for the subject than the cost to produce a substitute property with equivalent utility. This approach is particularly applicable when the property being appraised involves relatively new improvements that represent the highest and best use of the land, or when relatively unique or specialized improvements are located on the site and for which there exist few sales or leases of comparable properties.

SALES COMPARISON APPROACH

The sales comparison approach utilizes sales of comparable properties, adjusted for differences, to indicate a value for the subject. Valuation is typically accomplished using physical units of comparison such as price per square foot, price per unit, price per floor, etc., or economic units of comparison such as gross rent multiplier. Adjustments are applied to the physical units of comparison derived from the comparable sale. The unit of comparison chosen for the subject is then used to yield a total value. Economic units of comparison are not adjusted, but rather analyzed as to relevant differences, with the final estimate derived based on the general comparisons.

INCOME CAPITALIZATION APPROACH

The income capitalization approach reflects the subject's income-producing capabilities. This approach is based on the assumption that value is created by the expectation of benefits to be derived in the future. Specifically estimated is the amount an investor would be willing to pay to receive an income stream plus reversion value from a property over a period of time. The two common valuation techniques associated with the income capitalization approach are direct capitalization and the discounted cash flow (DCF) analysis.

METHODOLOGY APPLICABLE TO THE SUBJECT

In valuing the subject, only the sales comparison and income capitalization approaches are applicable. However, at the client's request the Cost Approach is also presented.

GREENSPOINT APARTMENTS                                                LAND VALUE

                                   LAND VALUE

The following location map and table of sales summarizes the comparable data used in the valuation of the subject site. A detailed description of each transaction is included in the Addenda.

                                 [LOCATION MAP]

                        SUMMARY OF COMPARABLE LAND SALES

                                       TRANSACTION                        DENSITY  ACTUAL SALE  ADJUSTED SALE  PRICE PER  PRICE PER
NO.     PROPERTY LOCATION             TYPE    DATE          ZONING         (UPA)      PRICE        PRICE (1)     ACRE     BLDG UNIT
------- ----------------------------  ----   ------  -------------------  -------  -----------  -------------  ---------  ---------
1       NEC Cave Creek and Union      Sale   Jul-04     R4-A, Phoenix      30.21   $ 1,750,000    $1,750,000   $ 262,984   $ 8,706
        Hills, Phoenix, AZ

2       NEC Loop 101 and 7th Street,  Sale   Oct-04     Multi-family       23.66   $ 8,169,111    $8,169,111   $ 304,818   $12,885
        Phoenix, Az

3       NE Paradiseln Ln & 83 Ave,    Sale   Feb-05      PAD, Peoria       22.24   $ 3,173,445    $3,173,445   $ 294,028   $13,223
        Peoria, AZ

Subject 4202 East Cactus Road,          --       --  R-5, Phoenix Multi-   27.01            --            --          --        --
        Phoenix, Arizona                              Family Residence
                                                            District

----------
(1) Transaction Amount Adjusted for Cash Equivalency And/or Development Costs (Where Applicable)

Compiled by CBRE

GREENSPOINT APARTMENTS                                                LAND VALUE

ANALYSIS OF LAND SALES - GROUPED ADJUSTMENTS

PROPERTY RIGHTS CONVEYED

Fee simple property rights were transferred in each transaction. No adjustments for property rights are necessary.

FINANCING

No additional adjustments for financing are necessary. Each transaction was a cash, or cash-to-seller arrangement.

CONDITIONS OF SALE

Each of the sales represents a normal, arms-length transaction between knowledgeable and well informed parties. No adjustments for conditions of sale are applied.

MARKET CONDITIONS

The comparables represent the most recent pool of multi-family land sales in the competitive area. However, due to the slowdown of multi-family development that has occurred over the last 24 months, the pool of recent sales is somewhat limited. Average land prices have increased since the time Comparable One sold; therefore, an upward adjustments for changes in market conditions is applied.

ANALYSIS OF LAND SALES - INDIVIDUAL ADJUSTMENTS

The multi-family land market in the Phoenix MSA is moving through a period of disequilibrium. Therefore, a deliberate attempt to minimize the level of subjective adjustments has been made in this section.

LAND SALE ONE

Land Sale One was acquired by Trillium to develop a 201-unit apartment project known as Trillium at Union Hills. The site wraps around the southwest corner of Union Hills Drive and Cave Creek Road. The site contains 6.654 acres and the overall density is 30.2 units per acre. The acquisition price was $8,706 per apartment unit or $6.04 per square foot. In comparison to the subject, the location is considered to be inferior. Cabarets and mobile home parks are the dominant land uses in the immediate area. Size, frontage, and density are all similar to the subject.

GREENSPOINT APARTMENTS                                                LAND VALUE

LAND SALE TWO

This comparable is located at the northeast corner of the 101 Freeway and 7th Street. Trillium Residential will acquired the 26.8 acre site to develop a total of 634 apartment units and condominiums. The planned density is 23.7 units per acre. The price per square foot is $7.00 and the price per planned unit is $12,885. The location is reasonably similar to the subject, and no adjustments are necessary for size or frontage. However, the density is lower than the subject and a downward adjustment for density is applied. No further adjustments are necessary.

LAND SALE THREE

This comparable represents 10.793 acres located at the northeast corner of Paradise Lane and 83rd Avenue. The site has an irregular shape with level, at street grade topography. At the time of the sale, the property was vacant. The site is zoned PAD, Peoria, and the proposed use is to apartment. all available to site were available to the site. The property sold in February 2005 for $3,173,445, or $13,223 per proposed unit ($6.75 per square foot). A total of 240 units are proposed, for an overall density of 22.24 units per acre. In relation to the subject, no adjustments are necessary for location, size or frontage. However, the density is lower and a downward adjustment is applied for this element of comparison.

SUMMARY OF ADJUSTMENTS

Based on a comparative analysis, the following table summarizes the adjustments warranted when comparing each sale to the subject.

GREENSPOINT APARTMENTS                                                LAND VALUE

                           LAND SALES ADJUSTMENT GRID

Comparable Number                  1               2             3           Subject
Transaction Type                 Sale             Sale          Sale           --
Transaction Date                Jul-04           Oct-04        Feb-05          --
Zoning                      R4-a, Phoenix     Multi-family   Pad, Peoria   R-5, Phoenix
                                                                           Multi-family
Density (UPA)                     30.21             23.66          22.24       27.01
Actual Sale Price            $1,750,000        $8,169,111     $3,173,445          --
Adjusted Sale Price (1)      $1,750,000        $8,169,111     $3,173,445          --
Size (Acres)                       6.65             26.80          10.79        9.26
Size (SF)                       289,864         1,167,408        470,143     403,191
Price Per Acre               $  262,984        $  304,818     $  294,028          --
Price Per Sf                 $     6.04        $     7.00     $     6.75          --
Price Per Unit               $    8,706        $   12,885     $   13,223          --
                             ----------        ----------     ----------
Price ($ Per Unit)           $    8,706        $   12,885     $   13,223
                             ----------        ----------     ----------
Property Rights Conveyed              0%                0%             0%
Financing Terms (1)                   0%                0%             0%
Conditions of Sale                    0%                0%             0%
Market Conditions                    10%                0%             0%
                             ----------        ----------     ----------
Subtotal                     $    9,577        $   12,885     $   13,223
                             ----------        ----------     ----------
Location                             10%                0%             0%
Size                                  0%                0%             0%
Frontage                              0%                0%             0%
Density (UPA)                         0%              -10%           -10%
                             ----------        ----------     ----------
Total Other Adjustments              10%              -10%           -10%
                             ==========        ==========     ==========
Value Indication
 for Subject                 $   10,535        $   11,597     $   11,900
                             ==========        ==========     ==========

----------
(1) Transaction Amount Adjusted for Cash Equivalency And/or Development Costs (Where Applicable)

Compiled by CBRE

CONCLUSION

Following the adjustments process, the comparables support an overall value range of $10,535 to $11,900 per unit. Each comparable required a similar level of gross adjustments; therefore, the range is reconciled towards the middle portion. The following table presents the valuation conclusion:

GREENSPOINT APARTMENTS                                                LAND VALUE

                              CONCLUDED LAND VALUE

   $ PER UNIT           SUBJECT UNITS          TOTAL
----------------        -------------        ----------
    $10,500        X         250        =    $2,625,000
    $11,500        X         250        =    $2,875,000
INDICATED VALUE:                             $2,800,000

Compiled By CBRE

The land value equates to $6.94 per square foot. The comparables support a range of $6.04 to $7.00 per square foot and indicate that the value conclusion is reasonable.

GREENSPOINT APARTMENTS                                             COST APPROACH

                                 COST APPROACH

In estimating the replacement cost new for the subject, the following methods/data sources have been utilized (where available):

- the comparative unit method has been employed, utilizing the Marshall Valuation Service (MVS) cost guide, published by Marshall and Swift, LLC

MARSHALL VALUATION SERVICE

DIRECT COST

Salient details regarding the direct costs are summarized in the Cost Approach Schedule that follows this section. The MVS cost estimates include the following:

1. average architect's and engineer's fees for plans, plan check, building permits and survey(s) to establish building line;

2. normal interest in building funds during the period of construction plus a processing fee or service charge;

3.    materials, sales taxes on materials, and labor costs;

4. normal site preparation including finish grading and excavation for foundation and backfill;

5.    utilities from structure to lot line figured for typical setback;

6. contractor's overhead and profit, including job supervision, workmen's compensation, fire and liability insurance, unemployment insurance, equipment, temporary facilities, security, etc.;

7.    site improvements (included as lump sum additions); and

8. initial tenant improvement costs are included in MVS cost estimate. However, additional lease-up costs such as advertising, marketing and leasing commissions are not included.

Base building costs (direct costs), indicated by the MVS cost guide, are adjusted to reflect the physical characteristics of the subject. Making these adjustments, including the appropriate local and current cost multipliers, the Direct Building Cost is indicated.

ADDITIONS

Items not included in the direct building cost estimate include parking and walks, signage, landscaping, and miscellaneous site improvements. The cost for these items is estimated separately using the segregated cost sections of the MVS cost guide.

INDIRECT COST

Several indirect cost items are not included in the direct building cost figures derived through the MVS cost guide. These items include developer overhead (general and administrative costs), property taxes, legal and insurance costs, local development fees and contingencies, lease-up and marketing costs and miscellaneous costs. Research into these costs leads to the conclusion that an average property requires an allowance for additional indirect costs of about 5% to 15% of the total direct costs.

GREENSPOINT APARTMENTS                                             COST APPROACH

MVS CONCLUSION

The concluded direct and indirect building cost estimate obtained via the MVS cost guide (Section 12, Page 14, dated August 2004) is illustrated as follows:

                    MARSHALL VALUATION SERVICE COST SCHEDULE

Primary Building Type:   Apartment
Effective Age:           17 YRS
Quality/condition:       Average
Exterior Wall:           Frame & Stucco
Number of Units:         336
Number of Stories:       3
Height Per Story:        8'
Number of Buildings:     14
Gross Building Area:     280,559 SF
Net Rentable Area:       278,064 SF
Average Unit Size:       828 SF
Average Floor Area:      93,520 SF

Mvs Sec/page/class                                                                 12/14/D-good
BUILDING COMPONENT                                                                    ALL SPACE
COMPONENT SQ. FT.                                                                    280,559 SF
BASE SQUARE FOOT COST                                                           $         68.00

SQUARE FOOT REFINEMENTS
   Appliances                                                                   $          1.50
   Patios/balconies                                                             $          1.00
   Equipment                                                                    $          0.25
                                                                                ---------------
   Subtotal                                                                     $         70.75

HEIGHT AND SIZE REFINEMENTS
   Number of Stories Multiplier                                                            1.00
   Height Per Story Multiplier                                                             1.00
   Floor Area Multiplier                                                                   1.00
                                                                                ---------------
   Subtotal                                                                     $         70.75

COST MULTIPLIERS
   Current Cost Multiplier                                                                 1.05
   Local Multiplier                                                                        0.99
                                                                                ---------------
FINAL SQUARE FOOT COST                                                          $         73.54
BASE COMPONENT COST                                                             $    20,633,606
                                                                                ---------------

BASE BUILDING COST                  (Via Marshall Valuation Service Cost Data)  $    20,633,606
ADDITIONS
   Site Improvements                                                            $       500,000
   Pool/spa                                                                     $        80,000
DIRECT BUILDING COST                                                            $    21,213,606
                                                                                ---------------
INDIRECT COSTS                       10.0%Of Direct Building Cost               $     2,121,361
                                                                                ---------------
DIRECT AND INDIRECT BUILDING COST                                               $    23,334,967
ROUNDED                                                                         $    23,335,000

Compiled by CBRE

ENTREPRENEURIAL PROFIT

Entrepreneurial profit represents the return to the developer, and is separate from contractor's overhead and profit. This line item, which is a subjective figure, tends to range from 5% to 15% of total direct and indirect costs for this property type, based on discussions with developers active in this market.

ACCRUED DEPRECIATION

There are essentially three sources of accrued depreciation:

GREENSPOINT APARTMENTS                                             COST APPROACH

      1.    physical deterioration, both curable and incurable;

      2.    functional obsolescence, both curable and incurable; and

      3.    external obsolescence.

PHYSICAL DETERIORATION

The subject's physical condition was detailed in the Improvement Analysis section. Curable deterioration affecting the improvements results from deferred maintenance and, if applicable, was previously discussed.

With regard to incurable deterioration, the subject improvements are considered to have deteriorated due to normal wear and tear associated with natural aging.

                             ECONOMIC AGE AND LIFE

Actual Age                                                   20 Years
Effective Age                                                17 Years
MVS Expected Life                                            45 Years
Remaining Economic Life                                      28 Years
Accrued Physical Incurable Depreciation                          37.8%

COMPILED BY CBRE

FUNCTIONAL OBSOLESCENCE

Based on a review of the design and layout of the improvements, no forms of curable functional obsolescence were noted. Because replacement cost considers the construction of the subject improvements utilizing modern materials and current standards, design and layout, functional incurable obsolescence is not applicable.

EXTERNAL OBSOLESCENCE

Based on a review of the local market and neighborhood, no forms of external obsolescence affect the subject.

COST APPROACH CONCLUSION

The value estimate is calculated on the Cost Approach Schedule that follows.

GREENSPOINT APARTMENTS                                             COST APPROACH

                            COST APPROACH CONCLUSION

Building Type:           Apartment
Effective Age:           17 Yrs
Quality/condition:       Average
Exterior Wall:           Frame & Stucco
Number of Units:         336
Number of Stories:       3
Height Per Story:        8'
Number of Buildings:     14
Gross Building Area:     280,559 SF
Net Rentable Area:       278,064 SF
Average Unit Size:       828 SF
Average Floor Area:      93,520 SF

DIRECT AND INDIRECT BUILDING COST                                                                 $  23,335,000

ENTREPRENEURIAL PROFIT                  5.0% OF TOTAL BUILDING COST                               $   1,166,750
                                                                                                  -------------
REPLACEMENT COST NEW                                                                              $  24,501,750

ACCRUED DEPRECIATION
   Incurable Physical Deterioration     37.8% of Replacement Cost New Less      $   (9,256,217)
                                              Curable Physical Deterioration
   Functional Obsolescence                                                      $            0
   External Obsolescence                                                        $            0
                                                                                ---------------
   Total Accrued Depreciation           37.8% of Replacement Cost New                             $  (9,256,217)
DEPRECIATED REPLACEMENT COST                                                                      $  15,245,533
                                                                                                  -------------

LAND VALUE                                                                                        $   2,800,000
                                                                                                  -------------
"AS IS" VALUE INDICATION                                                                          $  18,045,533
ROUNDED                                                                                           $  18,000,000
VALUE PER UNIT                                                                                    $      53,571

COMPILED BY CBRE

GREENSPOINT APARTMENTS                                 SALES COMPARISON APPROACH

                            SALES COMPARISON APPROACH

The following location map and table of sales summarizes the comparable data used in the valuation of the subject property. A detailed description of each transaction is included in the Addenda.

                                 [LOCATION MAP]

                      SUMMARY OF COMPARABLE APARTMENT SALES


                                                     AVG.                                 PRICE
                         TRANSACTION   YEAR    NO.   UNIT   ACTUAL SALE     ADJUSTED       PER            NOI PER
NO.  NAME               TYPE    DATE   BUILT  UNITS  SIZE     PRICE       SALE PRICE(1)   UNIT(1)  OCC.    UNIT    OAR
---  ----------------  ------  ------  -----  -----  ----  -------------  -------------  --------  ----   -------  ----
1    South Creek         Sale  Feb-04   1986    528   894  $  28,650,000  $  28,900,000  $ 54,735    93%  $ 3,838  7.01%
     Apartments,
     Phoenix, AZ

2    Pinnacle Grove,     Sale  Aug-04   1987    247   829  $  13,200,000  $  13,200,000  $ 53,441    95%  $ 3,468  6.49%
     Tempe, AZ

3    Terracina,          Sale  Sep-04   1984    856   856  $  42,650,000  $  42,650,000  $ 49,825    90%  $ 3,021  6.06%
     Phoenix, AZ

4    Reflections At      Sale  Feb-05   1986    256   800  $  12,200,000  $  12,200,000  $ 47,656    92%  $ 2,655  5.57%
     Red
     Mountain,
     Mesa, AZ
5    Arcadia Del Sol,  Escrow  Mar-05   1971    260   820  $  14,100,000  $  14,100,000  $ 54,231    91%  $ 2,254  4.16%
     Phoenix, AZ

6    Superstition      Escrow  Mar-05   1985    376   662  $  20,400,000  $  20,400,000  $ 54,255    86%  $ 3,116  5.74%
     Park,
     Tempe, AZ

 Subj.Greenspoint          --      --   1985    336   828             --             --        --    87%  $ 3,267    --
      Apartments,
 Pro  Phoenix, Arizona
Forma

(1) Transaction Amount Adjusted for Cash Equivalency And/or Deferred Maintenance (Where Applicable) Compiled by CBRE

GREENSPOINT APARTMENTS                                 SALES COMPARISON APPROACH

ANALYSIS OF IMPROVED SALES - GROUPED ADJUSTMENTS

PROPERTY RIGHTS CONVEYED

Fee simple property rights (subject to short term apartment leases) were transferred in each transaction. No adjustments for property rights are necessary.

FINANCING

No additional adjustments for financing are necessary. As noted, financing adjustments were applied prior to the derivation of an overall rate, if applicable.

CONDITIONS OF SALE

Each of the sales represents a normal, arms-length transaction between knowledgeable and well-informed parties. No adjustments for conditions of sale are applied.

MARKET CONDITIONS

Overall capitalization rates have been declining rapidly over the last 14 months. Therefore, date of sale was an important selection criteria in determining which comparables to use in this analysis. The comparables selected are all recent sales; however, based upon the trend in prices in the comparable data set, upward adjustments are necessary for Comparables One through Three.

ANALYSIS OF IMPROVED SALES - INDIVIDUAL ADJUSTMENTS

IMPROVED SALE ONE

This comparable represents South Creek Apartments, a two-story, 472,152 square foot, 528-unit, garden apartment project that was completed in 1986, and sits on a 23.445-acre lot located at 4424 E. Baseline Road. The density is 22.52 units per acre. The exterior walls are constructed of stucco, and the project features 2 pools and spas, security gate, covered parking, sauna, fitness center. The property sold in February 2004 for $28,900,000, or $54,735 per unit. Pro Forma net operating income at the time of sale was $2,026,937, or $3,839 per unit, for an overall capitalization rate of 7.01%. Occupancy at the time of sale was 93%.

In relation to the subject, the basic location is considered to be similar. No adjustments are necessary for age and condition or economic factors. However, the average unit size is larger than the subject and a downward adjustment is applied for unit size. The project is also considerably larger than the subject. There are fewer buyers in this size range and the data set supports an inverse relationship between project size and unit price. Therefore, an upward adjustment is applied for the influence of project size on unit price. Finally, the development density is considerably lower than the subject and a downward adjustment is applied for density. Overall, a downward adjustment was made.

GREENSPOINT APARTMENTS                                 SALES COMPARISON APPROACH

IMPROVED SALE TWO

This comparable represents Pinnacle Grove, a two-story, 204,732 square foot, 247-unit, garden apartment project that was completed in 1987, and sits on a 9.79-acre lot located at 701 W Grove Parkway. The density is 25.23 units per acre. The exterior walls are constructed of frame and stucco, and the project features barbecues, cable ready, covered parking, fireplaces, two laundry facilities, pool, spa, washer/dryer hookups. The property sold in August 2004 for $13,200,000, or $53,441 per unit. Pro Forma net operating income at the time of sale was $856,705, or $3,468 per unit, for an overall capitalization rate of 6.49%. Occupancy at the time of sale was 95%. This property was encumbered by IDA bonds at the time of sale with a principal balance of $10,650,000, maturity date of April 1, 2027 and interest rate equal to the PSA Municipal Swap Index Rate + 2.25% (52-week average 0.98% at time of contract, peaked at 5.84% in May
2000). The bonds were assumable without penalty and residents pay full market rent. Both the buyer and seller attributed no gain or loss to the bonds.

In relation to the subject, the majority of the elements of comparison are all similar. However, the density is significantly lower than the subject; therefore, a downward adjustment is applied for density. Overall, a downward adjustment was made.

IMPROVED SALE THREE

This comparable represents Terracina, a 2 and 3-story, 732,484 square foot, 856-unit, garden apartment project that was completed in 1984, and sits on a 38.5-acre lot located at 1450 E. Bell Road. The density is 22.23 units per acre. The exterior walls are constructed of frame and stucco, and the project features pools, spas, fitness center, security access gate, on-site laundry. The property sold in September 2004 for $42,650,000, or $49,825 per unit. Existing net operating income at the time of sale was $2,586,400, or $3,022 per unit, for an overall capitalization rate of 6.06%. Occupancy at the time of sale was 90%. This comparable is located at 14th Street and Bell Road in north-Phoenix. Originally developed by Spanos, the project was sold by United Dominion. Units have eight foot ceilings and patios and balconies. The three-bedroom units have washer and dryer hook-ups and the largest unit types have washers and dryers.

In relation to the subject, the majority of the elements of comparison are all similar. However, the density is significantly lower than the subject; therefore, a downward adjustment is applied for density. Also, the project is considerably larger than the subject and an upward adjustment for the influence of size on unit price is necessary. Overall, an upward adjustment was made.

IMPROVED SALE FOUR

This comparable represents Reflections at Red Mountain, a two-story, 204,800 square foot, 256-unit, apartment project that was completed in 1986, and sits on a 11.78-acre lot located at 2601 E

GREENSPOINT APARTMENTS                                 SALES COMPARISON APPROACH

McKellips Rd. The density is 21.73 units per acre. The exterior walls are constructed of frame/stucco, and the project features fitness center, clubhouse, tennis court, volleyball court, playground, three swimming pools and two spas. The property sold in February 2005 for $12,200,000, or $47,656 per unit. Existing net operating income at the time of sale was $679,709, or $2,655 per unit, for an overall capitalization rate of 5.57%. Occupancy at the time of sale was 92%. The broker mentioned that the original offering price for this project was $150,000 higher, yet the purchase price was reduced to account for deferred maintenance expenses of that amount.

The outlying Mesa location is further from shopping and major employment centers than the subject. The location is considered to be inferior to the subject and an upward adjustment is applied. Age and condition, average unit size, and project size are all similar. However, the density is lower than the subject and a downward adjustment is necessary for density. Overall, an upward adjustment was made.

IMPROVED SALE FIVE

This comparable represents Arcadia del Sol, a 2, 3 and 4-story, 213,168 square foot, 260-unit, garden apartment project that was completed in 1971, and sits on a 7.16-acre lot located at 4125 East Indian School Road. The density is 36.31 units per acre. The exterior walls are constructed of masonry/frame and stucco, and the project features washer and dryer hook-ups, patios and balconies, and fireplaces on select units. The property sold in March 2005 for $14,100,000, or $54,231 per unit. Existing net operating income at the time of sale was $586,053, or $2,254 per unit, for an overall capitalization rate of 4.16%. Occupancy at the time of sale was 91%. This property was built in three phases (1971, 1975, and 1985), and underwent an extensive ($1.03 million) exterior renovation in 2004. Phase I totals 133 units, consists of a four-story concrete block building (including demising walls) with two elevators.

This comparable is generally similar to the subject in all of the major comparative categories. Overall, no net adjustment was made.

IMPROVED SALE SIX

This comparable represents Superstition Park, a two-story, 248,912 square foot, 376-unit, garden apartment project that was completed in 1985, and sits on a 17.95-acre lot located at 30 West Carter Drive. The density is 20.95 units per acre. The exterior walls are constructed of frame and stucco, and the project features pools, spa, covered parking, security access gate, and a central chiller/boiler system. The property sold in March 2005 for $20,400,000, or $54,255 per unit. Existing net operating income at the time of sale was $1,171,963, or $3,117 per unit, for an overall capitalization rate of 5.74%. Occupancy at the time of sale was 86%. This comparable is located in south Tempe near the Arizona State University Campus. The cap rate on actual income is 5.74%, however the cap rate using the broker's pro forma is 8.0%.

GREENSPOINT APARTMENTS                                 SALES COMPARISON APPROACH

The location near ASU, with a captive student base, is superior to the subject. Therefore, a downward adjustment for location is applied. Age and condition, project size, and economic factors are all similar to the subject. However, the average unit size is smaller than the subject and an upward adjustment is necessary for this element of comparison. Furthermore, the density is lower than the subject and a downward adjustment is applied for density. Overall, a downward adjustment was made.

SUMMARY OF ADJUSTMENTS

Based on the foregoing discussions, the following table summarizes the adjustments warranted when comparing each sale to the subject.

                         APARTMENT SALES ADJUSTMENT GRID

                                                                                                              Subj.
Comparable Number              1             2            3             4             5             6          Pro
                                                                                                              Forma
Transaction Type             Sale           Sale         Sale          Sale         Escrow        Escrow        --
Transaction Date            Feb-04         Aug-04       Sep-04        Feb-05        Mar-05        Mar-05        --
Year Built                   1986           1987         1984          1986          1971          1985        1985
No. Units                         528           247          856           256           260           376       336
Avg. Unit Size                    894           829          856           800           820           662       828
Actual Sale Price         $28,650,000   $13,200,000  $42,650,000   $12,200,000   $14,100,000   $20,400,000        --
Adjusted Sale Price (1)   $28,900,000   $13,200,000  $42,650,000   $12,200,000   $14,100,000   $20,400,000        --
Price Per Unit (1)        $    54,735   $    53,441  $    49,825   $    47,656   $    54,231   $    54,255        --
Occupancy                          93%           95%          90%           92%           91%           86%       87%
NOI Per Unit              $     3,838   $     3,468  $     3,021   $     2,655   $     2,254   $     3,116    $3,267
OAR                              7.01%         6.49%        6.06%         5.57%         4.16%         5.74%       --
                          -----------   -----------  -----------   -----------   -----------   -----------
Adj. Price Per Unit       $    54,735   $    53,441  $    49,825   $    47,656   $    54,231   $    54,255
                          -----------   -----------  -----------   -----------   -----------   -----------
Property Rights Conveyed            0%            0%           0%            0%            0%            0%
Financing Terms (1)                 0%            0%           0%            0%            0%            0%
Conditions of Sale                  0%            0%           0%            0%            0%            0%
Market Conditions (Time)            3%            3%           3%            0%            0%            0%
                          -----------   -----------  -----------   -----------   -----------   -----------
Subtotal                  $    56,377   $    55,045  $    51,320   $    47,656   $    54,231   $    54,255
                          -----------   -----------  -----------   -----------   -----------   -----------
Location                            0%            0%           0%           10%            0%           -5%
Age and Condition                   0%            0%           0%            0%            0%            0%
Average Unit Size                  -3%            0%           0%            0%            0%            5%
Project Size                        3%            0%           5%            0%            0%            0%
Density                            -5%           -5%          -5%           -5%            0%           -5%
Economic Factors                    0%            0%           0%            0%            0%            0%
                          -----------   -----------  -----------   -----------   -----------   -----------
Total Other Adjustments            -5%           -5%           0%            5%            0%           -5%
                          ===========   ===========  ===========   ===========   ===========   ===========
Indicated Value Per Unit  $    53,558   $    52,292  $    51,320   $    50,039   $    54,231   $    51,543
                          ===========   ===========  ===========   ===========   ===========   ===========

----------
(1) Transaction amount adjusted for cash equivalency and/or deferred maintenance (where applicable)

Compiled by CBRE

Based on the preceding discussions of each comparable and the foregoing adjustment analysis, a price per unit indication near the midpoint of the indicated range was most appropriate for the subject.

GREENSPOINT APARTMENTS                                 SALES COMPARISON APPROACH

EFFECTIVE GROSS INCOME MULTIPLIER ANALYSIS

The EGIM reflects the relationship between effective gross annual income and sales price. The EGIM is a unit of comparison that cannot be adjusted and, there, it is primarily utilized to indicate a point of tendency. The following illustrates the EGIM for each of the sales analyzed herein.

                   EFFECTIVE GROSS INCOME MULTIPLIER ANALYSIS


Sale No.    Occupancy    OER     EGIM
--------    ---------   -----    ----
 1             93%      46.13%   7.68
 2             95%      50.67%   7.60
 3             90%      51.75%   7.96
 4             92%      56.86%   7.74
 5             91%      63.54%   8.77
 6             86%      53.52%   8.09
               --       -----    ----
Subj.          84%      54.87%     --
               --       -----    ----

Compiled by CBRE

The EGIM analysis is applied as a Sales Comparison tool to compare the income generating capabilities of the comparables without the influence of operating expenses. In this instance the range is relatively narrow and we have reconciled the subject's EGIM towards the middle part of the range.

SALES COMPARISON APPROACH CONCLUSION

The following table presents the estimated value for the subject as indicated by the sales comparison approach.

GREENSPOINT APARTMENTS                                 SALES COMPARISON APPROACH

                            SALES COMPARISON APPROACH

TOTAL UNITS              X     VALUE PER UNIT      =          VALUE
-----------                    --------------                 -----
   336                   X        $50,000          =       $16,800,000
   336                   X        $53,000          =       $17,808,000

   EGI                   X         EGIM            =       Value
----------                        -------                  -----------
$2,432,122               X         7.75            =       $18,848,942

VALUE CONCLUSION
                                                           -----------
VALUE INDICATION                                           $17,500,000
ROUNDED                                                    $17,500,000
VALUE PER UNIT                                             $    52,083

Compiled by CBRE

NET OPERATING INCOME ANALYSIS

As a cross check to the foregoing analysis, the net operating income (NOI) being generated by the comparable sales as compared to the subject's pro forma NOI that was estimated in the Income Capitalization Approach has been analyzed. In general, it is a fundamental assumption that the physical characteristics of a property (e.g., location, access, design/ appeal, condition, etc.) are reflected in the net operating income being generated, and the resultant price per unit paid for a property has a direct relationship to the NOI being generated.

The following NOI analysis table illustrates the sale prices (after adjustments for conditions of sale and market conditions) of the individual sales plotted in comparison their NOIs. In addition, a trend line has been plotted based on a linear regression analysis of the comparables. The subject's indicated value has been plotted along this trend line at its pro forma stabilized NOI.

GREENSPOINT APARTMENTS                                 SALES COMPARISON APPROACH

                         NET OPERATING INCOME ANALYSIS

                                  [LINE GRAPH]

The concluded value presented herein provides economic support for the direct comparison of sale comparables.

GREENSPOINT APARTMENTS                            INCOME CAPITALIZATION APPROACH

                         INCOME CAPITALIZATION APPROACH

The following location map and table of rents summarizes the comparable data used in the valuation of the subject property. A detailed description of each transaction is included in the Addenda.

                                     [MAP]

                     SUMMARY OF COMPARABLE APARTMENT RENTALS

COMP.                                                            YEAR             NO.  AVG. RENT
 NO.        PROPERTY NAME                  LOCATION              BUILT    OCC.   UNITS  PER UNIT
-----      ----------------     -----------------------------    -----    ----   ----- ---------
1          Paradise Springs     13616 N. 43rd Street,            1984      96%    200     $750
                                Phoenix, AZ

2          Paradise Trails      4502 E. Paradise Village Pky     1985      95%    174     $652
                                South, Phoenix, AZ

3          The Palisades        13440 N. 44th Street,            1990      93%    536     $789
                                Phoenix, AZ

4          The Ridge            15202 N. 40th Street,            1986      93%    380     $610
                                Phoenix, AZ

5          Townhomes On         12844 N. Paradise Village Pwy    1983      98%    120     $692
           The Park             West, Phoenix, AZ

6          Villa Encanto        4315 E. Thunderbird Road,        1983      94%    383     $738
                                Phoenix, AZ

Subj.      Greenspoint          4202 East Cactus Road,           1985      96%    336      ---
Pro         Apartments          Phoenix, Arizona
Forma

Compiled by CBRE

GREENSPOINT APARTMENTS                            INCOME CAPITALIZATION APPROACH

The comparables are all primary competitors located around Paradise Valley Mall.

ANALYSIS OF RENT COMPARABLES

RENT COMPARABLE ONE

This comparable is located on 43rd Street south of Thunderbird Road, or about one mile north of the subject. Paradise Springs includes 200 units situated on an 8.28 acre site. The project was developed in 1984 and is in good physical condition. Project amenities include a pool, spa, clubhouse, exercise facility, and covered parking. The unit mix includes one- and two-bedroom units. Unit amenities include eight foot ceilings, washer and dryers, and private patios or balconies. The current occupancy is 96%. Base rental rates are $660 to $795 per month. Only sewer and trash removal are included in the base rent. No concessions or premiums are currently quoted.

This comparable is generally similar to the subject.

RENT COMPARABLE TWO

Paradise Trails is located about one-half mile east of the subject. The project includes 174 units and was developed in 1985. The net site area is 4.73 acres. The project contains three story buildings and is in average physical condition. Project amenities include a pool, spa, clubhouse, racquetball, and covered parking. Units have eight foot ceilings and full size washer and dryers. The unit mix includes one and two-bedroom units. This project is currently 95% leased. Base rent ranges from $595 to $745 per month, and there are no utilities included in the rental rates. No premium rent was reported. Concessions include one month free on a 12 month lease.

Overall, therefore, this comparables supports the mid-range of market rent for the subject.

RENT COMPARABLE THREE

The Palisades Apartments is located along 44th Street, south of Thunderbird Road, or about one-half mile north of Paradise Valley Mall. The 536-unit project was completed in 1990. There are 750 covered parking spaces and 222 open spaces with no garages. The unit mix includes studio, one-, two- and three-bedroom units. Unit amenities include air conditioning, washer/dryer (some), dishwasher, disposal, fireplace (some), private balcony/patio, cable, satellite or direct TV (optional), security system (optional), vaulted ceilings (some), vertical blinds, storage, ceiling fans, frost-free refrigerator, walk-in closets, mini-blinds, microwave, fireplaces, and a self-cleaning oven. Complex amenities include a clubhouse/recreation room, weight/exercise room, heated swimming pool(s), spa(s), tennis court(s), volleyball court(s), laundry room(s), barbecue area(s), kitchen/wet bar, car care area, playground(s), swimming pool(s), billiards, recreation program, security patrol, security gate, computer room, and theater. Base rent is $596 to $1,108 and occupancy is 93%. No utilities are

GREENSPOINT APARTMENTS                            INCOME CAPITALIZATION APPROACH

included in the base rent. Concessions were quoted as two weeks to one month of free rent and there are no premiums for view or location.

This comparable is somewhat newer than the subject and therefore supports the upper portion of the range of market rent.

RENT COMPARABLE FOUR

The Ridge is a 380-unit apartment project that is located at the southwest corner of 40th Street and Greenway Road. The project was constructed in 1986 and the density is about 29.0 units per acre. The project is about one mile east of the subject. Amenities include a large clubhouse, two pools, two on-site laundries, covered parking, and a security access gate. Units have eight foot ceilings and patios and balconies. Also, 80 units have stacked washers and dryers (the balance do not have hook-ups). The unit mix includes studio, one and two-bedroom units. The current occupancy is 93%. Base rental rates range from $499 to $699 per month. Concessions equate to one month free on a 12 month lease.

This comparable generally supports the middle range of market rent for the subject.

RENT COMPARABLE FIVE

This comparable is located along the outer ring of Paradise Valley Mall about one-half mile north of the subject. Townhomes on the Park includes 120 units situated on a 6.91 acre site. The project was developed in 1983 and is in good physical condition. Project amenities include a pool, spa, clubhouse, tennis court, exercise facility, and covered parking. The unit mix includes one- and two-bedroom units. Unit amenities include eight foot ceilings, stackable washer and dryers, and private patios or balconies. The current occupancy is 98%. Base rental rates are $610 to $820 per month. Water, sewer and trash removal are included in the base rent. Concessions involve on month free on a 12 month lease. Rental premiums of $10 to $20 per month are quoted for pool and courtyard views.

Overall, this comparable supports the mid-range of market rent for the subject.

RENT COMPARABLE SIX

This comparable is located at 43rd Street and Thunderbird Road about one mile north of the subject. Villa Encanto includes 383 units situated on a 20.85 acre site. The project was developed in 1983 and is in good physical condition. Project amenities include a pool, spa, laundry, clubhouse, exercise facility, and covered parking. The unit mix includes studio through three-bedroom units. Unit amenities include eight foot ceilings, stacked washer and dryers, and private patios or balconies. The current occupancy is 98%. Base rental rates are $615 to $820 per month. No utilities are included

GREENSPOINT APARTMENTS                            INCOME CAPITALIZATION APPROACH

in the base rent. Concessions are $50 to $120 off monthly rent, plus reduced move-in fees. View and fireplace premiums range from $10 to $20.

This comparable is generally similar to the subject.

SUBJECT RENTAL INFORMATION

The following table depicts the subject's unit mix and rental rates.

                           SUBJECT RENTAL INFORMATION

                     NO. OF            UNIT            UNIT      QUOTED   RENT
TYPE                  UNITS          SIZE (SF)         OCC.      RENTS   PER SF
----                 ------          --------          ----      ------  ------
1 BR, 1 BA              48             653 SF           96%       $645    $0.99
1 BR, 1 BA              60             717 SF           97%       $655    $0.91
1 BR, 1 BA              60             756 SF           98%       $675    $0.89
2 BR, 1.3 BA            84             884 SF           94%       $739    $0.84
2 BR, 2 BA              84           1,001 SF           95%       $789    $0.79
                      ----           --------           --        ----    -----
Total/Average:         336             828 SF           96%       $712    $0.86
                      ----           --------           --        ----    -----

Compiled by CBRE

The rental rates in the previous table are base rental rates prior to premiums and concessions. Current concessions are quoted as one month free on a 12 month lease. Five and $10 discounts are quoted for second and third floor units, and premiums of $10 are quoted for units with microwaves and pool views. A $20 premium is quoted for units with wood burning fireplaces.

ESTIMATE OF MARKET RENT

In order to estimate the market rates for the various floor plans, the subject unit types have been compared with similar units in the comparable projects. The following is a discussion of each unit type.

GREENSPOINT APARTMENTS                            INCOME CAPITALIZATION APPROACH

ONE-BEDROOM UNITS

                          SUMMARY OF COMPARABLE RENTALS
                                ONE BEDROOM UNITS

                                                                                           RENTAL RATES
COMPARABLE                         PLAN TYPE                                     SIZE     $/MO.    $/SF
----------                         ---------                                     ----     -----    ----
The Ridge                      1 BR, 1 BA                                       557 SF    $549     $0.99
Villa Encanto                  1 BR, 1 BA                                       560 SF    $625     $1.12
The Palisades                  1 BR, 1 BA                                       597 SF    $596     $1.00
Villa Encanto                  1 BR, 1 BA                                       604 SF    $645     $1.07
Paradise Trails                1 BR, 1 BA                                       608 SF    $595     $0.98
Paradise Trails                1 BR, 1 BA                                       624 SF    $585     $0.94
Subject                        1 BR, 1 BA ASPEN                                 653 SF    $645     $0.99
Townhomes On The Park          1 BR, 1 BA                                       670 SF    $615     $0.92
Villa Encanto                  1 BR, 1 BA                                       682 SF    $660     $0.97
Paradise Springs               1 BR, 1 BA                                       702 SF    $660     $0.94
The Palisades                  1 BR, 1 BA                                       711 SF    $685     $0.96
SUBJECT                        1 BR, 1 BA BIRCHWOOD                             717 SF    $655     $0.91
Villa Encanto                  1 BR, 1 BA                                       748 SF    $675     $0.90
SUBJECT                        1 BR, 1 BA CYPRESS                               756 SF    $675     $0.89
The Palisades                  1 BR, 1 BA                                       771 SF    $751     $0.97
Paradise Trails                1 BR, 1 BA                                       776 SF    $635     $0.82
Paradise Trails                1 BR, 1 BA                                       800 SF    $625     $0.78
Townhomes On The Park          1 BR, 1.5 BA                                     809 SF    $690     $0.85
Paradise Springs               1 BR, 1 BA Den                                   907 SF    $760     $0.84

Compiled by CBRE

The subject's quoted rental rates are within the range indicated by the rent comparables. The subject's rent roll indicates that a majority of the occupied one-bedroom units are leased at or below the quoted rates due to recent rental increases and specials. Considering the available data, monthly market rent for the subject units is estimated at the quoted rates.

GREENSPOINT APARTMENTS                            INCOME CAPITALIZATION APPROACH

TWO-BEDROOM UNITS

                          SUMMARY OF COMPARABLE RENTALS
                                TWO BEDROOM UNITS

                                                                                        RENTAL RATES
COMPARABLE                           PLAN TYPE                                SIZE     $/MO.     $/SF
----------                           ---------                                ----     -----     ----
Villa Encanto                  2 BR, 1 BA                                   818 SF     $750     $0.92
Subject                        2 BR, 1.3 BA DRIFTWOOD                       884 SF     $739     $0.84
Townhomes On The Park          2 BR, 1 BA                                   890 SF     $700     $0.79
Paradise Springs               2 BR, 2 BA                                   907 SF     $770     $0.85
The Palisades                  2 BR, 1 BA                                   932 SF     $781     $0.84
The Ridge                      2 BR, 2 BA                                   962 SF     $699     $0.73
Villa Encanto                  2 BR, 2 BA                                   967 SF     $789     $0.82
Villa Encanto                  2 BR, 2 BA                                   971 SF     $789     $0.81
Paradise Springs               2 BR, 2 BA                                   981 SF     $795     $0.81
Townhomes On The Park          2 BR, 2 BA                                   983 SF     $780     $0.79
Villa Encanto                  2 BR, 2 BA                                   994 SF     $819     $0.82
Subject                        2 BR, 2 BA EVERGREEN                       1,001 SF     $789     $0.79
The Palisades                  2 BR, 2 BA                                 1,024 SF     $763     $0.75
Paradise Trails                2 BR, 2 BA                                 1,046 SF     $755     $0.72
Townhomes On The Park          2 BR, 2 BA                                 1,062 SF     $820     $0.77
Paradise Trails                2 BR, 2 BA                                 1,067 SF     $745     $0.70
The Palisades                  2 BR, 2 BA                                 1,075 SF     $858     $0.80

Compiled by CBRE

The subject's quoted rental rates are within the range indicated by the rent comparables. The subject's rent roll indicates that a majority of the occupied two-bedroom units are leased at or below the quoted rates due to recent price increases and specials. Considering the available data, monthly market rent for the subject units is reconciled at the quoted rates.

MARKET RENT CONCLUSIONS

Based on the foregoing analysis and discussion, the following is the estimate of potential rental income for the subject:

GREENSPOINT APARTMENTS                            INCOME CAPITALIZATION APPROACH

                             MARKET RENT CONCLUSIONS

 NO.                            UNIT                          MONTHLY RENT              ANNUAL RENT          ANNUAL
UNITS           UNIT TYPE       SIZE       TOTAL SF    $/UNIT   $/SF       PRI        $/UNIT     $/SF        TOTAL
-----          ------------   --------    ----------   ------   -----    --------     ------    ------     ----------
48              1 BR, 1 BA      653 SF     31,344 SF    $645    $0.99    $ 30,960     $7,740    $11.85     $  371,520
60              1 BR, 1 BA      717 SF     43,020 SF    $655    $0.91    $ 39,300     $7,860    $10.96     $  471,600
60              1 BR, 1 BA      756 SF     45,360 SF    $675    $0.89    $ 40,500     $8,100    $10.71     $  486,000
84             2 BR, 1.3 BA     884 SF     74,256 SF    $739    $0.84    $ 62,076     $8,868    $10.03     $  744,912
84              2 BR, 2 BA    1,001 SF     84,084 SF    $789    $0.79    $ 66,276     $9,468    $ 9.46     $  795,312
336                             828 SF    278,064 SF    $712    $0.86    $239,112     $8,540    $10.32     $2,869,344

Compiled by CBRE

RENT ADJUSTMENTS

Rent adjustments are sometimes necessary to account for differences in rental rates applicable to different units within similar floor plans due to items such as location within the property, view, and level of amenities. These rental adjustments may be in the form of rent premiums or rent discounts.

As noted, the rental rates for some of the subject's units vary depending upon floor height, views, and the presence of microwave ovens and/or fireplaces. However, in this analysis we have concluded at average rental rates per unit; therefore, no rent adjustments are necessary.

RENT ROLL ANALYSIS

The rent roll analysis serves as a crosscheck to the estimate of market rent for the subject. The collections shown on the rent roll include rent premiums and/or discounts.

                               RENT ROLL ANALYSIS

                                        TOTAL              TOTAL
REVENUE COMPONENT                    MONTHLY RENT       ANNUAL RENT
-----------------                    ------------       -----------
322 Occupied Units at Contract         $220,268          $2,643,216
Rates
14 Vacant Units at Market Rates        $ 12,625          $  151,500
                                       --------          ----------
336 Total Units @ Contract Rent        $232,893          $2,794,716
336 Total Units @ Market Rent          $239,112          $2,869,344
                                       --------          ----------

Compiled by CBRE

The variation between the total annual rent reflected in the rent roll analysis and the market rent conclusion owes to older leases that do not reflect recent increases in rental rates.

POTENTIAL RENTAL INCOME CONCLUSION

Within this analysis, potential rental income is estimated based upon the forward-looking market rental rates over the next twelve months. This method of calculating rental income is most prevalent in

GREENSPOINT APARTMENTS                            INCOME CAPITALIZATION APPROACH

the local market and is consistent with the method used to derive overall capitalization rates from the comparable sales data.

In estimating the subject's pro forma operating data, the actual operating history and budgets have been analyzed. The following table presents the available operating data history for the subject.

                                OPERATING HISTORY

                                                                                                               2005
                                 2002          90%          2003         84%         2004          83%        Budget         87%
YEAR-OCCUPANCY                   Total       $/Unit        Total       $/Unit        Total       $/Unit        Total       $/Unit
                                 -----       ------        -----       ------        -----       ------       ------       -------
INCOME
 Rental Income                $2,246,514   $    6,686   $2,076,911   $    6,181   $1,990,369   $    5,924   $2,110,734   $    6,282
 Other Income                    215,015          640      216,688          645      204,315          608      175,899          524
 RUBS Income                      52,992          158       38,999          116       79,571          237       87,000          259
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
 Effective Gross Income       $2,514,521   $    7,484   $2,332,598   $    6,942   $2,274,255   $    6,769   $2,373,633   $    7,064
EXPENSES
 Real Estate Taxes            $  147,091   $      438   $  152,161   $      453   $  143,739   $      428   $  162,109   $      482
 Property Insurance               49,600          148       54,203          161       60,009          179       61,315          182
 Utilities                       173,257          516      160,691          478      164,107          488      191,944          571
 Repair and Maintenance           61,370          183       84,565          252       58,308          174       77,353          230
 Apartment Turnover               76,223          227       84,152          250       64,137          191       79,602          237
 Contract Services                73,803          220       81,718          243       83,173          248       86,720          258
 Advertising and Promotion        68,996          205       98,570          293      114,571          341       49,883          148
 Administrative                   47,047          140       72,392          215       49,915          149       50,074          149
 Payroll                         226,467          674      331,475          987      378,460        1,126      395,545        1,177
 Management Fee                  125,521          374      114,865          342      111,016          330      104,134          310
 Reserves for Replacement         67,200          200       67,200          200       67,200          200       67,200          200
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
 Operating Expenses           $1,116,575   $    3,323   $1,301,992   $    3,875   $1,294,635   $    3,853   $1,325,879   $    3,946
                              ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Net Operating Income          $1,397,946   $    4,161   $1,030,606   $    3,067   $  979,620   $    2,916   $1,047,754   $    3,118

Source: Operating statements

An adjustment for replacement reserves was made to the historical figures to facilitate comparison with the subject's pro forma.

LOSS TO LEASE

Loss-to-lease occurs because there are leases in place at the property that are below the current quoted and/or market lease rates. That is, the subject will never attain 100% of its potential market rents at any given time because there are always existing leases in place at lower rates. As well, management often allows tenants to renew for less than the full market rate, and in turn, the landlord foregoes the cost of painting and redecorating prior to re-leasing the unit. The loss to lease associated with the subject property is estimated at [OBJECT OMITTED] of gross rental income. This method of calculating rental income is most prevalent in the local market and is consistent with the method used to derive overall capitalization rates from the comparable sales data.

GREENSPOINT APARTMENTS                            INCOME CAPITALIZATION APPROACH

RENT CONCESSIONS

Rent concessions are currently prevalent in the local market in the form of free rent, reduced move-in costs and pro rated discounts. The subject's quoted concessions are basically 8%, or one month free on a 12 month lease. Concessions according to the subject's financial statements have ranged from 2% to 6% since 2002 and there is no line item for concessions in the 2005 budget.

The market range for concessions ranges from 0% (meaning quoted rates have been adjusted downward to net out concessions) to three-months free (25%). Concessions among the subject's primary competitors are currently around 8% as one month free is standard in this market. Concessions are a structural component of the market and virtually never reduce to 0% in the Phoenix MSA. However, they are at atypically high levels at this point in the market cycle. Going forward, a long term concession rate of 8.00% is estimated for the subject.

VACANCY & COLLECTION LOSS

The subject's is currently 95.8% occupied. Meanwhile, the rent comparables average 94.8%, the submarket averages 91.6%, and the Phoenix metropolitan area averages 91.2%. The following table summarizes the historical physical occupancy within the subject according to the financial statements:

                                    OCCUPANCY

Year                                                     % PGI
----                                                     -----
2002                                                        90%
2003                                                        84%
2004                                                        83%
2005 Budget                                                 87%
CBRE ESTIMATE                                               87%

Compiled by CBRE

Based upon the recent history, we have estimated the subject's stabilized physical vacancy at 13.0%. In addition, we have modeled a 3.0% collection loss in our analysis. The subject has consistently generated a 3% to 4% collection loss expense and 3% is reflected in the 2005 budget.

OTHER INCOME

Other income is supplemental to that derived from leasing of the improvements. This includes categories such as forfeited deposits, vending machines, late charges, etc. The subject's ancillary income is detailed as follows:

GREENSPOINT APARTMENTS                            INCOME CAPITALIZATION APPROACH

                                  OTHER INCOME

Year                                               Total        $/Unit
----                                              --------      ------
2002                                              $215,015       $640
2003                                              $216,688       $645
2004                                              $204,315       $608
2005 Budget                                       $175,899       $524
CBRE ESTIMATE                                     $200,000       $595

Compiled by CBRE

The subject's full-year other income amounts have been reasonably stable at $204,000 to $216,000 from 2002 to 2004. Other income will trend down somewhat as lease buyout fees, etc. are reduced over the next several years in an improving market. However, the pro forma has been reconciled with primary emphasis on the most recent full year of operations.

RUBS INCOME

The subject property includes a RUBS program (Ratio Utility Billing System), whereby a portion of the utility expense is shared by tenants and reimbursed to the landlord on a pro rata basis. The subject's RUBS income is detailed as follows:

                                   RUBS INCOME

Year                                               Total        $/Unit
----                                              -------       ------
2002                                              $52,992        $158
2003                                              $38,999        $116
2004                                              $79,571        $237
2005 Budget                                       $87,000        $259
CBRE ESTIMATE                                     $87,000        $259

Compiled by CBRE

The budget is consistent with the recent history of the subject and has therefore been emphasized in the pro forma.

EFFECTIVE GROSS INCOME

The subject's effective gross income is detailed as follows:

GREENSPOINT APARTMENTS                            INCOME CAPITALIZATION APPROACH

                             EFFECTIVE GROSS INCOME

Year                       Total                             % Change
----                    ----------                           --------
2002                    $2,514,521
2003                    $2,332,598                              -7%
2004                    $2,274,255                              -3%
2005 Budget             $2,373,633                               4%
CBRE Estimate           $2,432,122                               2%

Compiled by CBRE

Our pro forma estimate is approximately 7% higher than the most recent full year due to recently implemented rental rate increases at the subject property, which are not reflected in the historical data. Further, the pro forma estimate is within 2% of the budgeted figures for the coming year and therefore appears reasonable.

OPERATING EXPENSE ANALYSIS

The following subsections represent the analysis for the pro forma estimate of each category of the subject's stabilized expenses.

EXPENSE COMPARABLES

The following table summarizes expenses obtained from recognized industry publications and/or comparable properties.

GREENSPOINT APARTMENTS                            INCOME CAPITALIZATION APPROACH

                              EXPENSE COMPARABLES

Comparable Number                           1                       2                      3
                                       -----------             -----------             -----------
Location                               Phoenix MSA             Phoenix MSA             Phoenix MSA
Units                                      250                     548                    273
GLA (SF)                                 235,000                 470,000                193,000
Expense Year                              2004                    2004                   2004

Effective Gross Income     $2,108,815  $     8,435  $3,155,905   $5,759     $1,783,497  $  6,533
Expenses                      Total      $/Unit       Total      $/Unit       Total     $  /Unit
                           ----------  -----------  ----------   ------     ----------  --------
 Real Estate Taxes         $  161,306  $       645  $  229,128   $  418     $  126,564  $    464
 Property Insurance            44,220          177     136,302      249         28,392       104
 Utilities                    123,988          496     384,770      702        117,246       429
 Repair and Maintenance        80,879          324     283,454      517              -         -
 Apartment Turnover                 -            -           -        -        120,054       440
 Contract Services             56,879          228     105,901      193         34,851       128
 Advertising and Promotion     48,975          196     103,340      189         49,791       182
 Administrative                29,985          120      66,202      121         23,463        86
 Payroll                      228,418          914     510,328      931        266,115       975
 Management Fee                83,295          333     142,015      259         71,439       262
  (as a % of EGI)                 3.9%                              4.5%                     4.0%
 Reserves for Replacement      62,500          250     109,600      200         58,056       213
                           ----------  -----------  ----------   ------     ----------  --------
Operating Expenses         $  920,445  $     3,682  $2,071,040   $3,779     $  895,971  $  3,282
  Operating Expense Ratio                     43.6%                65.6%                    50.2%

Source: Actual Operating Statements and IREM

REAL ESTATE TAXES

The real estate taxes for the subject were previously discussed. The subject's expense is detailed as follows:

                                REAL ESTATE TAXES

Year                                                 Total      $/Unit
----                                               --------     ------
2002                                               $147,091      $438
2003                                               $152,161      $453
2004                                               $143,739      $428
2005 Budget                                        $162,109      $482
Expense Comparable 1                                    N/A      $645
Expense Comparable 2                                    N/A      $418
Expense Comparable 3                                    N/A      $464
CBRE ESTIMATE                                      $147,315      $438

Compiled by CBRE

The subject's recent historical and budgeted amounts are similar and reflective of the historical assessment of the subject. Our estimate is based on the current assessment and 2004 tax rate, and is consistent with other properties operating in the area that were summarized in the tax and assessment section of the report.

GREENSPOINT APARTMENTS                            INCOME CAPITALIZATION APPROACH

PROPERTY INSURANCE

Property insurance expenses typically include fire and extended coverage and owner's liability coverage. The subject's expense is detailed as follows:

                               PROPERTY INSURANCE

Year                         Total                              $/Unit
----                        -------                             ------
2002                        $49,600                              $148
2003                        $54,203                              $161
2004                        $60,009                              $179
2005 Budget                 $61,315                              $182
Expense Comparable 1            N/A                              $177
Expense Comparable 2            N/A                              $249
Expense Comparable 3            N/A                              $104
CBRE ESTIMATE               $60,480                              $180

Compiled by CBRE

The most recent full year is consistent with the mid-point of the expense comparables and we have therefore concluded the subject's pro forma estimate at the mid-point of the typical range. Our estimate is consistent with other properties operating in the area and generally supported by the available historical and budgeted financial data.

UTILITIES

Utility expenses include electricity, natural gas, water, trash and sewer. The subject's expense is detailed as follows:

                                    UTILITIES

Year                                              Total         $/Unit
----                                             --------       ------
2002                                             $173,257        $516
2003                                             $160,691        $478
2004                                             $164,107        $488
2005 Budget                                      $191,944        $571
Expense Comparable 1                                  N/A        $496
Expense Comparable 2                                  N/A        $702
Expense Comparable 3                                  N/A        $429
CBRE ESTIMATE                                    $184,800        $550

Compiled by CBRE

The subject's utilities are gross expenses prior to any reimbursements. The total expense trended consistently from 2003 to 2004, but management is projecting a significant increase in 2005. The

GREENSPOINT APARTMENTS                            INCOME CAPITALIZATION APPROACH

pro forma has been reconciled with emphasis on the budget and the conclusion falls towards the mid-point of the range supported by the expense comparables.

REPAIRS AND MAINTENANCE

Repairs and maintenance expenses typically include routine on-site maintenance and repairs, as well as replacements of non-capital items. The subject's expense is detailed as follows:

                             REPAIR AND MAINTENANCE

Year                                     Total                  $/Unit
----                                    -------                 ------
2002                                    $61,370                  $183
2003                                    $84,565                  $252
2004                                    $58,308                  $174
2005 Budget                             $77,353                  $230
Expense Comparable 1                        N/A                  $324
Expense Comparable 2                        N/A                  $517
Expense Comparable 3                        N/A                  $  0
CBRE ESTIMATE                           $84,000                  $250

Compiled by CBRE

The subject's repair and maintenance expenses have trended from $174 to $252 per unit and the current budget is $230 per unit. The pro forma has been reconciled between the range supported by the comparables and the subject's 2005 budget.

APARTMENT TURNOVER

The subject's turnover expenses are summarized as follows:

                               APARTMENT TURNOVER

Year                         Total                              $/Unit
----                        -------                             ------
2002                        $76,223                              $227
2003                        $84,152                              $250
2004                        $64,137                              $191
2005 Budget                 $79,602                              $237
Expense Comparable 1            N/A                              $  0
Expense Comparable 2            N/A                              $  0
Expense Comparable 3            N/A                              $440
CBRE ESTIMATE               $84,000                              $250

Compiled by CBRE

The most recent years of operation support a range of $191 to $250 per unit for turnover expenses. The pro forma has been reconciled towards the upper portion of this range at $250 per unit.

GREENSPOINT APARTMENTS                            INCOME CAPITALIZATION APPROACH

CONTRACT SERVICES

Contract services typically includes all outside landscaping and grounds maintenance service contracts and the cost of landscaping supplies, as well as security services. The subject's expense is detailed as follows:

                                CONTRACT SERVICES

Year                                                Total       $/Unit
----                                                -------     ------
2002                                                $73,803      $220
2003                                                $81,718      $243
2004                                                $83,173      $248
2005 Budget                                         $86,720      $258
Expense Comparable 1                                    N/A      $228
Expense Comparable 2                                    N/A      $193
Expense Comparable 3                                    N/A      $128
CBRE ESTIMATE                                       $84,000      $250

Compiled by CBRE

The most recent full years of operations have trended very closely at $243 to $258 per unit. Based upon this range, the pro forma is reconciled at $250 per unit.

ADVERTISING AND PROMOTION

Advertising and promotion expenses typically include all costs associated with the promotion of the subject property including advertisements in local publications, trade publications, yellow pages, et cetera. The subject's expense is detailed as follows:

                            ADVERTISING AND PROMOTION

Year                   Total                   $/Unit
----                  --------                 -------
2002                  $ 68,996                  $205
2003                  $ 98,570                  $293
2004                  $114,571                  $341
2005 Budget           $ 49,883                  $148
Expense Comparable 1       N/A                  $196
Expense Comparable 2       N/A                  $189
Expense Comparable 3       N/A                  $182
CBRE ESTIMATE         $100,800                  $300

Compiled by CBRE

The pro forma has been reconciled based upon the most recent full year of operations and the current budget. Although the market is improving, the subject has struggled with below-market occupancy

GREENSPOINT APARTMENTS                            INCOME CAPITALIZATION APPROACH

over the last several years. Therefore, conclusion is reconciled towards the upper portion of this range.

ADMINISTRATIVE

Administrative expenses typically include legal costs, accounting, telephone, supplies, furniture, temporary help and items that are not provided by off-site management. The subject's expense is detailed as follows:

                                 ADMINISTRATIVE

Year                                               Total        $/Unit
----                                               -------      ------
2002                                               $47,047       $140
2003                                               $72,392       $215
2004                                               $49,915       $149
2005 Budget                                        $50,074       $149
Expense Comparable 1                                   N/A       $120
Expense Comparable 2                                   N/A       $121
Expense Comparable 3                                   N/A       $ 86
CBRE ESTIMATE                                      $50,400       $150

Compiled by CBRE

This expense category has trended closely in 2004 and in the 2005 budget; therefore, the pro forma is reconciled based upon the most recent actual operating figures.

PAYROLL

Payroll expenses typically include all payroll and payroll related items for all directly employed administrative personnel. Not included are the salaries or fees for off-site management firm personnel and services. The subject's expense is detailed as follows:

                                     PAYROLL

Year                                              Total         $/Unit
----                                             --------       ------
2002                                             $226,467       $  674
2003                                             $331,475       $  987
2004                                             $378,460       $1,126
2005 Budget                                      $395,545       $1,177
Expense Comparable 1                                  N/A       $  914
Expense Comparable 2                                  N/A       $  931
Expense Comparable 3                                  N/A       $  975
CBRE ESTIMATE                                    $386,400       $1,150

Compiled by CBRE

GREENSPOINT APARTMENTS                            INCOME CAPITALIZATION APPROACH

Payroll expenses within the subject increased significantly in 2004 and the budget continues this relatively high level of payroll. However, given the subject's history of below market occupancy, the relatively high payroll expenses are necessary.

MANAGEMENT FEE

Management expenses are typically negotiated as a percentage of collected revenues (effective gross income). The subject's expense is detailed as follows:

                                 MANAGEMENT FEE

Year                                                Total        % EGI
----                                               --------      -----
2002                                               $125,521      5.0%
2003                                               $114,865      4.9%
2004                                               $111,016      4.9%
2005 Budget                                        $104,134      4.4%
CBRE ESTIMATE                                      $ 85,124      3.5%

Compiled by CBRE

Professional management fees in the local market range from 3.0% to 5.0% for comparable properties. Historically, the subject has incurred a 4.4% to 5.0% management fee; however, the project is managed by the owner. Given the subject's size and the competitiveness of the local market area, we believe an appropriate management expense for the subject would be towards the lower end of the range.

RESERVES FOR REPLACEMENT

Reserves for replacement have been estimated based on discussions with knowledgeable market participants who indicate a range from $150 to $300 per unit for comparable properties. In this analysis, reserves of $200 per unit are modeled.

OPERATING EXPENSE CONCLUSION

The subject's expense is detailed as follows:

GREENSPOINT APARTMENTS                            INCOME CAPITALIZATION APPROACH

                               OPERATING EXPENSES

Year                           Total                            $/Unit
----                        ----------                          ------
2002                        $1,116,575                          $3,323
2003                        $1,301,992                          $3,875
2004                        $1,294,635                          $3,853
2005 Budget                 $1,325,879                          $3,946
Expense Comparable 1               N/A                          $3,682
Expense Comparable 2               N/A                          $3,779
Expense Comparable 3               N/A                          $3,282
CBRE ESTIMATE               $1,334,519                          $3,972

Compiled by CBRE

The subject's per unit operating expense pro forma is somewhat higher than the total per unit operating expenses indicated by the expense comparables and published data, but the subject estimate is supported by the actual operating history trend indicated above.

NET OPERATING INCOME CONCLUSION

The subject's net operating income is detailed as follows:

                              NET OPERATING INCOME

Year                      Total                                 $/Unit
----                    ----------                              ------
2002                    $1,397,946                              $4,161
2003                    $1,030,606                              $3,067
2004                    $  979,620                              $2,916
2005 Budget             $1,047,754                              $3,118
CBRE ESTIMATE           $1,097,602                              $3,267

Compiled by CBRE

Our pro forma estimate is approximately 12% higher than the most recent full year due to recently implemented rental rate increases at the subject property, which are not reflected in the historical data. Further, the pro forma estimate is within 5% of the budgeted figures for the coming year and therefore appears reasonable.

DIRECT CAPITALIZATION

Direct capitalization is a method used to convert a single year's estimated stabilized net operating income into a value indication. The following subsections represent different techniques for deriving an overall capitalization rate for direct capitalization.

GREENSPOINT APARTMENTS                            INCOME CAPITALIZATION APPROACH

COMPARABLE SALES

The OARs confirmed for the comparable sales analyzed in the Sales Comparison Approach are as follows:

                         COMPARABLE CAPITALIZATION RATES

                    Sale      Sale Price                    Pro Forma
     Sale           Date        $/Unit        Occupancy       OAR
-----------------  ------     ----------      ---------     ---------
      1            Feb-04      $54,735            93%         7.01%
      2            Aug-04      $53,441            95%         6.49%
      3            Sep-04      $49,825            90%         6.06%
      4            Feb-05      $47,656            92%         5.57%
      5            Mar-05      $54,231            91%         4.16%
      6            Mar-05      $54,255            86%         5.74%
                                                 ---          ----
INDICATED OAR:                                    84%         6.25%

Compiled by: CBRE

The comparables support an overall range of 4.16% to 7.01%, with a clear downward trend over time. Excluding Comparable One, which closed more than one year ago, the range is 4.16% to 6.49%. The most recent comparables reflect overall rates that were derived from income in place. The subject's pro forma NOI is about 5% higher than the current budget; therefore, the OAR derived from the comparable sales is reconciled somewhat above the mid-point of the range.

PUBLISHED INVESTOR SURVEYS

The results of the most recent National Investor Survey, published by CBRE, are summarized in the following table.

                          OVERALL CAPITALIZATION RATES

Investment Type           OAR Range         Average
---------------         ------------        -------
Apartments
Class A                 5.00% - 8.00%       6.07%
Class B                 5.00% - 8.00%       6.58%
Class C                 6.00% - 9.00%       7.37%
                                            ----
INDICATED OAR:                              6.25%

Source: CBRE National Investor Survey

The subject is considered to be a Class B property. The continued decline in interest rates in 2002 through 2005 had a significant impact on cap rates for investment grade properties due to the fact that most investors have been focusing on cash-on-cash returns. In other words, investors have been accepting a lower overall return due to the high equity return. There is a current lack of supply of product available for purchase in the real estate investment market. This lack of supply has exerted

GREENSPOINT APARTMENTS                            INCOME CAPITALIZATION APPROACH

additional downward pressure on capitalization rates. In addition, the relatively poor performance of the stock market has also increased the supply of capital allocated to real estate investments. Although interest rates have increased recently, short and long-term interest rates remain low by historical standards, leading to an increase capital available from short and long-term cash equivalents into real estate investments. With regard to rates, we have heard from at least three sources independently that the various investor surveys are outdated by the time they are published.

Due to these trends, the subject's OAR as derived from the most recent National Investor Survey has been reconciled somewhat below the mid-point of the range supported for Class B properties.

BAND OF INVESTMENT

The band of the investment technique has been utilized as a crosscheck to the foregoing techniques. The analysis is shown in the following table.

                               BAND OF INVESTMENT

Mortgage Interest Rate                     5.50%
Mortgage Term (Amortization Period)    30 Years
Mortgage Ratio (Loan-to-Value)               75%
Mortgage Constant                       0.06813
Equity Dividend Rate (EDR)                  6.5%

Mortgage Requirement                         75%    x   0.06813  =   0.05110
Equity Requirement                           25%    x   0.06500  =   0.01625
                                                                     -------
                                            100%                     0.06735

INDICATED OAR:                                                          6.70%

Compiled by: CBRE

CAPITALIZATION RATE CONCLUSION

The following table summarizes the OAR conclusions.

                    OVERALL CAPITALIZATION RATE - CONCLUSION

        Source                       Indicated OAR
------------------------             -------------
Comparable Sales                        6.25%
National Investor Survey                6.25%
Band of Investment                      6.70%
CBRE ESTIMATE                           6.25%

Compiled by: CBRE

In concluding an overall capitalization rate for the subject, primary reliance has been placed upon the data obtained from the comparable sales and interviews with active market participants. This data

GREENSPOINT APARTMENTS                            INCOME CAPITALIZATION APPROACH

tends to provide the most accurate depiction of both buyer's and seller's expectations within the market and the ranges indicated are relatively tight. Further secondary support for our conclusion is noted via both the CBRE National Investor Survey and the band of investment methodology. Considering the data presented, the concluded overall capitalization rate appears to be well supported in the local market.

DIRECT CAPITALIZATION SUMMARY

A summary of the direct capitalization of the subject at stabilized occupancy is illustrated in the following table.

GREENSPOINT APARTMENTS                            INCOME CAPITALIZATION APPROACH

                          DIRECT CAPITALIZATION SUMMARY

                                                   $/Unit/Yr            Total
                                                  ------------       -------------
INCOME
  Potential Rental Income                         $      8,540       $   2,869,344
  Less: Loss to Lease                  3.00%              (256)            (86,080)
  Less: Concessions                    8.00%              (683)           (229,548)
  Credit Loss                          3.00%              (228)            (76,611)
  Vacancy                             13.00%              (988)           (331,983)
                                                  ------------       -------------
NET RENTAL INCOME                                 $      6,384       $   2,145,122

  Other Income                                             595             200,000
  RUBS Income                                              259              87,000
                                                  ------------       -------------
EFFECTIVE GROSS INCOME                            $      7,238       $   2,432,122

EXPENSES
  Real Estate Taxes                               $        438       $     147,315
  Property Insurance                                       180              60,480
  Utilities                                                550             184,800
  Repair and Maintenance                                   250              84,000
  Apartment Turnover                                       250              84,000
  Contract Services                                        250              84,000
  Advertising and Promotion                                300             100,800
  Administrative                                           150              50,400
  Payroll                                                1,150             386,400
  Management Fee                       3.50%               253              85,124
  Reserves for Replacement                                 200              67,200
                                                  ------------       -------------
OPERATING EXPENSES                                $      3,972       $   1,334,519
                                                  ------------       -------------
OPERATING EXPENSE RATIO                                                      54.87%
NET OPERATING INCOME                              $      3,267       $   1,097,602
OAR                                                                  /        6.25%
                                                  ------------       -------------
VALUE INDICATION                                                     $  17,560,000
ROUNDED                                                              $  17,600,000
VALUE PER UNIT                                                       $      52,262

                                    CAP RATE         VALUE
                                    --------      ------------
MATRIX ANALYSIS
                                      6.00%       $ 18,293,400
                                      6.25%       $ 17,561,600
                                      6.50%       $ 16,886,200

Compiled by CBRE

GREENSPOINT APARTMENTS                            INCOME CAPITALIZATION APPROACH

DISCOUNTED CASH FLOW ANALYSIS

The DCF assumptions concluded for the subject are summarized as follows:

                   SUMMARY OF DISCOUNTED CASH FLOW ASSUMPTIONS

GENERAL ASSUMPTIONS

  Start Date                                       Apr-05
  Terms of Analysis                              10 Years
  Software                                          Excel

GROWTH RATE ASSUMPTIONS

  Income Growth                                      3.00%
  Expense Growth                                     3.00%
  Inflation (CPI)                                    3.00%
  Real Estate Tax Growth                             3.00%

MARKET RATES - YEAR 1

  Average Rent ($/Unit/Yr.)                      $  8,540
  Total Operating Expenses ($/Unit/Yr.)          $  3,972

OCCUPANCY ASSUMPTIONS

  Current Occupancy                                 95.83%
  Stabilized Occupancy                              87.00%
  Credit Loss                                        3.00%
  Stabilized Occupancy (w/C redit Loss)             84.00%
  Loss to Lease                                       3.0%
  Concessions                                         8.0%

FINANCIAL ASSUMPTIONS

  Discount Rate                                      9.00%
  Terminal Capitalization Rate                       7.00%

OTHER ASSUMPTIONS

  Cost of Sale                                       2.00%
  Capital Expenses (Deferred Maintenance)        $      0

Compiled by CBRE

GENERAL ASSUMPTIONS

The DCF analysis utilizes a 10-year projection period with fiscal year inflation and discounting. This is consistent with current investor assumptions. The analysis is done with Excel software.

GROWTH RATE ASSUMPTIONS

The inflation and growth rates for the DCF analysis have been estimated by analyzing the expectations typically used by buyers and sellers in the local marketplace. Published investor surveys, an analysis of

GREENSPOINT APARTMENTS                            INCOME CAPITALIZATION APPROACH

the Consumer Price Index (CPI), as well as CBRE's survey of brokers and investors active in the local market form the foundation for the selection of the appropriate growth rates.

                                SUMMARY OF GROWTH RATES

Investment Type                             Rent    Expenses   Inflation
---------------------------------------     ----    --------   ---------
U.S. Bureau of Labor Statistics (CPI-U)
  10-Year Snapshot Average as of Mar-05                          2.47%

Apartments
  Class A - Average                         2.88%     2.96%      2.98%
  Class B - Average                         3.02%     2.91%      2.98%
  Class C - Average                         3.42%     2.83%      3.00%
CBRE ESTIMATE                               3.00%     3.00%      3.00%

Source: C BRE National & www.bls.gov Investor Survey

The inflation and growth rates for the DCF analysis have been estimated by analyzing the expectations typically used by buyers and sellers active in the local marketplace. Published investor surveys, an analysis of the Consumer Price Index (CPI), as well as CBRE's survey of brokers and investors active in the local marketplace form the foundation for the selection of the appropriate growth rates.

LEASING ASSUMPTIONS

The previously concluded pro forma income and expenses have been utilized as the basis for Year 1 of the holding period. All subsequent years vary according to the growth rate assumptions applied to the Year 1 estimate.

OCCUPANCY ASSUMPTIONS

The occupancy rate over the holding period is based on the subject's estimated stabilized occupancy rate and estimated lease-up period to achieve a stabilized occupancy position. In anticipation of a reduction in concessions over the next several years, we have stepped down the effective vacancy rate over the first four years of analysis.

FINANCIAL ASSUMPTIONS

Discount Rate Analysis

Similar to overall capitalization rates, there has been a significant reduction in discount rates over the past several months. Once again, this is due to several factors. First, interest rates on commercial loans have dropped substantially over the past year. This has allowed investors to accept lower overall property yields, but still maintain acceptable equity yield rates. Secondly, the stock market volatility and lack of value appreciation, and lower interest rates have adversely impacted the returns on "safe" investment vehicles such as money market funds, certificates of deposit, etc. have resulted in

GREENSPOINT APARTMENTS                            INCOME CAPITALIZATION APPROACH

more funds being invested in real estate. In turn, this has caused discount rate to decline. The investment market appears to be reacting to this by accepting lower returns on real estate, which, in comparison to other investment vehicles, remain high. The results of the most recent National Investor Survey, published by CBRE, are summarized in the following table.

                                 DISCOUNT RATES

Investment Type                               Rate Range       Average
---------------                             -------------      -------
Apartments
  Class A                                   6.50% - 10.00%      8.15%
  Class B                                   6.50% -  9.50%      8.57%
  Class C                                   7.00% - 10.00%      9.17%
CBRE ESTIMATE                                                   9.00%

Source: CBRE National Investor Survey

Based on discussions with some institutional clients, including RREEF, Prudential, UBS Investors, CalPERS, Teachers, CBRE Investors, etc., it appears that the market is continuing to get even more aggressive with regard to trading real estate. Part of what is driving this is that fund sponsors (the people supplying the money to be invested) are increasing the dollars they are allocating to real estate. Whereas the fund sponsors have historically allocated 6-8% of their overall fund to real estate, two sponsors have recently raised their allocations from 6% to 10%. The effect of just these two sizeable pension funds increasing their allocations is to put several hundred million more dollars out into the market chasing real estate deals. Some of the investment advisors mentioned that they literally don't know how they are going to get all of the money invested, but that it will for sure result increasing downward pressure on investment rates.

The subject is a Class B project located in a fully developed market. Rent growth has been generally stagnant over the last several years, but there is reasonable expectations for an improvement in leasing and occupancy over the next several years. Given these trends, the subject's discount rate is reconciled towards the upper portion of the range supported by the National Investor Survey. The conclusion is consistent with the going in OAR and the long term growth rate in income and value.

Terminal Capitalization Rate

The reversionary value of the subject is based on an assumed sale at the end of the holding period based on capitalizing the Year 11 NOI at a terminal capitalization rate. Typically, for properties similar to the subject, terminal capitalization rates are 50 to 100 basis points higher than going-in capitalization rates (OARs). This is a result of the uncertainty of future economic conditions and the natural aging of the property.

GREENSPOINT APARTMENTS                            INCOME CAPITALIZATION APPROACH

                          TERMINAL CAPITALIZATION RATES

Investment Type                              Rate Range        Average
---------------                             ------------       -------
Apartments
  Class A                                   5.50% - 8.50%       6.64%
  Class B                                   5.50% - 8.25%       6.98%
  Class C                                   6.50% - 9.00%       7.96%
CBRE ESTIMATE                                                   7.00%

Source: C BRE National Investor Survey

DISCOUNTED CASH FLOW CONCLUSION

The DCF schedule(s) and value conclusions are depicted on the following page(s).

GREENSPOINT APARTMENTS                            INCOME CAPITALIZATION APPROACH

[CBRE LOGO]                  GREENSPOINT APARTMENTS
                         DISCOUNTED CASH FLOW ANALYSIS
                                 BEGINNING 04/05

YEAR                              1          2           3           4           5           6
                             ----------  ----------  ----------  ----------  ----------  ----------
REVENUE

 Potential Rental Income     $2,869,344  $2,955,424  $3,044,087  $3,135,410  $3,229,472  $3,326,356
 Less: Loss to Lease           ($86,080)   ($88,663)   ($91,323)   ($94,062)   ($96,884)   ($99,791)
 Less: Concessions            ($229,548)  ($236,434)  ($243,527)  ($250,833)  ($258,358)  ($266,108)
 Credit Loss                    (76,611)    (78,910)    (81,277)    (83,715)    (86,227)    (88,814)
 Vacancy                       (331,983)   (315,639)   (298,016)   (279,051)   (287,423)   (296,046)
 Other Income                   287,000     295,610     304,478     313,612     323,020     332,711
                             ----------  ----------  ----------  ----------  ----------  ----------
Effective Gross Income       $2,432,122  $2,531,388  $2,634,422  $2,741,360  $2,823,600  $2,908,308

EXPENSES

 Real Estate Taxes             $147,315    $151,735    $156,287    $160,976    $165,805    $170,779
 Property Insurance              60,480      62,294      64,163      66,088      68,071      70,113
 Utilities                      184,800     190,344     196,054     201,936     207,994     214,234
 Repair and Maintenance          84,000      86,520      89,116      91,789      94,543      97,379
 Apartment Turnover              84,000      86,520      89,116      91,789      94,543      97,379
 Contract Services               84,000      86,520      89,116      91,789      94,543      97,379
 Advertising and                100,800     103,824     106,939     110,147     113,451     116,855
 Promotion
 Administrative                  50,400      51,912      53,469      55,073      56,725      58,427
 Payroll                        386,400     397,992     409,932     422,230     434,897     447,944
 Management Fee                  85,124      88,599      92,205      95,948      98,826     101,791
 Reserves for Replacement        67,200      69,216      71,292      73,431      75,634      77,903
                             ----------  ----------  ----------  ----------  ----------  ----------
TOTAL EXPENSES               $1,334,519  $1,375,476  $1,417,689  $1,461,196  $1,505,032  $1,550,183
                             ----------  ----------  ----------  ----------  ----------  ----------
NET INCOME                   $1,097,602  $1,155,913  $1,216,733  $1,280,164  $1,318,568  $1,358,126
                             ==========  ==========  ==========  ==========  ==========  =========
 Assumptions:
 Income Growth                      N/A        3.00%       3.00%       3.00%       3.00%       3.00%
 Loss to Lease                     3.00%       3.00%       3.00%       3.00%       3.00%       3.00%
 Concessions                       8.00%       8.00%       8.00%       8.00%       8.00%       8.00%
 Credit Loss                       3.00%       3.00%       3.00%       3.00%       3.00%       3.00%
 Vacancy                          13.00%      12.00%      11.00%      10.00%      10.00%      10.00%
 Tax Expense Growth                 N/A        3.00%       3.00%       3.00%       3.00%       3.00%
 Op. Expense Growth                 N/A        3.00%       3.00%       3.00%       3.00%       3.00%
 Management Fee                    3.50%
 Cost of Sale                      2.00%

YEAR                             7           8          9            10       REVERSION
                             ----------  ----------  ----------  ----------  ----------
REVENUE

 Potential Rental Income     $3,426,147  $3,528,931  $3,634,799  $3,743,843  $3,856,158
 Less: Loss to Lease          ($102,784)  ($105,868)  ($109,044)  ($112,315)  ($115,685)
 Less: Concessions            ($274,092)  ($282,314)  ($290,784)  ($299,507)  ($308,493)
 Credit Loss                    (91,478)    (94,222)    (97,049)    (99,961)   (102,959)
 Vacancy                       (304,927)   (314,075)   (323,497)   (333,202)   (343,198)
 Other Income                   342,692     352,973     363,562     374,469     385,703
                             ----------  ----------  ----------  ----------  ----------
EFFECTIVE GROSS INCOME       $2,995,558  $3,085,424  $3,177,987  $3,273,327  $3,371,526

EXPENSES

 Real Estate Taxes             $175,902    $181,179    $186,614    $192,212    $197,978
 Property Insurance              72,216      74,382      76,613      78,911      81,278
 Utilities                      220,661     227,281     234,099     241,122     248,356
 Repair and Maintenance         100,300     103,309     106,408     109,600     112,888
 Apartment Turnover             100,300     103,309     106,408     109,600     112,888
 Contract Services              100,300     103,309     106,408     109,600     112,888
 Advertising and                120,361     123,972     127,691     131,522     135,468
 Promotion
 Administrative                  60,180      61,985      63,845      65,760      67,733
 Payroll                        461,382     475,223     489,480     504,164     519,289
 Management Fee                 104,845     107,990     111,230     114,566     118,003
 Reserves for Replacement        80,240      82,647      85,126      87,680      90,310

TOTAL EXPENSES               $1,596,687  $1,644,586  $1,693,922  $1,744,737  $1,797,079
                             ----------  ----------  ----------  ----------  ----------
NET INCOME                   $1,398,871  $1,440,838  $1,484,065  $1,528,589  $1,574,447
                             ----------  ----------  ----------  ----------  ----------
ASSUMPTIONS:

 Income Growth                     3.00%       3.00%       3.00%       3.00%       3.00%
 Loss to Lease                     3.00%       3.00%       3.00%       3.00%       3.00%
 Concessions                       8.00%       8.00%       8.00%       8.00%       8.00%
 Credit Loss                       3.00%       3.00%       3.00%       3.00%       3.00%
 Vacancy                          10.00%      10.00%      10.00%      10.00%      10.00%
 Tax Expense Growth                3.00%       3.00%       3.00%       3.00%       3.00%
 Op. Expense Growth                3.00%       3.00%       3.00%       3.00%       3.00%
 Management Fee
 Cost of Sale

                                    [GRAPH]

                    6.75%              7.00%            7.25%
                    -----              -----            -----
IRR
8.75%             18,288,318         17,935,461       17,606,938
9.00%             17,966,180         17,621,332       17,300,267
9.25%             17,651,336         17,314,299       17,000,506

RECONCILED VALUE INDICATION (ROUNDED):               $17,621,332

DEFERRED MAINTENANCE:                                $         0
                                                     -----------
AS-IS VALUE INDICATION (ROUNDED):                    $17,600,000

                                                     $    52,381/Unit


GREENSPOINT APARTMENTS                            INCOME CAPITALIZATION APPROACH

CONCLUSION OF INCOME CAPITALIZATION APPROACH

The conclusions via the valuation methods employed for this approach are as follows:

                      INCOME CAPITALIZATION APPROACH VALUES
Direct Capitalization Method                                    $17,600,000
Discounted Cash Flow Analysis                                   $17,600,000
Reconciled Value                                                $17,600,000

Compiled by CBRE

Primary emphasis has been placed on Direct Capitalization. This method is considered to best reflect the actions of buyers and sellers currently active in this market.

GREENSPOINT APARTMENTS                                   RECONCILIATION OF VALUE

                             RECONCILIATION OF VALUE

The value indications from the approaches to value are summarized as follows:

                          SUMMARY OF VALUE CONCLUSIONS

COST APPROACH                                                        $18,000,000
SALES COMPARISON APPROACH                                            $17,500,000
INCOME CAPITALIZATION APPROACH                                       $17,600,000
RECONCILED VALUE                                                     $17,600,000

COMPILED BY CBRE

The Cost Approach typically gives a reliable value indication when there is evidence for the replacement cost estimate and when there is minimal depreciation contributing to a loss in value which must be estimated. Neither factor applies to the subject. In terms of modeling investor behavior the Cost Approach is considered to be the least reliable method of valuation for the subject. Therefore, no emphasis is placed upon the Cost Approach.

In the Sales Comparison Approach, the subject property is compared to similar properties that have been sold recently or for which listing prices or offers are known. The sales used in this analysis are considered fairly comparable to the subject, and the required adjustments were based on reasonable and well supported rationale. In addition, market participants are currently analyzing purchase prices on investment properties as they relate to available substitutes in the market. Therefore, the Sales Comparison Approach is considered to provide a reliable value indication and has been given emphasis in the final value reconciliation.

The Income Capitalization Approach is applicable to the subject property since it is an income producing property leased in the open market. This technique best reflects the actions and motivation of the most probable buyer of the subject, and this technique most closely corresponds with the current sale of the subject. Therefore, the Income Capitalization Approach is considered to be a reasonable and substantiated value indicator and has been heavily weighted in the final value estimate.

Based on the foregoing, the market value of the subject has been concluded as follows:

                            MARKET VALUE CONCLUSION

APPRAISAL PREMISE    INTEREST APPRAISED      EXPOSURE         DATE OF VALUE   VALUE CONCLUSION
-----------------    ------------------      --------         -------------   ----------------
     As Is           Fee Simple Estate       6 to 12 Months   April 18, 2005  $17,600,000

Compiled by CBRE

GREENSPOINT APARTMENTS                                   RECONCILIATION OF VALUE

SPECIAL ASSUMPTIONS

None noted.

GREENSPOINT APARTMENTS                      ASSUMPTIONS AND LIMITING CONDITIONS

                       ASSUMPTIONS AND LIMITING CONDITIONS

1. Unless otherwise specifically noted in the body of the report, it is assumed that title to the property or properties appraised is clear and marketable and that there are no recorded or unrecorded matters or exceptions to title that would adversely affect marketability or value. CBRE is not aware of any title defects nor has it been advised of any unless such is specifically noted in the report. CBRE, however, has not examined title and makes no representations relative to the condition thereof. Documents dealing with liens, encumbrances, easements, deed restrictions, clouds and other conditions that may affect the quality of title have not been reviewed. Insurance against financial loss resulting in claims that may arise out of defects in the subject property's title should be sought from a qualified title company that issues or insures title to real property.

2. Unless otherwise specifically noted in the body of this report, it is assumed: that the existing improvements on the property or properties being appraised are structurally sound, seismically safe and code conforming; that all building systems (mechanical/electrical, HVAC, elevator, plumbing, etc.) are in good working order with no major deferred maintenance or repair required; that the roof and exterior are in good condition and free from intrusion by the elements; that the property or properties have been engineered in such a manner that the improvements, as currently constituted, conform to all applicable local, state, and federal building codes and ordinances. CBRE professionals are not engineers and are not competent to judge matters of an engineering nature. CBRE has not retained independent structural, mechanical, electrical, or civil engineers in connection with this appraisal and, therefore, makes no representations relative to the condition of improvements. Unless otherwise specifically noted in the body of the report: no problems were brought to the attention of CBRE by ownership or management; CBRE inspected less than 100% of the entire interior and exterior portions of the improvements; and CBRE was not furnished any engineering studies by the owners or by the party requesting this appraisal. If questions in these areas are critical to the decision process of the reader, the advice of competent engineering consultants should be obtained and relied upon. It is specifically assumed that any knowledgeable and prudent purchaser would, as a precondition to closing a sale, obtain a satisfactory engineering report relative to the structural integrity of the property and the integrity of building systems. Structural problems and/or building system problems may not be visually detectable. If engineering consultants retained should report negative factors of a material nature, or if such are later discovered, relative to the condition of improvements, such information could have a substantial negative impact on the conclusions reported in this appraisal. Accordingly, if negative findings are reported by engineering consultants, CBRE reserves the right to amend the appraisal conclusions reported herein.

3. Unless otherwise stated in this report, the existence of hazardous material, which may or may not be present on the property was not observed by the appraisers. CBRE has no knowledge of the existence of such materials on or in the property. CBRE, however, is not qualified to detect such substances. The presence of substances such as asbestos, urea formaldehyde foam insulation, contaminated groundwater or other potentially hazardous materials may affect the value of the property. The value estimate is predicated on the assumption that there is no such material on or in the property that would cause a loss in value. No responsibility is assumed for any such conditions, or for any expertise or engineering knowledge required to discover them. The client is urged to retain an expert in this field, if desired.

      We have inspected, as thoroughly as possible by observation, the land; however, it was impossible to personally inspect conditions beneath the soil. Therefore, no representation is made as to these matters unless specifically considered in the appraisal.

4. All furnishings, equipment and business operations, except as specifically stated and typically considered as part of real property, have been disregarded with only real property being considered in the report unless otherwise stated. Any existing or proposed improvements, on or off-site, as well as any alterations or repairs considered, are assumed to be completed in a workmanlike manner according to standard practices based upon the information submitted to CBRE This report may be subject to amendment upon re-inspection of the subject property subsequent to repairs, modifications, alterations and completed new construction. Any estimate of Market Value is as of the date indicated; based upon the information, conditions and projected levels of operation.

5. It is assumed that all factual data furnished by the client, property owner, owner's representative, or persons designated by the client or owner to supply said data are accurate and correct unless otherwise specifically noted in the appraisal report. Unless otherwise specifically noted in the appraisal report, CBRE has no reason to believe that any of the data furnished contain any material error. Information and data referred to in this paragraph include, without being limited to, numerical street addresses, lot and block numbers, Assessor's Parcel Numbers, land dimensions, square footage area of the land, dimensions of the improvements, gross building areas, net rentable areas, usable areas, unit count, room count, rent schedules, income data, historical operating expenses, budgets, and related data. Any material error in any of the above data could have a substantial impact on the conclusions reported. Thus, CBRE reserves the right to amend conclusions reported if made aware of any such error. Accordingly, the client-addressee should carefully review

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GREENSPOINT APARTMENTS                       ASSUMPTIONS AND LIMITING CONDITIONS

      all assumptions, data, relevant calculations, and conclusions within 30 days after the date of delivery of this report and should immediately notify CBRE of any questions or errors.

6. The date of value to which any of the conclusions and opinions expressed in this report apply, is set forth in the Letter of Transmittal. Further, that the dollar amount of any value opinion herein rendered is based upon the purchasing power of the American Dollar on that date. This appraisal is based on market conditions existing as of the date of this appraisal. Under the terms of the engagement, we will have no obligation to revise this report to reflect events or conditions which occur subsequent to the date of the appraisal. However, CBRE will be available to discuss the necessity for revision resulting from changes in economic or market factors affecting the subject.

7. CBRE assumes no private deed restrictions, limiting the use of the subject property in any way.

8. Unless otherwise noted in the body of the report, it is assumed that there are no mineral deposit or subsurface rights of value involved in this appraisal, whether they be gas, liquid, or solid. Nor are the rights associated with extraction or exploration of such elements considered unless otherwise stated in this appraisal report. Unless otherwise stated it is also assumed that there are no air or development rights of value that may be transferred.

9. CBRE is not aware of any contemplated public initiatives, governmental development controls, or rent controls that would significantly affect the value of the subject.

10. The estimate of Market Value, which may be defined within the body of this report, is subject to change with market fluctuations over time. Market value is highly related to exposure, time promotion effort, terms, motivation, and conclusions surrounding the offering. The value estimate(s) consider the productivity and relative attractiveness of the property, both physically and economically, on the open market.

11. Any cash flows included in the analysis are forecasts of estimated future operating characteristics are predicated on the information and assumptions contained within the report. Any projections of income, expenses and economic conditions utilized in this report are not predictions of the future. Rather, they are estimates of current market expectations of future income and expenses. The achievement of the financial projections will be affected by fluctuating economic conditions and is dependent upon other future occurrences that cannot be assured. Actual results may vary from the projections considered herein. CBRE does not warrant these forecasts will occur. Projections may be affected by circumstances beyond the current realm of knowledge or control of CBRE.

12. Unless specifically set forth in the body of the report, nothing contained herein shall be construed to represent any direct or indirect recommendation of CBRE to buy, sell, or hold the properties at the value stated. Such decisions involve substantial investment strategy questions and must be specifically addressed in consultation form.

13. Also, unless otherwise noted in the body of this report, it is assumed that no changes in the present zoning ordinances or regulations governing use, density, or shape are being considered. The property is appraised assuming that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state, nor national government or private entity or organization have been or can be obtained or renewed for any use on which the value estimates contained in this report is based, unless otherwise stated.

14. This study may not be duplicated in whole or in part without the specific written consent of CBRE nor may this report or copies hereof be transmitted to third parties without said consent, which consent CBRE reserves the right to deny. Exempt from this restriction is duplication for the internal use of the client-addressee and/or transmission to attorneys, accountants, or advisors of the client-addressee. Also exempt from this restriction is transmission of the report to any court, governmental authority, or regulatory agency having jurisdiction over the party/parties for whom this appraisal was prepared, provided that this report and/or its contents shall not be published, in whole or in part, in any public document without the express written consent of CBRE which consent CBRE reserves the right to deny. Finally, this report shall not be advertised to the public or otherwise used to induce a third party to purchase the property or to make a "sale" or "offer for sale" of any "security", as such terms are defined and used in the Securities Act of 1933, as amended. Any third party, not covered by the exemptions herein, who may possess this report, is advised that they should rely on their own independently secured advice for any decision in connection with this property. CBRE shall have no accountability or responsibility to any such third party.

15. Any value estimate provided in the report applies to the entire property, and any pro ration or division of the title into fractional interests will invalidate the value estimate, unless such pro ration or division of interests has been set forth in the report.

16. The distribution of the total valuation in this report between land and improvements applies only under the existing program of utilization. Component values for land and/or buildings are not intended to be used in conjunction with any other property or appraisal and are invalid if so used.

GREENSPOINT APARTMENTS                       ASSUMPTIONS AND LIMITING CONDITIONS

17. The maps, plats, sketches, graphs, photographs and exhibits included in this report are for illustration purposes only and are to be utilized only to assist in visualizing matters discussed within this report. Except as specifically stated, data relative to size or area of the subject and comparable properties has been obtained from sources deemed accurate and reliable. None of the exhibits are to be removed, reproduced, or used apart from this report.

18. No opinion is intended to be expressed on matters which may require legal expertise or specialized investigation or knowledge beyond that customarily employed by real estate appraisers. Values and opinions expressed presume that environmental and other governmental restrictions/conditions by applicable agencies have been met, including but not limited to seismic hazards, flight patterns, decibel levels/noise envelopes, fire hazards, hillside ordinances, density, allowable uses, building codes, permits, licenses, etc. No survey, engineering study or architectural analysis has been made known to CBRE unless otherwise stated within the body of this report. If the Consultant has not been supplied with a termite inspection, survey or occupancy permit, no responsibility or representation is assumed or made for any costs associated with obtaining same or for any deficiencies discovered before or after they are obtained. No representation or warranty is made concerning obtaining these items. CBRE assumes no responsibility for any costs or consequences arising due to the need, or the lack of need, for flood hazard insurance. An agent for the Federal Flood Insurance Program should be contacted to determine the actual need for Flood Hazard Insurance.

19. Acceptance and/or use of this report constitutes full acceptance of the Contingent and Limiting Conditions and special assumptions set forth in this report. It is the responsibility of the Client, or client's designees, to read in full, comprehend and thus become aware of the aforementioned contingencies and limiting conditions. Neither the Appraiser nor CBRE assumes responsibility for any situation arising out of the Client's failure to become familiar with and understand the same. The Client is advised to retain experts in areas that fall outside the scope of the real estate appraisal/consulting profession if so desired.

20. CBRE assumes that the subject property analyzed herein will be under prudent and competent management and ownership; neither inefficient or super-efficient.

21. It is assumed that there is full compliance with all applicable federal, state, and local environmental regulations and laws unless noncompliance is stated, defined and considered in the appraisal report.

22. No survey of the boundaries of the property was undertaken. All areas and dimensions furnished are presumed to be correct. It is further assumed that no encroachments to the realty exist.

23. The Americans with Disabilities Act (ADA) became effective January 26, 1992. Notwithstanding any discussion of possible readily achievable barrier removal construction items in this report, CBRE has not made a specific compliance survey and analysis of this property to determine whether it is in conformance with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the ADA. If so, this fact could have a negative effect on the value estimated herein. Since CBRE has no specific information relating to this issue, nor is CBRE qualified to make such an assessment, the effect of any possible non-compliance with the requirements of the ADA was not considered in estimating the value of the subject property.

24. Client shall not indemnify Appraiser or hold Appraiser harmless unless and only to the extent that the Client misrepresents, distorts, or provides incomplete or inaccurate appraisal results to others, which acts of the Client proximately result in damage to Appraiser. The Client shall indemnify and hold Appraiser harmless from any claims, expenses, judgments or other items or costs arising as a result of the Client's failure or the failure of any of the Client's agents to provide a complete copy of the appraisal report to any third party. In the event of any litigation between the parties, the prevailing party to such litigation shall be entitled to recover from the other reasonable attorney fees and costs.

25. The report is for the sole use of the client; however, client may provide only complete, final copies of the appraisal report in its entirety (but not component parts) to third parties who shall review such reports in connection with loan underwriting or securitization efforts. Appraiser is not required to explain or testify as to appraisal results other than to respond to the client for routine and customary questions. Please note that our consent to allow an appraisal report prepared by CBRE or portions of such report, to become part of or be referenced in any public offering, the granting of such consent will be at our sole discretion and, if given, will be on condition that we will be provided with an Indemnification Agreement and/or Non-Reliance letter, in a form and content satisfactory to us, by a party satisfactory to us. We do consent to your submission of the reports to rating agencies, loan participants or your auditors in its entirety (but not component parts) without the need to provide us with an Indemnification Agreement and/or Non-Reliance letter.

26. As part of the clients requested scope of work we have provided an estimate of Insurable value. We have followed appraisal standards to develop a reasonable calculation based upon Industry practices and Industry accepted manuals such as Marshall Cost Estimator. The method we employ is a derivation of the Cost Approach, which is primarily used

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GREENSPOINT APARTMENTS                       ASSUMPTIONS AND LIMITING CONDITIONS

      as an academic exercise to help support our market value estimate and therefore is not reliable for Insurable Value estimates. Actual construction costs and related estimates can vary greatly from this estimate.

      This analysis should not be relied upon to determine proper insurance coverage, which can only be properly estimated by consultants considered experts in cost estimation and insurance underwriting. It is provided to aid our client as part of their overall decision making process and we make no representations or warranties regarding the accuracy of this estimate and strongly recommend other sources be utilized to develop any estimate of Insurable value.

GREENSPOINT APARTMENTS                                                   ADDENDA

                                     ADDENDA

--------------------------------------------------------------------------------
GREENSPOINT APARTMENTS                                                ADDENDUM A
--------------------------------------------------------------------------------

                                   ADDENDUM A

                                GLOSSARY OF TERMS

GREENSPOINT APARTMENTS                                                ADDENDUM A

ASSESSED VALUE Assessed value applies in ad valorem taxation and refers to the value of a property according to the tax rolls. Assessed value may not conform to market value, but it is usually calculated in relation to a market value base. +

CASH EQUIVALENCY The procedure in which the sale prices of comparable properties sold with atypical financing are adjusted to reflect typical market terms.

CONTRACT, COUPON, FACE, OR NOMINAL RENT The nominal rent payment specified in the lease contract. It does not reflect any offsets for free rent, unusual tenant improvement conditions, or other factors that may modify the effective rent payment.

COUPON RENT
      See Contract, Coupon, Face, or Nominal Rent

EFFECTIVE RENT 1) The rental rate net of financial concessions such as periods of no rent during a lease term; may be calculated on a discounted basis, reflecting the time value of money, or on a simple, straight-line basis. ++ 2) The economic rent paid by the lessee when normalized to account for financial concessions, such as escalation clauses, and other factors. Contract, or normal, rents must be converted to effective rents to form a consistent basis of comparison between comparables.

EXCESS LAND In regard to an improved site, the land not needed to serve or support the existing improvement. In regard to a vacant site or a site considered as though vacant, the land no needed to accommodate the site's primary highest and best use. Such land may be separated from the larger site and have its own highest and best use, or it may allow for future expansion of the existing or anticipated improvement. See also surplus land. ++

FACE RENT
      See  Contract, Coupon, Face, or Nominal Rent

FEE SIMPLE ESTATE Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat. ++

FLOOR AREA RATIO (FAR) The relationship between the above-ground floor area of a building, as described by the building code, and the area of the plot on which it stands; in planning and zoning, often expressed as a decimal, e.g., a ratio of 2.0 indicates that the permissible floor area of a building is twice the total land area; also called building-to-land ratio.
      ++

FULL SERVICE LEASE A lease in which rent covers all operating expenses.
      Typically, full service leases are combined with an expense stop, the expense level covered by the contract lease payment. Increases in expenses above the expense stop level are passed through to the tenant and are known as expense pass-throughs.

GOING CONCERN VALUE Going concern value is the value of a proven property operation. It includes the incremental value associated with the business concern, which is distinct from the value of the real estate only. Going concern value includes an intangible enhancement of the value of an operating business enterprise which is produced by the assemblage of the land, building, labor, equipment, and marketing operation. This process creates an economically viable business that is expected to continue. Going concern value refers to the total value of a property, including both real property and intangible personal property attributed to the business value. +

GROSS BUILDING AREA (GBA) The sum of all areas at each floor as measured to the exterior walls.

INSURABLE VALUE Insurable Value is based on the replacement and/or reproduction cost of physical items that are subject to loss from hazards. Insurable value is that portion of the value of an asset or asset group that is acknowledged or recognized under the provisions of an applicable loss insurance policy. This value is often controlled by state law and varies from state to state. +

INVESTMENT VALUE Investment value is the value of an investment to a particular investor based on his or her investment requirements. In contrast to market value, investment value is value to an individual, not value in the marketplace. Investment value reflects the subjective relationship between a particular investor and a given investment. When measured in dollars, investment value is the price an investor would pay for an investment in light of its perceived capacity to satisfy his or her desires, needs, or investment goals. To estimate investment value, specific investment criteria must be known. Criteria to evaluate a real estate investment are not necessarily set down by the individual investor; they may be established by an expert on real estate and its value, that is, an appraiser. +

LEASED FEE
      See leased fee estate

LEASED FEE ESTATE An ownership interest held by a landlord with the right of use and occupancy conveyed by lease to others. The rights of the lessor (the leased fee owner) and the leased fee are specified by contract terms contained within the lease.++

GREENSPOINTS APARTMENTS                                               ADDENDUM A

LEASEHOLD
      See leasehold estate

LEASEHOLD ESTATE The interest held by the lessee (the tenant or renter) through a lease conveying the rights of use and occupancy for a stated term under certain conditions.++

LOAD FACTOR The amount added to usable area to calculate the rentable area. It is also referred to as a "rentable add-on factor" which, according to BOMA, "is computed by dividing the difference between the usable square footage and rentable square footage by the amount of the usable area. Convert the figure into a percentage by multiplying by 100.

MARKET RENT The most probable rent that a property should bring in a competitive and open market reflecting all conditions and restrictions of the specified lease agreement including term, rental adjustment and revaluation, permitted uses, use restrictions, and expense obligations. ++

MARKET VALUE Market value is one of the central concepts of the appraisal practice. Market value is differentiated from other types of value in that it is created by the collective patterns of the market. Market value means the most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller each acting prudently and knowledgeably, and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby: 1) A reasonable time is allowed for exposure in the open market; 2) Both parties are well informed or well advised, and acting in what they consider their own best interests; 3) Buyer and seller are typically motivated; 4) Payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and 5) The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.Section

MARKETING PERIOD The time it takes an interest in real property to sell on the market subsequent to the date of an appraisal. ++

NET LEASE Lease in which all or some of the operating expenses are paid directly by the tenant. The landlord never takes possession of the expense payment. In a Triple Net Lease all operating expenses are the responsibility of the tenant, including property taxes, insurance, interior maintenance, and other miscellaneous expenses. However, management fees and exterior maintenance are often the responsibility of the lessor in a triple net lease. A modified net lease is one in which some expenses are paid separately by the tenant and some are included in the rent.

NET RENTABLE AREA (NRA) 1) The area on which rent is computed. 2) The Rentable
      Area of a floor shall be computed by measuring to the inside finished surface of the dominant portion of the permanent outer building walls, excluding any major vertical penetrations of the floor. No deductions shall be made for columns and projections necessary to the building. Include space such as mechanical room, janitorial room, restrooms, and lobby of the floor. *

NOMINAL RENT
      See  Contract, Coupon, Face, or Nominal Rent

OCCUPANCY RATE The relationship or ratio between the income received from the rented units in a property and the income that would be received if all the units were occupied.++

PROSPECTIVE FUTURE VALUE "UPON COMPLETION OF CONSTRUCTION" prospective future value "upon completion of construction" is the prospective value of a property on the future date that construction is completed, based upon market conditions forecast to exist, as of that completion date. The value estimate at this stage is stated in current dollars unless otherwise indicated.

PROSPECTIVE FUTURE VALUE "UPON REACHING STABILIZED OCCUPANCY" Prospective future value "upon reaching stabilized occupancy" is the prospective value of a property at a future point in time when all improvements have been physically constructed and the property has been leased to its optimum level of long-term occupancy. The value estimate at this stage is stated in current dollars unless otherwise indicated.

REASONABLE EXPOSURE TIME The estimated length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at market value on the effective date of the appraisal; a retrospective estimate based upon an analysis of past events assuming a competitive and open market. ++

RENT
      See
      full service lease
      net lease
      market rent
      contract, coupon, face, or nominal rent
      effective rent

SHELL SPACE Space which has not had any interior finishing installed, including even basic improvements such as ceilings and interior walls, as well as partitions, floor coverings, wall coverings, etc..

SURPLUS LAND Land not necessary to support the highest and best use of the existing improvement but, because of physical limitations, building placement, or neighborhood norms, cannot be sold off separately. Such land may or may not contribute positively to value and may or may not accommodate future expansion of an existing or anticipated improvement. See also excess land. ++

USABLE AREA 1) The area actually used by individual tenants. 2) The Usable Area of an office building is computed by measuring to the finished surface of the office side of corridor and other permanent walls, to the center of partitions that separate the office from adjoining usable areas, and to the inside finished surface of the dominant portion of the permanent outer building walls. Excludes areas such as mechanical rooms, janitorial room, restrooms, lobby, and any major vertical penetrations of a multi-tenant floor. *

USE VALUE Use value is a concept based on the productivity of an economic good.
      Use value is the value a specific property has for a specific use. Use value focuses on the value the real estate contributes to the enterprise of which it is a part, without regard to the property's highest and best use or the monetary amount that might be realized upon its sale. +

VALUE APPRAISED During the real estate development process, a property typically progresses from a state of unimproved land to construction of improvements to stabilized occupancy. In general, the market value associated with the property increases during these stages of development. After reaching stabilized occupancy, ongoing forces affect the property during its life, including a physical wear and tear, changing market conditions, etc. These factors continually influence the property's market value at any given point in time.
      See also
      market value "as is" on the appraisal date market value "as if complete" on the appraisal date prospective future value "upon completion of construction" prospective future value "upon reaching stabilized occupancy"

---------------
+ The Appraisal of Real Estate, Twelfth Edition, Appraisal Institute, 2001.

++ The Dictionary of Real Estate Appraisal, Fourth Edition, 2002.

Section The Office of the Comptroller of the Currency, 12 CFR Part 34, Subpart C, -34.42(f), August 24, 1990. This definition is compatible with the definition of market value contained in The Dictionary of Real Estate Appraisal, Third Edition, and the Uniform Standards of Professional Appraisal Practice adopted by the Appraisal Standards Board of The Appraisal Foundation, 1992 edition. This definition is also compatible with the OTS, RTC, FDIC, NCUA, and the Board of Governors of the Federal Reserve System definition of market value.

* 2000 BOMA Experience Exchange Report, Income/Expense Analysis for Office Buildings (Building Owners and Managers Association, 2000)

++ Statement on Appraisal Standard No. 6, Appraisal Standards Board of The Appraisal Foundation, September 19, 1992.

GREENSPOINT APARTMENTS                                                ADDENDUM B

                                   ADDENDUM B

                             ADDITIONAL PHOTOGRAPHS

GREENSPOINT APARTMENTS                                                ADDENDUM B

                                    [PICTURE]

                                    CLUBHOUSE

                                    [PICTURE]

                                  MODEL KITCHEN

GREENSPOINT APARTMENTS                                                ADDENDUM B

                                    [PICTURE]

                       TYPICAL FULL SIZE WASHER AND DRYER

                                    [PICTURE]

                                MODEL LIVING ROOM

GREENSPOINT APARTMENTS                                                ADDENDUM B

                                    [PICTURE]

                               VACANT LIVING ROOM

                                    [PICTURE]

                                 COURTYARD VIEWS

GREENSPOINT APARTMENTS                                                ADDENDUM B

                                    [PICTURE]

                              INTERIOR STREET SCENE

                                    [PICTURE]

                 FACING EAST ALONG CACTUS ROAD FROM THE SUBJECT

GREENSPOINT APARTMENTS                                                ADDENDUM C

                                   ADDENDUM C

                            IMPROVED COMPARABLE SALES

GREENSPOINT APARTMENTS                                                ADDENDUM D

                                   ADDENDUM D

                                RENT COMPARABLES

GREENSPOINT APARTMENTS                                                ADDENDUM E

                                   ADDENDUM E

                                 OPERATING DATA

GREENSPOINT APARTMENTS                                                ADDENDUM F

                                   ADDENDUM F

                                 LEGAL DESCRIPTION

GREENSPOINT APARTMENTS                                                ADDENDUM G

                                   ADDENDUM G

                                ENGAGEMENT LETTER

GREENSPOINT APARTMENTS                                                ADDENDUM H

                                   ADDENDUM H

                             MISCELLANEOUS EXHIBITS

GREENSPOINT APARTMENTS                                                ADDENDUM I

                                   ADDENDUM I

                                 QUALIFICATIONS